FILED PURSUANT TO RULE 424(b)(3)
                                               FILE NO. 333-49621

PROSPECTUS


                            Smithfield Foods, Inc.
          OFFER TO EXCHANGE $1,000 PRINCIPAL AMOUNT OF 7 5/8% SENIOR
        SUBORDINATED NOTES DUE 2008 FOR EACH $1,000 PRINCIPAL AMOUNT OF
            OUTSTANDING 7 5/8% SENIOR SUBORDINATED NOTES DUE 2008.

     Smithfield Foods, Inc., a Virginia corporation (the "Company"), hereby offers to exchange (the "Exchange Offer") up to $200,000,000 in aggregate principal amount of its 7 5/8% Senior Subordinated Notes due 2008 (the "Exchange Notes") for up to $200,000,000 in aggregate principal amount of its outstanding 7 5/8% Senior Subordinated Notes due 2008 that were issued and sold in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Senior Subordinated Notes" and, together with the Exchange Notes, the "Notes").

     The terms of the Exchange Notes will be the same in all respects (including principal amount, interest rate, maturity and ranking) as the terms of the Senior Subordinated Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain restrictions on transfer applicable to the Senior Subordinated Notes. The Exchange Notes will be issued under the Indenture, as defined, governing the Senior Subordinated Notes and the Exchange Notes will not be entitled to registration rights except under certain limited circumstances. The Senior Subordinated Notes are, and the Exchange Notes will be, unsecured and will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company and will be effectively subordinated to all obligations of the subsidiaries of the Company. The Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all other subordinated indebtedness of the Company. The Indenture permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. As of February 1, 1998, $200.4 million of Senior Indebtedness was outstanding (excluding $26.0 million of outstanding letters of credit), and the Company had $270.4 million of borrowing availability under the Revolving Credit Facilities (as defined). For a description of the terms of the Exchange Notes, see "Description of the Notes." There will be no cash proceeds to the Company from the Exchange Offer.

The Senior Subordinated Notes were originally issued and sold on February 9, 1998 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act (the "Initial Offering"). Accordingly, the Senior Subordinated Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Subordinated Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Senior Subordinated Notes directly from the Company or (iii) a broker-dealer who acquired Senior Subordinated Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided (continued on next page)

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

                                -------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 9, 1998.

(continued from previous page)

that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Subordinated Notes where such Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution."

     The Senior Subordinated Notes and the Exchange Notes constitute new issues of securities with no established public trading market. The Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for their quotation through the National Association of Securities Dealers Automated Quotation System. Therefore, there can be no assurance as to the development or liquidity of any trading market for the Exchange Notes. Any Senior Subordinated Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Senior Subordinated Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Senior Subordinated Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Senior Subordinated Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Senior Subordinated Notes except under certain limited circumstances. See "Senior Subordinated Notes Registration Rights."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Subordinated Notes being tendered or accepted for exchange. The Exchange Offer will expire at 5:00 p.m., New York time, on July 9, 1998 unless extended (the "Expiration Date"). The date of acceptance for exchange of the Senior Subordinated Notes (the "Exchange Date") will be the Expiration Date, upon surrender of the Senior Subordinated Notes. Senior Subordinated Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance herewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company is required by the terms of the indenture dated as of February 9, 1998 between the Company and SunTrust Bank, Atlanta, as trustee (the "Trustee"), under which the Senior Subordinated Notes were issued, and under which the Exchange Notes are to be issued (the "Indenture"), to furnish the Trustee and the holders of the Notes with annual reports containing consolidated financial statements audited by its independent certified public accountants, with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year and with Current Reports on Form 8-K.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended April 27, 1997, its Quarterly Reports on Form 10-Q for the 13 weeks ended July 27, 1997, 26 weeks ended October 26, 1997 and 40 weeks ended February 1, 1998, and its Current Reports on Form 8-K filed January 17, 1997, August 11, 1997, September 5, 1997, December 24, 1997 and February 10, 1998 have been filed by the Company (SEC File No. 000-02258) with the Commission and are incorporated herein by reference.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents described above that are incorporated by reference herein other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to: Corporate Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430, telephone number (757) 365-3000.

     IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY June 30, 1998.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS

PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                       FOR NEW HAMPSHIRE RESIDENTS ONLY

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT, NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                           FORWARD LOOKING STATEMENTS

     Certain statements in this Prospectus under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Recent Developments" and "Business" constitute forward looking statements. Such forward looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company or any of its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward looking statements. Such risks, uncertainties and other important factors include, among others: availability and prices of raw materials, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, integration of acquisitions and changes in, or the failure or inability to comply with, governmental regulation, including without limitation environmental and health regulations.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in, or incorporated by reference into, this Prospectus. All references to fiscal year in this Prospectus refer to the fiscal year ending on the Sunday closest to April 30 of each year (e.g. "Fiscal 1997" is the Fiscal Year ending on April 27, 1997). All references to the "Company" or "Smithfield Foods" mean Smithfield Foods, Inc., a Virginia corporation, and its consolidated subsidiaries, unless the context indicates otherwise. All share and per share data in this Prospectus have been adjusted to reflect a two-for-one split of the Company's Common Stock, par value $.50 per share (the "Common Stock"), effective September 26, 1997.


                                  The Company

     Smithfield Foods believes it is the largest combined hog slaughterer and further processor of pork in the United States. The Company produces a wide variety of fresh pork and processed meat products which it markets domestically, and increasingly, to over 25 foreign markets including Japan, Russia and Mexico. Since 1975, when current management assumed control of the Company, Smithfield Foods has expanded its production capacity and markets through a combination of strong internal growth and selective acquisitions of regional and multi-regional companies with well-recognized brand identities. The Company's brands include Smithfield Premium, Smithfield Lean Generation Pork, Gwaltney, John Morrell, Patrick Cudahy and Lykes. To complement its hog slaughtering and further processing operations, the Company has vertically integrated into hog production through an 86-percent owned subsidiary and through a joint hog production arrangement with one of the nation's largest hog producers. These hog production operations collectively accounted for 10.1% of the hogs the Company slaughtered in fiscal 1997. In addition, the Company obtains a substantial portion of its hogs under market-indexed, multi-year agreements with several of the nation's largest suppliers of high quality hogs, strategically located in proximity to the Company's hog slaughtering and further processing operations in North Carolina and Virginia. These suppliers accounted for 41.5% of the hogs the Company slaughtered in fiscal 1997.

     The Company's fresh pork and processed meats are available nationwide. In a number of markets, the Company's brands are among the leaders in selected product categories. In recent years, as consumers have become more health conscious, the Company has broadened its product line to include leaner fresh pork products as well as fat-free, lower fat and lower salt processed meats. Management believes that leaner pork products combined with the industry's efforts to heighten public awareness of pork as an attractive protein source have led to increased consumer demand for pork products. In order to capture the growing market for lower fat products, the Company has developed, and is marketing on a national basis, a line of extremely lean, premium fresh pork products under the Smithfield Lean Generation Pork brand to selected retail chains and institutional foodservice customers.

     For the twelve months ended February 1, 1998 (unaudited) and the fiscal year ended April 27, 1997, the Company had sales of $3.9 billion in each period, and EBITDA (as defined herein) of $166.7 million and $132.9 million, respectively. Over the last 10 fiscal years, sales and EBITDA have grown at compound annual growth rates of 17% and 14%, respectively.

     Smithfield commenced operations in 1962 and is a corporation governed by the laws of the Commonwealth of Virginia. Smithfield's principal office is located at 200 Commerce Street, Smithfield, Virginia 23430, telephone number
(757) 365-3000.

     The Company's business is based on four strategic initiatives:

  o Vertical Integration. To complement its hog slaughtering and further processing operations, the Company has vertically integrated into hog production. Management believes that vertical integration gives the Company a number of competitive advantages, including substantial economies of scale from high volume hog production, increased control over product quality and consistency, and operational, logistical, and transportation efficiencies due to the proximity of the Company's hog production operations to its slaughtering and further processing facilities in North Carolina and Virginia. Hog production also reduces the Company's exposure to the fluctuations in profitability historically experienced by the pork processing industry.

  o Advanced Genetics. In May 1991, Smithfield-Carroll's, a joint hog production arrangement between the Company and Carroll's Foods of Virginia, Inc., acquired the exclusive United States franchise rights for genetically developed lines of specialized breeding stock. Smithfield-Carroll's has sub-licensed these franchise rights to certain of the Company's strategic partners. The hogs produced from these genetic lines are among the leanest hogs commercially available, and enable the Company to market highly differentiated pork products. Management believes that the leanness and increased meat yields of these hogs will, over time, improve the Company's profitability with respect to both fresh pork and processed meats.

  o Strategic Acquisitions. Since 1981, Smithfield Foods has made several significant acquisitions, including Gwaltney, Patrick Cudahy, John Morrell and Lykes. These acquisitions have increased production capacity, expanded the geographic reach of the Company into new markets and created a portfolio of highly recognized regional brands. The Company continues to seek strategic acquisitions that will increase its processed meats business and achieve cost savings and synergies in processing, manufacturing, marketing, purchasing, distribution, engineering and transportation. For a discussion of a current potential acquisition in Canada, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Development."

  o International Growth. Substantial opportunities exist to expand the Company's international sales. As a result of increasing economic development, per capita consumption of pork and other meats is rising rapidly in many international markets. The lowering of certain tariff barriers through NAFTA and GATT has also increased foreign demand for U.S. pork products. To capitalize on this demand, the Company has entered into an alliance with a major Japanese distributor to serve the Japanese market. To serve other international markets, the Company may also enter into similar distribution and sales arrangements, as well as make international acquisitions or establish strategic joint ventures not only for product sales but also for hog production and pork processing.


                              The Exchange Offer

The Exchange Offer...............   The Company is offering to exchange up to
                                    $200,000,000 aggregate principal amount of
                                    7 5/8% Senior Subordinated Notes due 2008
                                    (the "Exchange Notes") for up to
                                    $200,000,000 aggregate principal amount of its outstanding 7 5/8% Senior Subordinated
                                    Notes due 2008 that were issued and sold on February 9, 1998 in reliance upon an exemption from registration under the
                                    Securities Act (the "Senior Subordinated
                                    Notes"). The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Senior Subordinated Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange
                                    Notes have been registered under the
                                    Securities Act and therefore will not be subject to certain restrictions on transfer except as provided herein (see "The Exchange
                                    Offer -- Terms of the Exchange" and " --
                                    Terms and Conditions of the Letter of
                                    Transmittal") and will not be entitled to registration rights except under certain limited circumstances.

                                    Exchange Notes issued pursuant to the
                                    Exchange Offer in exchange for the Senior
                                    Subordinated Notes may be offered for
                                    resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate, (ii) a broker dealer who acquired Senior Subordinated Notes directly from the Company or (iii) a broker dealer who acquired Senior Subordinated Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act except as provided herein and provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes.

Minimum Condition................   The Exchange Offer is not conditioned upon
                                    any minimum aggregate principal amount of Senior Subordinated Notes being tendered for exchange.

Expiration Date..................   The Exchange Offer will expire at 5:00
                                    p.m., New York time, on July 9, 1998 unless extended (the "Expiration Date").

Exchange Date....................   The first date of acceptance for exchange
                                    for the Senior Subordinated Notes will be the Expiration Date.

Conditions to the
 Exchange Offer...................  The obligation of the Company to consummate the Exchange Offer is subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights................   Tenders may be withdrawn at any time prior
                                    to the Expiration Date. Any Senior
                                    Subordinated Notes not accepted for any
                                    reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering Senior
 Subordinated Notes...............  See "The Exchange Offer -- How to Tender."

Federal Income Tax Consequences...  The exchange of Senior Subordinated Notes for Exchange Notes by holders should not constitute an exchange for federal income tax purposes, and U.S. holders should not realize any gain or loss upon receipt of Exchange Notes. See "The Exchange Offer -- Federal Income Tax Consequences."

Effect on Holders of Senior
 Subordinated Notes...............  As a result of the making of this Exchange
                                    Offer and upon acceptance for exchange of all validly tendered Senior Subordinated Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled covenants contained in the terms of the Senior Subordinated Notes and the Exchange and Registration Rights Agreement (the "Exchange and Registration Rights Agreement") dated February 9, 1998 between the Company and Chase Securities Inc. as initial purchaser (the "Initial Purchaser") and, accordingly, the holders of the Senior Subordinated Notes will have no further registration or other rights under the Exchange and Registration Rights Agreement, except under certain limited circumstances. See "Senior Subordinated Notes Registration Rights." Holders of the Senior Subordinated Notes who do not tender their Senior Subordinated Notes in the Exchange Offer will continue to hold such Senior Subordinated Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Senior Subordinated Notes will continue to be subject to the restrictions on transfer provided for in the Senior Subordinated Notes and the Indenture. To the extent that Senior Subordinated Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Subordinated Notes could be adversely affected. See "Risk Factors -- Consequences of Exchange and Failure to Exchange."

                              TERMS OF THE NOTES

     The Exchange Offer applies to $200,000,000 aggregate principal amount of the Exchange Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Senior Subordinated Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Senior Subordinated Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes."

Notes Offered....................   $200,000,000 aggregate principal amount of
                                    7 5/8% Senior Subordinated Notes due 2008.

Maturity.........................   February 15, 2008.

Interest Payment Dates...........   February 15 and August 15 of each year,
                                    commencing August 15, 1998.

Sinking Fund.....................   None.

Change of Control................   Upon the occurrence of a Change of
                                    Control, the Company is required to make an offer to repurchase all or a portion of such holder's Exchange Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See
                                    "Description of Exchange Notes -- Change of
                                    Control."

Ranking..........................   The Exchange Notes will be unsecured and
                                    will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Exchange Notes will rank pari passu with any future Senior
                                    Subordinated Indebtedness of the Company and will rank senior to all Subordinated
                                    Indebtedness of the Company. As of February
                                    1, 1998, the aggregate principal amount of the Company's outstanding Senior
                                    Indebtedness was $200.4 million (excluding outstanding letters of credit and unused commitments of $350.0 million) and the Company had no Senior Subordinated
                                    Indebtedness outstanding other than the
                                    Exchange Notes. On the same basis, the
                                    Exchange Notes effectively ranked junior to approximately $531.2 million of accrued liabilities and obligations of the Company's consolidated subsidiaries, including borrowings under, and guarantees in respect of, the Revolving Credit Facilities and Senior Secured Notes. See "Description of
                                    Exchange Notes -- Ranking."

Restrictive Covenants............   The indenture under which the Exchange
                                    Notes will be issued (the "Indenture")
                                    contains covenants relating to, among other things, (i) the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries (as defined), (ii) the payment of dividends on, and redemption of, capital stock of the Company and its Restricted Subsidiaries and the redemption of certain subordinated obligations of the Company and its Restricted Subsidiaries,
                                    (iii) investments, (iv) sales of assets and Restricted Subsidiary stock, (v) transactions with affiliates and (vi) consolidations, mergers and transfers of all or substantially all of the Company's assets. The Indenture also prohibits certain restrictions on distributions from
                                    Restricted Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See
                                    "Description of Exchange Notes -- Certain
                                    Covenants."

Use of Proceeds..................   There will be no proceeds to the Company
                                    from the exchange pursuant to the Exchange
                                    Offer.

                                 RISK FACTORS

     Holders of Senior Subordinated Notes should carefully consider the matters set forth under the caption "Risk Factors" prior to making a decision with respect to the Exchange Offer. See "Risk Factors."

             SUMMARY CONSOLIDATED CONDENSED FINANCIAL INFORMATION

     The following table sets forth certain summary consolidated condensed historical financial data of the Company which should be read in conjunction with and is qualified in its entirety by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, the Unaudited Consolidated Financial Statements and the notes thereto included elsewhere and incorporated by reference herein. The summary consolidated condensed financial data for the fiscal years ended May 2, 1993, May 1, 1994, April 30, 1995, April 28, 1996 and April 27, 1997 have been derived from financial statements of the Company which have been audited by Arthur Andersen LLP. The summary consolidated condensed financial data for the 40-week period ended February 1, 1998 and for the 39-week period ended January 26, 1997 and the 53-week period ended February 1, 1998 have been derived from unaudited consolidated financial statements. In the opinion of management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for such periods. Results for the 40 weeks and 53 weeks ended February 1, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.


                                                                              Fiscal Year Ended
                                               -------------------------------------------------------------------------------
                                                    May 2,          May 1,        April 30,       April 28,       April 27,
                                                     1993            1994            1995            1996            1997
                                               --------------- --------------- --------------- --------------- ---------------
                                                                           (Dollars in Thousands)
STATEMENT OF OPERATIONS DATA:
 Sales .......................................   $ 1,113,712     $ 1,403,485     $ 1,526,518     $ 2,383,893     $ 3,870,611
 Gross profit ................................        76,084         115,605         145,932         180,267         320,938
 Selling, general and administrative
  expenses ...................................        42,924          50,738          61,723         103,095         191,225
 Depreciation expense ........................        18,418          21,327          19,717          25,979          35,825
 Interest expense ............................         6,183          11,605          14,054          20,942          26,211
 Plant closing costs (1) .....................         3,598              --              --              --              --
 Nonrecurring charge (1) .....................            --              --              --              --              --
 Net income (loss) (2) .......................         3,989          19,702          27,840          15,886          44,937
OTHER DATA:
 EBITDA (3) ..................................   $    34,797     $    66,550     $    86,619     $    79,492     $   132,945
 EBITDA margin (4) ...........................           3.1%            4.7%            5.7%            3.3%            3.4%
 Capital expenditures ........................   $    87,992     $    25,241     $    90,550     $    74,888     $    69,147
 Ratio of EBITDA to interest expense (5) .....           5.6x            5.7x            6.2x            3.8x            5.1x
 Ratio of net debt to EBITDA (6) .............           5.1             2.5             2.5             3.6             2.6
 Ratio of earnings to fixed charges (7) ......           1.3             3.0             3.6             2.0             2.8
BALANCE SHEET DATA (End of Period):
 Cash ........................................   $     3,079     $    12,350     $    14,790     $    28,529     $    25,791
 Working capital .............................        64,671          81,529          60,911          88,026         164,312
 Debt and capital lease obligations ..........       178,985         180,732         234,703         312,573         373,786
 Stockholders' equity ........................       135,770         154,950         184,015         242,516         307,486
OPERATING DATA (IN THOUSANDS):
 Fresh pork sales (pounds) ...................       588,284         820,203         955,290       1,635,300       2,320,477
 Processed meats sales (pounds) ..............       631,521         661,783         774,615         839,341       1,218,835
 Total hogs slaughtered ......................         5,767           7,414           8,678          12,211          16,869



                                                   39 Weeks        40 Weeks        53 Weeks
                                                    Ended           Ended           Ended
                                                 January 26,     February 1,     February 1,
                                                     1997            1998            1998
                                               --------------- --------------- ---------------
                                                           (Dollars in Thousands)
STATEMENT OF OPERATIONS DATA:
 Sales .......................................   $ 2,943,075     $ 2,993,661     $ 3,921,197
 Gross profit ................................       221,043         285,817         385,712
 Selling, general and administrative
  expenses ...................................       135,296         166,526         222,455
 Depreciation expense ........................        26,141          31,086          40,770
 Interest expense ............................        20,378          23,827          29,660
 Plant closing costs (1) .....................            --              --              --
 Nonrecurring charge (1) .....................            --          12,600          12,600
 Net income (loss) (2) .......................        25,497          32,726          52,166
OTHER DATA:
 EBITDA (3) ..................................   $    88,057     $   121,797     $   166,685
 EBITDA margin (4) ...........................           3.0%            4.1%            4.3%
 Capital expenditures ........................   $    47,258     $    73,287     $    95,176
 Ratio of EBITDA to interest expense (5) .....           4.3x            5.1x            5.6x
 Ratio of net debt to EBITDA (6) .............           4.0             2.9             2.4
 Ratio of earnings to fixed charges (7) ......           2.4             2.6             2.8
BALANCE SHEET DATA (End of Period):
 Cash ........................................   $    21,562     $    36,416     $    36,416
 Working capital .............................       125,868         232,255         232,255
 Debt and capital lease obligations ..........       373,885         395,247         395,247
 Stockholders' equity ........................       268,271         340,336         340,336
OPERATING DATA (IN THOUSANDS):
 Fresh pork sales (pounds) ...................     1,794,885       1,897,666       2,423,258
 Processed meats sales (pounds) ..............       900,172       1,015,783       1,334,446
 Total hogs slaughtered ......................        12,811          13,312          17,370

       See Notes to Summary Consolidated Condensed Financial Information

         NOTES TO SUMMARY CONSOLIDATED CONDENSED FINANCIAL INFORMATION

     (1) Reflects plant closing costs of $3.6 million for the year ended May 2, 1993 and a nonrecurring charge of $12.6 million for the 40 weeks and 53 weeks ended February 1, 1998 related to civil penalties in an environmental case. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Regulation" and the Notes to Consolidated Financial Statements.

     (2) Net income includes income (loss) from discontinued operations of $(0.4) million, $0.4 million, $(4.1) million, and $(3.9) million for the fiscal years ended May 2, 1993, May 1, 1994, April 30, 1995 and April 28, 1996, respectively, and a gain of $1.1 million for the cumulative effect of changes in accounting for income taxes for the fiscal year ended May 2, 1993.

     (3) "EBITDA" represents earnings from continuing operations before interest expense, income taxes, depreciation and amortization, cumulative effects of changes in accounting principles and other charges. Such charges include $3.6 million for plant closing costs for the fiscal year ended May 2, 1993 and a nonrecurring charge of $12.6 million for the 40 weeks and 53 weeks ended February 1, 1998 related to civil penalties in an environmental case. The Company has included EBITDA in Other Data because it is used by certain investors as a measure of an issuer's ability to service debt. EBITDA should not be considered as an alternative to operating earnings (loss), net income
(loss), or net cash provided by operating activities (or any other measure of performance determined in accordance with generally accepted accounting principles) as a measure of the Company's ability to meet its cash needs.

     (4) Represents EBITDA as a percentage of sales.

     (5) On a pro forma basis, as if the Exchange Offer and the use of proceeds therefrom had occurred on April 29, 1996, interest expense for the fiscal year ended April 27, 1997 and the 40 weeks ended February 1, 1998 would have increased by $2.2 million and $1.6 million, respectively, and the pro forma ratios of EBITDA to interest expense for such periods would have been 4.7x and 4.8x, respectively. On a pro forma basis, as if the Exchange Offer and the use of proceeds therefrom had occurred on January 27, 1997, interest expense for the 53 weeks ended February 1, 1998 would have increased by $2.0 million and the pro forma ratio of EBITDA to interest expense for such period would have been 5.3x.

     (6) Net Debt represents total debt plus capital lease obligations less cash.

     (7) For purposes of computing the ratios of earnings to fixed charges, earnings represent earnings (loss) from continuing operations before taxes and change in accounting for income taxes plus fixed charges (excluding capitalized interest). Fixed charges include interest on indebtedness (including capitalized interest), amortization of deferred debt issuance costs and an estimate of the interest portion of fixed rent expense.

                                 RISK FACTORS

     In evaluating an investment in the Exchange Notes, prospective investors should carefully consider the following risk factors as well as the other information set forth in this Prospectus.


Consequences of Exchange and Failure to Exchange

     Holders of Senior Subordinated Notes who do not exchange their Senior Subordinated Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Senior Subordinated Notes as set forth in the legend thereon as a consequence of the issuance of the Senior Subordinated Notes pursuant to exemptions from, or in transaction not subject to, the registration requirements of the Securities Act and applicable state laws. In general, the Senior Subordinated Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Senior Subordinated Notes under the Securities Act. In addition, any holder of Senior Subordinated Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Senior Subordinated Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Subordinated Notes not tendered could be adversely affected. See "The Exchange Offer" and "Senior Subordinated Notes Registration Rights."


Leverage

     The Company currently has a significant amount of outstanding indebtedness. As of February 1, 1998, the Company's Senior Indebtedness was $200.4 million (exclusive of outstanding letters of credit and unused commitments of $350.0 million under the Revolving Credit Facilities). The Indenture permits the Company to incur additional indebtedness, including Senior Indebtedness (as defined herein), subject to certain limitations. See "Capitalization" and "Description of Exchange Notes."

     The degree to which the Company is leveraged could have important consequences to the Company, including: (i) increased vulnerability to adverse general economic, industry and competitive conditions, (ii) impaired ability to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes and (iii) dedication of a significant portion of the Company's cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities. In addition, the terms of the Revolving Credit Facilities, the Senior Secured Notes and other debt agreements contain certain covenants which could limit the Company's operating and financial flexibility. See " -- Restrictive Debt Covenants" below. The Company's ability to make scheduled payments of principal or interest on, or to refinance, its indebtedness depends on its future business performance, which is subject to economic, financial, competitive and other factors beyond its control.


Subordination of the Exchange Notes; Holding Company Structure; Asset
Encumbrances

     The payment of principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Exchange Notes, will be subordinated to the prior payment in full in cash or cash equivalents of all existing and future Senior Indebtedness, which includes indebtedness under the Revolving Credit Facilities and the Senior Secured Notes. Therefore, in the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company will be available to pay obligations on the Exchange Notes only after all Senior Indebtedness has been paid in full in cash or cash equivalents, and there can be no assurance that there will be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes. In addition, the Company may not pay principal of, premium, if any, or interest on, and any other amounts owing in respect of, the Exchange Notes, or purchase, redeem or otherwise retire the Exchange Notes, if a default exists with respect to certain Senior Indebtedness. See "Description of Exchange Notes -- Ranking."

     As of February 1, 1998, $200.4 million of Senior Indebtedness was outstanding (excluding $26.0 million of outstanding letters of credit), and the Company had $270.9 million of borrowing availability under the Revolving Credit Facilities.

     If a default occurs under any secured indebtedness of the Company or any of its subsidiaries, including the Revolving Credit Facilities or the Senior Secured Notes, the holders of that secured indebtedness will have the right to exercise the remedies available to a secured creditor under applicable law. Accordingly, such creditors will have a prior claim on the assets of the Company (or any of its subsidiaries) securing such secured indebtedness. Substantially all of the assets of the Company's subsidiaries, including the Company's principal operating facilities, its inventories and its receivables, are subject to liens for the benefit of secured creditors. The Exchange Notes will not be secured by any assets of the Company.

     The Company conducts its operations through its subsidiaries and depends on the earnings and cash flows of, and dividends from, such subsidiaries to pay its obligations, including payments of principal, premium, if any, and interest on the Exchange Notes. Any right of the Company and its creditors (including the holders of the Exchange Notes) to participate in the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors (except the Company, to the extent it may itself be a creditor of such subsidiary), including that subsidiary's trade creditors. Accordingly, the Exchange Notes will be effectively subordinated to the claims of creditors of the Company's subsidiaries. As of February 1, 1998, the aggregate accrued liabilities and obligations of the Company's consolidated subsidiaries was $531.2 million, including borrowings under, and guarantees in respect of, the Revolving Credit Facilities and the Senior Secured Notes.


Restrictive Debt Covenants

     The Revolving Credit Facilities contain financial covenants that require the maintenance of certain levels and/or ratios for working capital, net worth, current ratio, total liabilities to tangible net worth, tangible net worth, EBITDA to fixed charges and capital expenditures. In addition, the Revolving Credit Facilities impose certain restrictions on the Company and its subsidiaries regarding indebtedness, liens, mergers and consolidations, investments, loans, advances, guarantees and acquisitions, hedging agreements, restricted payments, transactions with affiliates and sale and leaseback transactions. The Exchange Notes contain financial covenants that require the maintenance of certain levels and/or ratios regarding working capital, current ratio, indebtedness as a percentage of total capitalization, net income to fixed charges, tangible net worth and liabilities to tangible net worth. In addition, the Exchange Notes impose certain limitations on the Company and its subsidiaries regarding indebtedness, restrictions on dividends, restricted payments and investments, liens, mergers and consolidations, acquisitions, transfers of property, transactions with affiliates and lines of business.

     The Company is in compliance with the covenants and restrictions contained in the terms of the Revolving Credit Facilities, the Senior Secured Notes and the Indenture, among other financing agreements. However, the Company's ability to continue to comply with such agreements may over time be affected by events beyond its control, including then prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the Revolving Credit Facilities, the Senior Secured Notes and/or the Indenture, which would permit the senior lenders or the holders of the Exchange Notes, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the relevant senior lenders to make further extensions of credit under the Revolving Credit Facilities could be terminated. If the Company were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness. In such event, the subordination provisions of the Indenture would likely restrict payments to be made to the holders of the Exchange Notes.


Limitation on Change of Control

     Upon a Change of Control, the Company will be required to offer to purchase all of the outstanding Exchange Notes at a price equal to 101% of the principal amount thereof on the date of repurchase plus accrued and unpaid interest, if any, to the date of repurchase. The Change of Control purchase feature of the Exchange Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company. In particular, a Change of Control may cause an acceleration of, or require an offer to repurchase under, the Revolving Credit Facilities, the Senior Secured Notes and certain other indebtedness of the Company and its subsidiaries, in which case such indebtedness would be required to be repaid in full before repurchase of the Exchange Notes. See "Description of Exchange Notes -- Change of Control." The inability to repay such indebtedness, if accelerated, and to purchase all of the tendered Exchange Notes would constitute an event of default under the Indenture. If, as result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to be made to the holders of Exchange Notes. There can be no assurance that the Company will have funds available to repurchase the Exchange Notes upon the occurrence of a Change of Control.


Cyclicality

     The Company's results of operations and financial condition are largely dependent upon the cost and supply of hogs and the selling prices for many of its products, both of which are determined by constantly changing market forces of supply and demand over which the Company has limited or no control. The North American pork processing markets are highly competitive, with major and regional companies competing in each market. The market prices for pork products, including the Company's, are highly cyclical, being characterized by periods of supply and demand imbalance and to sensitivity to changes in industry capacity. Furthermore, certain structural factors accentuate this cyclicality, including the substantial capital investment and high fixed costs required to manufacture pork products efficiently; the significant exit costs associated with capacity reductions; and competition from producers of other meats and protein sources, especially beef, chicken and fish. In addition, the supply and market price of live hogs to be processed is dependent upon a variety of factors over which the Company has limited or no control, including fluctuations in the size of the herds maintained by North American hog suppliers, environmental and conservation regulations, economic conditions, the relative cost of feed for hogs, weather and other factors. Severe price swings in such raw materials, and the resultant impact on the prices the Company charges for its products, have at times had, and may in the future have, material adverse effects on the Company's results of operations. There can be no assurance that all or part of any increased costs experienced by the Company from time to time can be passed along to consumers of the Company's products directly or in a timely manner.


General Risks of the Food Industry

     The food products manufacturing industry is subject to the risks posed by: adverse changes in general economic conditions; food spoilage or food contamination; evolving consumer preferences and nutritional and health-related concerns; federal, state and local food processing controls; consumer product liability claims; product tampering; and the possible unavailability and/or expense of liability insurance. In addition, the food industry is experiencing a period of consolidation, and the success of any future acquisitions by the Company will substantially depend on the Company's ability to integrate newly acquired operations successfully with its existing operations. See "Business."


Governmental Regulation

     The Company's operations are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and other state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of the Company's products, including food safety standards. The Company's manufacturing facilities and products are subject to constant inspection by federal, state and local authorities. The Company believes that it is currently in compliance with all material governmental laws and regulations and maintains all material permits and licenses relating to its operations. Nevertheless, there can be no assurance that the Company is in compliance with such laws and regulations or that it will be able to comply with any future laws and regulations. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on the Company. See "Business -- Regulation."


Stringent Environmental Regulation; Environmental Litigation, Proceedings and Investigations

     The past and present business operations of the Company and the past and present ownership and operation of real property by the Company are subject to extensive and increasingly stringent federal, state, and local environmental laws and regulations pertaining to the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Compliance with these laws and regulations and future changes to them is material to the Company's business. The Company has incurred and will continue to incur significant capital and operating expenditures to comply with such laws and regulations. No assurance can be given that additional environmental issues relating to presently known matters or identified sites or to other matters or sites will not require additional, currently unanticipated investigation, assessment or expenditures. In addition, certain of the Company's facilities have been in operation for many years and, over such time, the Company and other prior operators of such facilities have generated and disposed of wastes which are or may be considered hazardous. Future discovery of previously unknown contamination of property underlying or in the vicinity of the Company's present or former properties or manufacturing facilities and/or waste disposal sites could require the Company to incur material unforeseen expenses. Occurrences of any such events may have a material adverse affect on the Company's financial condition. For a description of significant environmental litigation and investigations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Regulation."


Risks of International Sales and Operations

     International sales accounted for approximately 6% of the Company's sales in fiscal 1997. International sales are subject to risks related to general economic conditions, imposition of tariffs, quotas, trade barriers and other restrictions, enforcement of remedies in foreign jurisdictions and compliance with applicable foreign laws, and other economic and political uncertainties. Furthermore, to the extent that in the future the Company conducts foreign operations, such foreign operations would be subject to the risks described above as well as risks related to fluctuations in currency values, foreign currency exchange controls, compliance with foreign laws and other economic or political uncertainties.

Lack of Public Market

     The Exchange Notes will generally be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for a listing of the Exchange Notes on any securities exchange or on any automated dealer quotation system. The Exchange Notes also will constitute a new issue of securities with no established trading market. The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of Notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Exchange Notes, or, in the case of non-exchanging holders of Senior Subordinated Notes, the trading market for the Senior Subordinated Notes following the Exchange Offer.

     The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.


                                USE OF PROCEEDS

     There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. The Company used the net proceeds from the issuance of the Senior Subordinated Notes, approximately $194,821,615 million after deducting discounts and fees and expenses incurred in connection therewith, to repay indebtedness under the Revolving Credit Facilities, with the balance invested in short-term marketable debt securities.


                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

     The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the Exchange and Registration Rights Agreement. The Senior Subordinated Notes were originally issued and sold on February 9, 1998 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A under the Securities Act. In connection with the sale of the Senior Subordinated Notes, the Company agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which senior subordinated notes of the Company covered by such registration statement and containing the same terms as the Senior Subordinated Notes, except as set forth in this Prospectus, would be offered in exchange for Senior Subordinated Notes tendered at the option of the holders thereof. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Subordinated Notes, where such Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.


     If (i) because of any change in law or applicable interpretations thereof by the Commission's staff the Company is not permitted to effect the Exchange Offer as contemplated, or (ii) any Senior Subordinated Notes validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Notes within 150 days after the Issue Date, or (iii) the Initial Purchaser so requests with respect to Senior Subordinated Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by it following the consummation of the Exchange Offer, or (iv) any applicable laws or interpretations do not permit any Holder (as defined below) to participate in the Exchange Offer, or (v) any Holder that participates in the Exchange Offer does not receive freely transferable Exchange Notes in exchange for tendered Senior Subordinated Notes (the obligation to comply with a prospectus delivery requirement being understood not to constitute a restriction on transferability), then the following provisions shall apply. The Company shall use its reasonable best efforts to file as promptly as practicable (but in no event more than 60 days after so required) with the Commission, and thereafter shall use its reasonable best efforts to cause to be declared effective, a shelf registration statement on an appropriate form under the Securities Act relating to the offer and sale of the Senior Subordinated Notes by the holders thereof ("Holders") from time to time in accordance with the methods of distribution set forth in such registration statement (hereafter, a "Shelf Registration Statement" and, together with any Exchange Offer Registration Statement, a "Registration Statement"); provided, however, that no Holder of Senior Subordinated Notes (other than the Initial Purchaser) shall be entitled to have Senior Subordinated Notes held by it covered by such Shelf Registration Statement unless such Holder agrees in writing to be bound by all the provisions of this Agreement applicable to such Holder. The Company shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming part thereof to be used by Holders of Senior Subordinated Notes for a period ending on the earlier of two years from the Issue Date or such shorter period that will terminate when all Notes covered thereby have been sold thereto or in certain other circumstances.

     In the event that (1) the applicable Registration Statement is not filed with the Commission on or prior to 60 days after the Issue Date, (i) the Exchange Offer Registration Statement is not declared effective within 120 days after the Issue Date, (iii) the Exchange Offer is not consummated on or prior to 150 days after the Issue Date, (iv) the Shelf Registration Statement is filed and declared effective within 120 days after the Issue Date but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional or amended Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company must pay liquidated damages. See "Senior Subordinated Notes Registration Rights."


Terms of the Exchange

     The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Registration Statement of which this Prospectus is a part (the "Letter of Transmittal"), $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Senior Subordinated Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Senior Subordinated Notes for which they may be exchanged pursuant to this Exchange Offer, except that (i) the Exchange Notes will generally be freely transferable by holders thereof and
(ii) the holders of the Exchange Notes will not be entitled to registration rights under the Exchange and Registration Rights Agreement except under certain limited circumstances. See "Senior Subordinated Notes Registration Rights." The Exchange Notes will evidence the same debt as the Senior Subordinated Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Subordinated Notes being tendered or accepted for exchange.

     Based on interpretations set forth in no-action letters issued by the Staff to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Subordinated Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate, (ii) a broker-dealer who acquired Senior Subordinated Notes directly from the Company or (iii) a broker-dealer who acquired Senior Subordinated Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Subordinated Notes, where such Senior Subordinated Notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Tendering holders of Senior Subordinated Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Senior Subordinated Notes pursuant to the Exchange Offer.

     Interest on each Exchange Note issued pursuant to the Exchange Offer will accrue from the last interest payment date to which interest was paid on the Senior Subordinated Notes surrendered in exchange therefor or, if no interest has been paid on the Senior Subordinated Notes, from the date of original issue of the Senior Subordinated Notes.


Expiration Date; Extensions; Termination; Amendments

     The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York time, on July 9, 1998 unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to SunTrust Bank, Atlanta (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. Eastern time on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Senior Subordinated Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The Exchange Date will be the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Senior Subordinated Notes for any reason, including if any of the events set forth below under " -- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company prior to the Expiration Date and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Senior Subordinated Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Senior Subordinated Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York time, on the Expiration Date, the Company will exchange the Exchange Notes for the Senior Subordinated Notes on the Exchange Date.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Senior Subordinated Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Senior Subordinated Notes.


How to Tender

     The tender to the Company of Senior Subordinated Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     General Procedures. A holder of a Senior Subordinated Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Senior Subordinated Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Subordinated Notes, where such Senior Subordinated Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     If tendered Senior Subordinated Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Senior Subordinated Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Senior Subordinated Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Senior Subordinated Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Senior Subordinated Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Senior Subordinated Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Senior Subordinated Notes should contact such holder promptly and instruct such holder to tender Senior Subordinated Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Senior Subordinated Notes himself or herself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Senior Subordinated Notes, either make appropriate arrangements to register ownership of the Senior Subordinated Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Senior Subordinated Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purpose of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Senior Subordinated Notes by causing the Book-Entry Transfer Facility to transfer such Senior Subordinated Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Senior Subordinated Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     THE METHOD OF DELIVERY OF SENIOR SUBORDINATED NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer, and time will not permit a Letter of Transmittal or Senior Subordinated Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Senior Subordinated Notes being tendered, the names in which the Senior Subordinated Notes are registered and, if possible, the certificate numbers of the Senior Subordinated Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Senior Subordinated Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Senior Subordinated Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Senior Subordinated Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Senior Subordinated Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Senior Subordinated Notes (or a timely Book-Entry Confirmation).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Senior Subordinated Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.


Terms and Conditions of the Letter of Transmittal

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Senior Subordinated Notes for exchange (the "Transferor") exchanges, assigns and transfers the Senior Subordinated Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Senior Subordinated Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Senior Subordinated Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Senior Subordinated Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Senior Subordinated Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Senior Subordinated Notes. The Transferor further agrees that acceptance of any tendered Senior Subordinated Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Exchange and Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor, and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Senior Subordinated Notes and executing the Letter of Transmittal, the Transferor certifies that (a) it is not an Affiliate, that it is not a broker-dealer that owns Senior Subordinated Notes acquired directly from the Company or an Affiliate of the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (b) that it is an Affiliate of the Company or of the Initial Purchaser and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.


Withdrawal Rights

     Senior Subordinated Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Senior Subordinated Notes to be withdrawn, the certificate numbers of Senior Subordinated Notes to be withdrawn, the principal amount of Senior Subordinated Notes to be withdrawn, a statement that such holder is withdrawing his or her election to have such Senior Subordinated Notes exchanged, and the name of the registered holder of such Senior Subordinated Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Senior Subordinated Notes being withdrawn. The Exchange Agent will return the properly withdrawn Senior Subordinated Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.


Acceptance of Senior Subordinated Notes for Exchange; Delivery of Exchange
Notes

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Senior Subordinated Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Senior Subordinated Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Senior Subordinated Notes for the purposes of receiving Exchange Notes from the Company and causing the Senior Subordinated Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Senior Subordinated Notes will be made by the Exchange Agent promptly after acceptance of the tendered Senior Subordinated Notes. Senior Subordinated Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Senior Subordinated Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Senior Subordinated Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.


Conditions to the Exchange Offer

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Senior Subordinated Notes not previously accepted and may, prior to the Expiration Date, terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement, unless otherwise required by applicable law or regulation) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Senior Subordinated Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses
(a)(i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Senior Subordinated Notes tendered, and no Exchange Notes will be issued in exchange for any such Senior Subordinated Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").


Exchange Agent

     SunTrust Bank, Atlanta has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth below. All tendered Senior Subordinated Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                             SunTrust Bank, Atlanta
                        (Address Prior to June 8, 1998)
                          58 Edgewood, Room 400-Annex
                             Atlanta, Georgia 30303


                        (Address on/after June 8, 1998)
                               3495 Piedmont Road
                             Building 10-Suite 810
                             Atlanta, Georgia 30305
                              Att'n: Ron Painter

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.


Solicitation of Tenders; Expenses

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $3,500.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Senior Subordinated Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Senior Subordinated Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.


Appraisal Rights

     HOLDERS OF SENIOR SUBORDINATED NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.


Federal Income Tax Consequences

     The exchange of the Senior Subordinated Notes for the Exchange Notes in the Exchange Offer should not constitute an exchange for federal income tax purposes. Consequently, (i) no gain or loss should be realized by a U.S. Holder upon receipt of an Exchange Note; (ii) the holding period of the Exchange Note should include the holding period of the Senior Subordinated Note exchanged therefor; and (iii) the adjusted tax basis of the Exchange Note should be the same as the adjusted tax basis of the Senior Subordinated Note exchanged therefor immediately before the exchange. Even if the exchange of a Senior Subordinated Note for an Exchange Note were treated as an exchange, however, such an exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, an Exchange Note should have the same issue price as a Senior Subordinated Note and a U.S. Holder should have the same adjusted basis and holding period in the Exchange Note as it had in a Senior Subordinated Note immediately before the exchange. As used herein, the term "U.S. Holder" means a person who is, for United States federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.


Other

     Participation in the Exchange Offer is voluntary, and holders should carefully consider whether to accept the Exchange Offer and tender their Senior Subordinated Notes. Holders of the Senior Subordinated Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Senior Subordinated Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled covenants contained in the terms of the Senior Subordinated Notes and the Exchange and Registration Rights Agreement. Holders of the Senior Subordinated Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and subject to all the limitations applicable thereto, under the Indenture, except for any such rights under the Exchange and Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Senior Subordinated Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Senior Subordinated Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Subordinated Notes could be adversely affected. See "Risk Factors -- Consequences of Exchange and Failure to Exchange."

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of February 1, 1998, as adjusted to give effect to the Transactions and the application of the net proceeds therefrom. This table should be read in conjunction with "Summary -- Summary Consolidated Condensed Financial Information," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Unaudited Consolidated Financial Statements of the Company and the notes thereto included elsewhere and incorporated by reference herein.



                                                                                      As of
                                                                                February 1, 1998
                                                                            -------------------------
                                                                              Actual      As Adjusted
                                                                            ----------   ------------
                                                                                 (In thousands)
Current portion of long-term debt and capital lease obligations .........    $  9,036      $  9,036
                                                                             --------      --------
Long-term debt and capital lease obligations:
 Revolving Credit Facilities (a) ........................................     177,000            --
 Senior Secured Notes ...................................................     191,393       191,393
 7 5/8% Senior Subordinated Notes due 2008 ..............................          --       200,000
 Capital lease obligations ..............................................      17,818        17,818
                                                                             --------      --------
   Total long-term debt and capital lease obligations ...................     386,211       409,211
                                                                             --------      --------
   Total stockholders' equity ...........................................     340,336       340,336
                                                                             --------      --------
   Total capitalization .................................................    $735,583      $758,583
                                                                             ========      ========

(a) The Revolving Credit Facilities are comprised of a five-year $300 million revolving credit facility and a 364-day $50 million revolving credit facility provided by a bank syndicate led by The Chase Manhattan Bank (together, the "Revolving Credit Facilities"). The commitments under the Revolving Credit Facilities are subject to a borrowing base limitation. As of February 1, 1998, the Company had $270.9 million of availability under its Revolving Credit Facilities. The amount outstanding under the Revolving Credit Facilities fluctuates throughout the year depending on the Company's working capital needs. At the date of this Prospectus, the Company had no outstanding borrowings under the Revolving Credit Facilities.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data and other data of the Company which should be read in conjunction with and is qualified in its entirety by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Unaudited Consolidated Financial Statements and the notes thereto included elsewhere and incorporated by reference herein. The selected consolidated financial data for the fiscal years ended May 2, 1993, May 1, 1994, April 30, 1995, April 28, 1996 and April 27, 1997 have been derived from financial statements of the Company which have been audited by Arthur Andersen LLP. The selected consolidated financial data for the 40-week period ended February 1, 1998 and for the 39-week period ended January 26, 1997 have been derived from unaudited consolidated financial statements. In the opinion of management, the unaudited information reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the results for such periods. Results for the period ended February 1, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

                                                                             Fiscal Year Ended
                                              -------------------------------------------------------------------------------
                                                   May 2,          May 1,        April 30,       April 28,       April 27,
                                                    1993            1994            1995            1996            1997
                                              --------------- --------------- --------------- --------------- ---------------
                                                                          (dollars in thousands)
STATEMENT OF OPERATIONS DATA:
 Sales ......................................    $1,113,712     $ 1,403,485      $1,526,518      $2,383,893     $3,870,611
 Cost of sales ..............................     1,037,628       1,287,880      1,380,586       2,203,626       3,549,673
                                                 ----------     -----------      ----------      ----------     ----------
 Gross profit ...............................        76,084         115,605        145,932         180,267         320,938
 Selling, general and administrative
  expenses ..................................        42,924          50,738         61,723         103,095         191,225
 Depreciation expense .......................        18,418          21,327         19,717          25,979          35,825
 Interest expense ...........................         6,183          11,605         14,054          20,942          26,211
 Plant closing costs (1) ....................         3,598              --             --              --              --
 Nonrecurring charge (1) ....................            --              --             --              --              --
                                                 -----------    -----------      ----------      ----------     ----------
 Income from continuing operations
  before income taxes and change in
  accounting for income taxes ...............         4,961          31,935         50,438          30,251          67,677
 Income taxes ...............................         1,690          12,616         18,523          10,465          22,740
                                                 -----------    -----------      ----------      ----------     ----------
 Income from continuing operations
  before change in accounting for
  income taxes ..............................         3,271          19,319         31,915          19,786          44,937
 Income (loss) from discontinued
  operations ................................          (420)            383         (4,075)         (3,900)             --
 Cumulative effect of change in
  accounting for income taxes ...............         1,138              --             --              --              --
                                                 -----------    -----------      ----------      ----------     ----------
 Net income (2) .............................    $    3,989     $    19,702      $  27,840       $  15,886      $   44,937
                                                 ===========    ===========      ==========      ==========     ==========
Basic Net Income (Loss) Per Share: ..........
 Continuing operations before cumulative
  effect of change in accounting for
  income taxes ..............................    $      .09     $       .57      $     .95       $     .55      $     1.21
 Discontinued operations ....................    $     (.01)    $       .01      $    (.12)      $    (.11)             --
 Cumulative effect of change in
  accounting for income taxes ...............    $      .03              --            --              --              --
                                                 -----------    -----------      ----------      ----------     ----------
 Net income .................................    $      .11     $       .58      $     .83       $     .44      $     1.21
                                                 ==========     ===========      ==========      ==========     ==========
Diluted Net Income (Loss) Per Share: ........
 Continuing operations before cumulative
  effect of change in accounting for
  income taxes ..............................    $      .09     $       .55      $     .92       $     .53      $     1.17
 Discontinued operations ....................    $     (.01)    $       .01      $    (.12)      $    (.11)             --
 Cumulative effect of change in
  accounting for income taxes ...............    $      .03              --             --              --              --
                                                 ----------     -----------      ----------      ----------     ----------
 Net income .................................    $      .11     $       .56      $     .80       $     .42      $     1.17
                                                 ==========     ===========      ==========      ==========     ==========
Average Shares Outstanding (thousands): .....
  Basic .....................................       32,525           32,552         32,705          33,865          36,121
                                                 ==========     ===========      ==========      ==========     ==========
  Diluted ...................................       33,395           33,697         33,923          35,000          37,265
                                                 ==========     ===========      ==========      ==========     ==========
OTHER DATA:
 EBITDA (3) .................................    $  34,797       $   66,550      $  86,619       $  79,492      $  132,945
 EBITDA margin (4) ..........................          3.1%             4.7%           5.7%            3.3%            3.4%
 Capital expenditures .......................    $  87,992       $   25,241      $  90,550       $  74,888      $   69,147
 Ratio of EBITDA to interest expense (5).....          5.6x             5.7x           6.2x            3.8x            5.1x
 Ratio of net debt to EBITDA (6) ............          5.1              2.5            2.5             3.6             2.6
 Ratio of earnings to fixed charges (7) .....          1.3              3.0            3.6             2.0             2.8
BALANCE SHEET DATA (End Of Period):
 Working capital ............................    $  64,671       $   81,529      $  60,911       $  88,026      $  164,312
 Total assets ...............................      399,567          452,279        550,225         857,619         995,254
 Long-term debt and capital lease
  obligations ...............................      124,517          118,942        155,047         188,618         288,486
 Total debt (including capital lease
  obligations) ..............................      178,985          180,732        234,703         312,573         373,786
 Stockholders' equity .......................      135,770          154,950        184,015         242,516         307,486
STATEMENT OF CASH FLOWS DATA: ...............
 Cash flows from operating activities .......      (27,564)          35,448         47,225          12,110          43,264
 Cash flows from investing activities .......      (83,480)         (27,402)       (99,982)        (84,907)       (107,247)
 Cash flows from financing activities .......      112,387            1,225         55,197          86,536          61,245
OPERATING DATA (In Thousands):
 Fresh pork sales (pounds) ..................      588,284          820,203        955,290       1,635,300       2,320,477
 Processed meats sales (pounds) .............      631,521          661,783        774,615         839,341       1,218,835
 Total hogs slaughtered .....................        5,767            7,414          8,678          12,211          16,869



                                                  39 Weeks        40 Weeks
                                                   Ended           Ended
                                              --------------- ---------------
                                                January 26,     February 1,
                                                    1997            1998
                                              --------------- ---------------
                                                  (dollars in thousands)
STATEMENT OF OPERATIONS DATA:
 Sales ...................................... $2,943,075        $ 2,993,661
 Cost of sales ..............................  2,722,032          2,707,844
                                              ----------        -----------
 Gross profit ...............................    221,043            285,817
 Selling, general and administrative
  expenses ..................................    135,296            166,526
 Depreciation expense .......................     26,141             31,086
 Interest expense ...........................     20,378             23,827
 Plant closing costs (1) ....................        --                  --
 Nonrecurring charge (1) ....................        --              12,600
                                              ----------        -----------
 Income from continuing operations
  before income taxes and change in
  accounting for income taxes ...............     39,228             51,778
 Income taxes ...............................     13,731             19,052
                                              ----------        -----------
 Income from continuing operations
  before change in accounting for
  income taxes ..............................     25,497             32,726
 Income (loss) from discontinued
  operations ................................        --                  --
 Cumulative effect of change in
  accounting for income taxes ...............        --                  --
                                              ----------        -----------
 Net income (2) ............................. $   25,497         $   32,726
                                              ==========        ===========
Basic Net Income (Loss) Per Share: ..........
 Continuing operations before cumulative
  effect of change in accounting for
  income taxes .............................. $      .68         $      .87
 Discontinued operations ....................         --                 --
 Cumulative effect of change in
  accounting for income taxes ...............         --                 --
                                              ----------        -----------
 Net income ................................. $      .68         $      .87
                                              ==========        ===========
Diluted Net Income (Loss) Per Share: ........
 Continuing operations before cumulative
  effect of change in accounting for
  income taxes .............................. $      .66         $      .82
 Discontinued operations ....................         --                 --
 Cumulative effect of change in
  accounting for income taxes ...............         --                 --
                                              ----------        -----------
 Net income ................................. $      .66         $      .82
                                              ==========        ===========
Average Shares Outstanding (thousands): .....
  Basic .....................................     36,046             37,531
                                              ==========        ===========
  Diluted ...................................     38,558             39,687
                                              ==========        ===========
OTHER DATA:
 EBITDA (3) ................................. $  88,057         $   121,797
 EBITDA margin (4) ..........................       3.0%                4.1%
 Capital expenditures ....................... $  47,258          $   73,287
 Ratio of EBITDA to interest expense (5).....       4.3x                5.1x
 Ratio of net debt to EBITDA (6) ............       4.0                 2.9
 Ratio of earnings to fixed charges (7) .....       2.4                 2.6
BALANCE SHEET DATA (End Of Period):
 Working capital ............................ $ 125,868          $  232,255
 Total assets ...............................   974,846           1,062,568
 Long-term debt and capital lease
  obligations ...............................   265,123             386,211
 Total debt (including capital lease
  obligations) ..............................   373,885             395,247
 Stockholders' equity .......................   268,271             340,336
STATEMENT OF CASH FLOWS DATA: ...............
 Cash flows from operating activities .......    16,743              76,868
 Cash flows from investing activities .......   (85,279)            (87,828)
 Cash flows from financing activities .......    61,569              21,585
OPERATING DATA (In Thousands):
 Fresh pork sales (pounds) .................. 1,794,885           1,897,666
 Processed meats sales (pounds) .............   900,172           1,015,783
 Total hogs slaughtered .....................    12,811              13,312

See Notes to Selected Historical Consolidated Financial Data

           NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     (1) Reflects plant closing costs of $3.6 million for the year ended May 2, 1993 and a nonrecurring charge of $12.6 million for the 40 weeks ended February 1, 1998 related to civil penalties in an environmental case. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Regulation" and the Notes to Consolidated Financial Statements.

     (2) Net income includes income (loss) from discontinued operations of $(0.4) million, $0.4 million, $(4.1) million, and $(3.9) million for the fiscal years ended May 2, 1993, May 1, 1994, April 30, 1995 and April 28, 1996, respectively, and a gain of $1.1 million for the cumulative effect of changes in accounting for income taxes for the fiscal year ended May 2, 1993.

     (3) "EBITDA" represents earnings from continuing operations before interest expense, income taxes, depreciation and amortization, cumulative effects of changes in accounting principles and other charges. Such charges include $3.6 million for plant closing costs for the fiscal year ended May 2, 1993 and a nonrecurring charge of $12.6 million for the 40 weeks ended February 1, 1998 related to civil penalties in an environmental case. The Company has included EBITDA in Other Data because it is used by certain investors as a measure of an issuer's ability to service debt. EBITDA should not be considered as an alternative to operating earnings (loss), net income (loss), or net cash provided by operating activities (or any other measure of performance determined in accordance with generally accepted accounting principles) as a measure of the Company's ability to meet its cash needs.

     (4) Represents EBITDA as a percentage of sales.

     (5) On a pro forma basis, as if the Exchange Offer the use of proceeds therefrom had occurred on April 29, 1996, interest expense for the fiscal year ended April 27, 1997 and the 40 weeks ended February 1, 1998 would have increased by $2.2 million and $1.6 million, respectively, and the pro forma ratios of EBITDA to interest expense for such periods would have been 4.7x, and 4.8x, respectively.

     (6) Net Debt represents total debt plus capital lease obligations less cash.

     (7) For purposes of computing the ratios of earnings to fixed charges, earnings represent earnings (loss) from continuing operations before taxes and change in accounting for income taxes plus fixed charges (excluding capitalized interest). Fixed charges include interest on indebtedness (including capitalized interest), amortization of deferred debt issuance costs and an estimate of the interest portion of fixed rent expense.


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with "Selected Historical Consolidated Financial Data" and the Consolidated Financial Statements and Unaudited Consolidated Financial Statements (including the notes thereto) included elsewhere in and incorporated by reference into this Prospectus.


General

     The Company, as a holding company, conducts its pork processing operations through five principal subsidiaries: Gwaltney of Smithfield, Ltd. ("Gwaltney") and The Smithfield Packing Company, Incorporated ("Smithfield Packing"), both based in Smithfield, Virginia; John Morrell & Co. ("John Morrell"), based in Cincinnati, Ohio; Patrick Cudahy Incorporated ("Patrick Cudahy"), based in Cudahy, Wisconsin; and Lykes Meat Group, Inc. ("Lykes") based in Plant City, Florida. The Company also conducts hog production operations through its 86-percent owned subsidiary, Brown's of Carolina, Inc. ("Brown's"), and through a 50-percent interest in Smithfield-Carroll's ("Smithfield-Carroll's"), a joint hog production arrangement between the Company and Carroll's Foods of Virginia, Inc., an affiliate of Carroll's Foods, Inc., one of the largest hog producers in the United States. Both Brown's and Smithfield-Carroll's produce hogs for the Company's pork processing plants in Bladen County, North Carolina and Smithfield, Virginia. The Company is also a 33-percent participant in the Circle Four joint hog production arrangement ("Circle Four") with Carroll's Foods, Inc., Murphy Family Farms, Inc. and Prestage Farms, Inc., all large North Carolina hog producers, which conducts hog production operations in Milford, Utah. The hogs produced by Circle Four are sold to an unrelated party.

Recent Development

     On December 18, 1997, the Company announced that it had reached an agreement with the members of the Schneider family who control approximately 75% of the voting common shares ("Schneider Common Shares") and 17% of the nonvoting Class A Shares ("Schneider Class A Shares") of Schneider Corporation, a Canadian meat processor based in Kitchener, Ontario ("Schneider"), on the terms of a proposed offer to purchase such shares. Based on filings made by Schneider with the Ontario Securities Commission, as of December 18, 1997, there are 738,954 Schneider Common Shares and 6,105,565 Schneider Class A Shares outstanding. The Company intends to account for the acquisition of Schneider using the pooling of interests method of accounting.

     Under the agreement, the Company has agreed to make a registered public exchange offer to acquire any and all Schneider Common Shares and Schneider Class A Shares on the basis of 0.5415 of an exchangeable share ("Exchangeable Share") of a newly incorporated, wholly-owned Canadian subsidiary of the Company for each share of Schneider. Under the agreement, the members of the Schneider family party to the agreement have committed to tender all of their Schneider shares into the offer. Each whole Exchangeable Share may be exchanged for one share of Smithfield Foods Common Stock. For purposes of establishing the exchange ratio, the parties agreed on a value of $25.00 (Can.) for each Schneider share and $32.50 (U.S.) for each Smithfield Foods share. The Exchangeable Shares will have voting, dividend and liquidation rights that are, as nearly as practicable, equivalent to those of Smithfield Food Common Stock.

     Schneider products include bacon, hams, sausages, specialty sausage, wieners, sliced meats, deli meats and grocery entrees. According to Schneider's most recent audited financial statements filed with the Ontario Securities Commission, and prepared in accordance with Canadian generally accepted accounting principles, for Schneider's fiscal year ended October 25, 1997, Schneider recorded sales of $813.4 million (Can.) and at such date Schneider had total assets of $278.0 million (Can.) and total debt of $87.5 million (Can.).

     Subject to regulatory approvals and customary conditions, the Company expects to consummate its exchange offer in April 1998, but there can be no assurance that the proposed transaction will be consummated as expected. If all Schneider Common Shares and Schneider Class A Shares are tendered and accepted in the Company's exchange offer, the Company would over time issue approximately 3.8 million shares of Smithfield Foods Common Stock upon surrender of the Exchangeable Shares. The Schneider Board of Directors has not made any recommendation with respect to the Company's proposed offer, and has announced a position of "no recommendation" with respect to the competing tender offer by Maple Leaf Foods, Inc. ("Maple Leaf") of $29.00 (Can.) cash (or, at the offeree's option, equivalent value in Maple Leaf stock, provided such amount does not exceed 6.2 million Maple Leaf common shares in the aggregate) per Schneider share.

     On January 14, 1998, two holders of Schneider Class A Shares commenced an action in the Ontario Court (General Division), Ontario, Canada, seeking, among other things, an order certifying the action as a class action, a declaration that Schneider's board of directors has acted in a manner that was oppressive and unfairly disregarded the interest of all Schneider shareholders and an order that each holder of Schneider Class A Shares has the right to convert its Schneider Class A Shares into Schneider Common Shares.

     Smithfield contested the allegations made by Maple Leaf and the two plaintiff Shareholders in this litigation and brought its own claim against Maple Leaf seeking, among other things, damages for interference with the Lock-up Agreement. On May 11, 1998, the Ontario Court (General Division) dismissed all of the claims made by the plaintiffs, finding that there was no oppression by either Schneider or the Schneider Family and declaring that the Maple Leaf Offer is not an Exclusionary Offer. The trial decision means that neither the Maple Leaf Offer nor the Offers made hereby will engage the conversion rights described above. In light of the fact that the Offers made hereby are able to proceed as contemplated by the Lock-up Agreement, the Court dismissed Smithfield's counterclaim against Maple Leaf. In early June 1998, several of the plaintiffs announced an intention to appeal this decision.


Results Of Operations

     In December 1995, the Company acquired all of the capital stock of John Morrell. The Company's fiscal 1997 operating results include those of John Morrell for the full fiscal year compared to an 18-week period in fiscal 1996. In November 1996, the Company acquired the assets and business of Lykes from Lykes Bros. Inc. The fiscal 1997 operating results include those of Lykes for the 25-week period from its date of acquisition. Accordingly, the substantial increases in sales, cost of sales, gross profit, selling, general and administrative expenses, depreciation expense and interest expense in fiscal 1997 reflect the impact of these acquisitions.

     In February 1997, as a result of a shortage of market hogs and excess industry slaughter capacity, the Company shut down the second shift at its Sioux City, Iowa slaughter plant for six months. The impact of the Lykes acquisition and the shutdown of the Sioux City second shift are reflected in sales, cost of sales, gross profit, selling, general and administrative expenses, depreciation expense and interest expense for fiscal 1997 and the 40 weeks ended February 1, 1998.

     The Company uses recognized price-risk management and commodities hedging techniques to enhance sales and to reduce the effect of adverse price changes on the Company's profitability. The Company's price-risk management and commodities hedging activities currently are utilized in the areas of forward sales, hog production margin management, procurement of raw materials (hams and bacon) for seasonal demand peaks and inventory hedging. The Company recognizes gains and losses resulting from hedging transactions when the related sales are made and the hedges are lifted.

     The fiscal quarter ended February 1, 1998 represented 40 weeks of operations compared to the fiscal quarter ended January 26, 1997, which represented 39 weeks of operations. Accordingly, sales and all expense categories in the 40 weeks ended February 1, 1998 reflect the impact of an additional week of operations in comparison to the corresponding period in fiscal 1997.


40 Weeks Ended February 1, 1998 Compared To 39 Weeks Ended January 26, 1997

     Sales in the first nine months of fiscal 1998 increased $50.6 million, or 1.7%, from the comparable period in fiscal 1997. The increase in sales reflected an additional week's sales and a 7.2% increase in sales tonnage, offset by a 5.1% decrease in unit sales prices reflecting the impact of lower live hog costs. The increase in sales tonnage reflected a 5.7% increase in fresh pork tonnage combined with a 12.8% increase in processed meat tonnage.

     Cost of sales in the first nine months of fiscal 1998 were flat from the comparable period in fiscal 1997, reflecting the increased sales tonnage, which was offset by lower unit costs reflecting lower live hog prices.

     Gross profit in the first nine months of fiscal 1998 increased $64.8 million, or 29.3%, from the comparable period in fiscal 1997. The increase in gross profit reflected improved margins on higher sales tonnage of both fresh pork and processed meats.

     Selling, general and administrative expenses increased $31.2 million, or 23.1%, in the first nine months of fiscal 1998 from the comparable period in fiscal 1997. The increase was related to the inclusion of the operations of Lykes, which was acquired in November 1996, for the full fiscal period, and to higher selling, marketing and product promotion costs associated with intensified efforts to market branded fresh pork and processed meats.

     Depreciation expense increased $4.9 million, or 18.9%, in the first nine months of fiscal 1998 from the comparable period in fiscal 1997. The increase was related to the inclusion of the operations of Lykes for the full fiscal period and completed capital projects at several of the Company's processing plants.

     Interest expense increased $3.4 million, or 16.9%, in the first nine months of fiscal 1998 from the comparable period in fiscal 1997. The increase primarily reflected the interest costs on borrowings to finance the acquisition of Lykes for the full period and the funding of capital projects.

     A nonrecurring charge of $12.6 million reflected the imposition of civil penalties against the Company by the U.S. District Court for the Eastern District of Virginia in a civil action brought by the U.S. Environmental Protection Agency. The Company has appealed the Court's judgment to the U.S. Court of Appeals for the Fourth Circuit.

     Income before income taxes in the first nine months of fiscal 1998 benefited from a $12.5 million profit at the Company's hog production group compared to a $16.8 million profit in the same period of fiscal 1997. During the 40 weeks ended February 1, 1998, the Company obtained 10.9% of the hogs it processed from Brown's and Smithfield-Carroll's.

     The effective income tax rate for the first nine months of fiscal 1998, excluding the nonrecurring charge, decreased to 29.6% from 35.0% in the corresponding period in fiscal 1997, reflecting a lower tax rate on increased foreign sales, benefits related to certain insurance contracts and employment related tax credits.

     Excluding the nonrecurring charge, net income was $45.3 million, or $1.12 per diluted share, for the first nine months of fiscal 1998. Including the nonrecurring charge, net income in the first nine months of fiscal 1998 was $32.7 million, or $.82 per diluted share, compared to net income of $25.5 million, or $.66 per diluted share, in the comparable period in fiscal 1997.

Fiscal 1997 Compared To Fiscal 1996

     Sales in fiscal 1997 increased $1.5 billion, or 62.4%, from fiscal 1996. This increase was due to the inclusion of the sales of John Morrell and Lykes, significant increases in unit sales prices of both fresh pork and processed meats and increased sales of fresh pork related to an increase in the number of hogs slaughtered at the Company's Bladen County, North Carolina plant. The increase in unit sales prices reflected the pass-through of higher raw material costs due to an 18.8% increase in live hog costs. The increase in sales reflected a 41.9% increase in fresh pork tonnage and a 45.2% increase in processed meats tonnage, primarily related to the John Morrell and Lykes acquisitions.

     Cost of sales increased $1.4 billion, or 61.1%, in fiscal 1997, reflecting the increased sales tonnage and increased live hog costs.

     Gross profit increased $140.7 million, or 78.0%, in fiscal 1997 compared to fiscal 1996, reflecting the inclusion of the operations of John Morrell and Lykes and increased overall margins at the Company's other operating subsidiaries. The increase in gross profit reflected significantly improved margins on sales of processed meats (37.3% of dollar sales) which were somewhat offset by lower margins on sales of fresh pork (58.9% of dollar sales). Fresh pork margins were adversely impacted by high hog costs due to a shortage of live hogs, excess industry slaughter capacity and strong competition at the retail level from comparatively lower-priced beef and chicken. This trend has persisted for the past two fiscal years and has continued in the first quarter of fiscal 1998. Gross profit also benefited from a reduction in cost of sales related to profits at the Company's hog production group totalling $20.7 million in fiscal 1997 compared to $10.8 million in fiscal 1996. During fiscal 1997, the Company obtained 10.1% of the hogs it processed from Brown's and Smithfield-Carroll's.

     As of April 27, 1997, the Company had deferred $2.2 million of unrealized hedging gains on outstanding futures contracts pending delivery of hogs in the future and lifting of the related hedges, and the completion of open sales transactions and lifting of the related hedges.

     Selling, general and administrative expenses increased $88.1 million, or 85.5%, in fiscal 1997. This increase was primarily due to the inclusion of the operations of John Morrell and Lykes.

     Depreciation expense increased $9.8 million, or 37.9%, in fiscal 1997. The increase was primarily due to the inclusion of the operations of John Morrell and Lykes.

     Interest expense increased $5.3 million, or 25.2%, in fiscal 1997, reflecting borrowings to finance the acquisition of Lykes, increased carrying costs on higher levels of inventories and accounts receivable related to higher live hog costs, and the higher cost of long-term debt placed during the fiscal year.

     The effective income tax rate in fiscal 1997 decreased to 33.6% from 34.6% in fiscal 1996, reflecting a lower tax rate on increased foreign sales and a reduction in the effective rate of state income taxes. The Company had no valuation allowance related to income tax assets as of April 27, 1997, and there was no change in the valuation allowance during fiscal 1997.

     Income from continuing operations increased $37.4 million in fiscal 1997, reflecting the operating results of John Morrell for the full fiscal year, significantly improved margins on processed meats and substantially increased profitability of the Company's hog production group.

     Reflecting the factors discussed above, net income increased to $44.9 million in fiscal 1997, up from $15.9 million in fiscal 1996.


Fiscal 1996 Compared To Fiscal 1995

     Sales in fiscal 1996 increased $857.4 million, or 56.2%, from fiscal 1995. The increase was primarily due to the inclusion of the sales of John Morrell from its date of acquisition in December 1995, an increase in unit sales prices of both fresh pork and processed meats and increased sales of fresh pork related to increased slaughter levels at the Company's Bladen County plant. The increase in unit sales prices reflected the pass-through of higher raw material costs due to a 20.0% increase in live hog costs. The increase in sales tonnage reflected a 71.2% increase in fresh pork tonnage and an 8.4% increase in processed meats tonnage.

     Cost of sales increased $823.0 million, or 59.6%, in fiscal 1996, reflecting the increased sales tonnage, increased live hog costs and higher warehousing and distribution costs associated with the increase in sales tonnage. Gross profit increased $34.3 million, or 23.5%, in fiscal 1996 compared to fiscal 1995. The increase in gross profit resulted from the increased sales tonnage of both fresh pork (58.8% of dollar sales) and processed meats (36.7% of dollar sales), offset by lower sales margins on both fresh pork and processed meats. In addition, gross profit benefitted from a reduction in cost of sales related to profits totaling $10.8 million at the Company's hog production group. In fiscal 1995, gross profit was adversely affected by a $0.2 million loss at the hog production group. During fiscal 1996, the Company obtained 11.3% of the hogs it processed from Brown's and Smithfield-Carroll's. As of April 28, 1996, the Company had deferred $2.2 million of unrealized hedging gains on outstanding futures contracts pending the completion of open sales transactions and lifting of the related hedges.

     Selling, general and administrative expenses increased $41.4 million, or 67.0%, in fiscal 1996. The increase was primarily due to the inclusion of the operations of John Morrell and higher selling and marketing costs associated with the increase in fresh pork tonnage.

     Depreciation expense increased $6.3 million, or 31.8%, in fiscal 1996. The increase was related to continued expansion at the Bladen County plant, additional hog production facilities at Brown's and the inclusion of the operations of John Morrell.

     Interest expense increased $6.9 million, or 49.0%, in fiscal 1996, reflecting increased carrying costs on long-term debt related to the funding of capital projects at the Bladen County plant and Brown's, higher short- and long- term interest rates and interest costs associated with the cash portion of the purchase price related to the acquisition of John Morrell.

     The effective income tax rate in fiscal 1996 decreased to 34.6% from 36.7% in fiscal 1995, reflecting a lower tax rate on foreign sales and benefits related to certain insurance contracts. The Company had no valuation allowance related to income tax assets as of April 28, 1996, and there was no change in the valuation allowance during fiscal 1996.

     Income from continuing operations decreased $12.1 million in fiscal 1996, reflecting lower sales margins on both fresh pork and processed meats compared to fiscal 1995. The prior year's results reflected exceptionally strong margins on fresh pork due to unusually low hog prices. John Morrell made a significant contribution to the Company's overall profitability in fiscal 1996.

     In fiscal 1996, the Company completed the disposition of the assets and business of Ed Kelly, Inc., its former retail electronics subsidiary, resulting in a loss from discontinued operations of $3.9 million.

     Reflecting the factors discussed above, net income decreased to $15.9 million in fiscal 1996 from $27.8 million in fiscal 1995.


Financial Condition

     The pork processing industry is characterized by high sales tonnage and rapid turnover of inventories and accounts receivable. Because of the rapid turnover rate, the Company considers its inventories and accounts receivable highly liquid and readily convertible into cash. Borrowings under the Company's lines of credit are used to finance increases in the levels of inventories and accounts receivable resulting from seasonal and other market-related fluctuations in raw material costs. The demand for seasonal borrowings usually peaks in early November when ham inventories are at their highest levels and borrowings are repaid in January when accounts receivable generated by sales of the hams are collected.

     Prior to July 1997, the Company maintained $300 million in credit facilities, consisting of a 364-day $225 million revolver and a two-year $75 million revolver (the "Old Credit Facilities"). In July 1997, the Company, certain subsidiaries of the Company and a bank syndicate led by The Chase Manhattan Bank, an affiliate of the Initial Purchaser, entered into loan agreements providing for $350 million in senior secured revolving credit facilities, consisting of a five-year $300 million revolving credit facility and a 364-day $50 million revolving credit facility (together, the "Revolving Credit Facilities"). In connection with this refinancing, the Company repaid all borrowings under the Old Credit Facilities, which were terminated. The commitments under the Revolving Credit Facilities are subject to a requirement that the sum of indebtedness under the Revolving Credit Facilities (including letters of credit) and indebtedness pari passu with the indebtedness under the Revolving Credit Facilities cannot exceed a borrowing base calculated on the basis of the Company's accounts receivable and inventory. All borrowings outstanding at February 1, 1998 were borrowed under the five-year revolving credit facility and are reflected as long-term debt in the Company's financial statements. Borrowings under the Revolving Credit Facilities are secured by substantially all of the Company's inventories and accounts receivable. The Revolving Credit Facilities contain financial covenants that require the maintenance of certain levels and/or ratios for working capital, net worth, current ratio, total liabilities to tangible net worth, tangible net worth, EBITDA to fixed charges and capital expenditures. In addition, the Revolving Credit Facilities impose certain restrictions on indebtedness, liens, mergers and consolidations, investments, loans, advances, guarantees and acquisitions, hedging agreements, restricted payments, transactions with affiliates and sale and leaseback transactions. The borrowings under the Revolving Credit Facilities are guaranteed by certain existing and future subsidiaries of the Company, the assets of which are included in the calculation of the Company's borrowing base.

     Weighted average borrowings under the Old Credit Facilities were $165.1 million in fiscal 1997, $133.4 million in fiscal 1996 and $69.9 million in fiscal 1995, at weighted average interest rates of approximately 7%, 7% and 6%, respectively. Maximum borrowings were $215.0 million in fiscal 1997, $179.8 million in fiscal 1996 and $117.0 million in fiscal 1995. The outstanding balances under the Old Credit Facilities totaled $150.0 million and $151.3 million as of April 27, 1997 and April 28, 1996, respectively, at a weighted average interest rate of 7% for both years. The outstanding balances under the Revolving Credit Facilities totaled $177.0 million as of February 1, 1998 at an interest rate of 6.4%.

     During fiscal 1997, the Company privately placed $140 million of senior secured notes with a group of institutional lenders. The placement consisted of $40 million of seven-year 8.34% notes and $100 million of 10-year 8.52% notes, secured by four of the Company's major processing plants. The proceeds of the financing were used to repay $65.2 million of long-term bank debt and reduce short-term borrowings. In conjunction with the placement of the senior secured notes, the Company refinanced $59.7 million of existing institutional long-term debt with the same institutional lenders (collectively, the "Senior Secured Notes"). The refinancing resulted in revised maturity dates and repayment schedules for the refinanced debt. The Senior Secured Notes contain financial covenants that require the maintenance of certain levels and/or ratios regarding working capital, current ratio, indebtedness as a percentage of total capitalization, net income to fixed charges, tangible net worth and liabilities to tangible net worth. In addition, the Senior Secured Notes impose certain limitations on indebtedness, restrictions on dividends, restricted payments and investments, liens, mergers and consolidations, acquisitions, transfers of property, transactions with affiliates and lines of business.

     During fiscal 1997, all of the Company's Series C 6.75% preferred stock was converted into 1,333,332 shares of the Company's common stock at $15.00 per share.

     In November 1996, the Company acquired substantially all of the assets and business of Lykes from Lykes Bros. Inc. for $34.8 million in cash, which was borrowed under the Old Credit Facilities, and the assumption of $10.6 million of current liabilities.

     The Company expended $69.1 million of capital expenditures in fiscal 1997, primarily for additional hog production facilities and a feedmill at Brown's and for plant renovation and expansion projects at certain of its processing plants. The capital expenditures were financed with internally generated funds and with a portion of the net proceeds from the placement of the Senior Secured Notes. The Company expended another $73.3 million in the first nine months of fiscal 1998 on capital projects, including renovation and expansion projects at certain of its processing plants as well as the acquisition of an idle slaughter facility in South Dakota and a hog production operation in North Carolina. In addition, in June 1997, the Company acquired substantially all of the assets and business of Curly's Foods, Inc. and certain of the assets and business of Mohawk Packing Co. for an aggregate $15.9 million in cash plus $11.8 million of assumed liabilities. The capital expenditures and the business's acquisition were funded with internally generated funds and net borrowings under the Company's revolving credit facilities.

     On February 9, 1998, the Company issued the Senior Subordinated Notes in a transaction exempt from registration requirements of the U.S. Securities Act. Substantially all the proceeds from the sale were used to pay the Revolving Credit Facilities, with the balance invested in short-term marketable debt securities. On February 10, 1998, the 364-day $50 million revolving credit faciltity was terminated.

     As of February 1, 1998, the Company had definitive commitments of $13.1 million for capital expenditures primarily to increase its processed meats and value-added fresh pork capacity at several of its processing plants and to replace and upgrade portions of its hardware and software in response to the Year 2000 issue. The Company believes that the total costs of the Year 2000 issue will not have a material effect on the Company's results of operations nor pose significant operational problems. The Company plans to make additional capital expenditures in fiscal 1998 and beyond to expand its hog production operations and to increase its processed meats business through strategic acquisitions and joint ventures. The net proceeds to the Company from its sale of the Notes described herein, internally generated funds and additional borrowings under the Revolving Credit Facilities will fund such capital expenditures.


Income Per Common Share

     Income per common share is computed on the basis of weighted average common shares outstanding and common equivalent shares in the form of stock options. The Company adopted the provisions of Statement of Financial Accounting

Standards No. 128, "Earnings per Share," during the third quarter of fiscal 1998. All income per common share amounts have been restated in accordance with this standard.


Quarterly Results

     The Company's business is seasonal, with the highest percentage of sales typically occurring in the third quarter of the fiscal year, and the lowest percentage in the first quarter. This seasonality is due to the impact of the "holiday season" on consumer demand for pork products. The following table sets forth summary unaudited quarterly financial information for the last two quarters in fiscal 1996, each quarter in fiscal 1997 and the first three quarters of fiscal 1998. In the opinion of management, such information has been prepared on the same basis as the financial statements appearing elsewhere in this Prospectus and reflects all necessary adjustments (consisting of only normal recurring adjustments) for a fair presentation of such unaudited quarterly results when read in conjunction with the financial statements and the related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period and there can be no assurance that any trends reflected in such results will continue in the future.



                               Fiscal 1996                          Fiscal 1997                          Fiscal 1998
                         ----------------------- ------------------------------------------------- -----------------------
                             3rd         4th         1st         2nd          3rd          4th         1st         2nd
                           Quarter     Quarter     Quarter     Quarter      Quarter      Quarter     Quarter     Quarter
                         ----------- ----------- ----------- ----------- ------------- ----------- ----------- -----------
                                                                  (in thousands)
 Sales .................  $687,000    $873,766    $892,870    $969,226    $1,080,979    $927,536    $914,963    $982,699
 Gross profit ..........    56,319      67,513      58,762      73,577        88,704      99,895      75,184      93,970
 Income (loss) from
  continuing
  operations before
  income taxes .........    16,460      10,776       1,161      14,100        23,967      28,449      (3,690)     22,404
 EBITDA ................    29,422      25,212      16,679      30,314        41,064      44,888      26,748      41,618



                              3rd
                            Quarter
                         -------------
 Sales .................  $1,095,999
 Gross profit ..........     116,663
 Income (loss) from
  continuing
  operations before
  income taxes .........      33,064
 EBITDA ................      53,431

                                   BUSINESS

General

     Smithfield Foods believes it is the largest combined hog slaughterer and further processor of pork in the United States. The Company produces a wide variety of fresh pork and processed meat products which it markets domestically, and increasingly, to over 25 foreign markets including Japan, Russia and Mexico. Since 1975, when current management assumed control of the Company, Smithfield Foods has expanded its production capacity and markets through a combination of strong internal growth and selective acquisitions of regional and multi-regional companies with well- recognized brand identities. The Company's brands include Smithfield Premium, Smithfield Lean Generation Pork, Gwaltney, John Morrell, Patrick Cudahy and Lykes. To complement its hog slaughtering and further processing operations, the Company has vertically integrated into hog production through an 86-percent owned subsidiary and through a joint hog production arrangement with one of the nation's largest hog producers. These hog production operations collectively accounted for 10.1% of the hogs the Company slaughtered in fiscal 1997. In addition, the Company obtains a substantial portion of its hogs under market-indexed, multi-year agreements with several of the nation's largest suppliers of high quality hogs, strategically located in proximity to the Company's hog slaughtering and further processing operations in North Carolina and Virginia. These suppliers accounted for 41.5% of the hogs the Company slaughtered in fiscal 1997.

     The Company's fresh pork and processed meats are available nationwide. In a number of markets, the Company's brands are among the leaders in selected product categories. In recent years, as consumers have become more health conscious, the Company has broadened its product line to include leaner fresh pork products as well as fat-free, lower fat and lower salt processed meats. Management believes that leaner pork products combined with the industry's efforts to heighten public awareness of pork as an attractive protein source have led to increased consumer demand for pork products. In order to capture the growing market for lower fat products, the Company has developed, and is marketing on a national basis, a line of extremely lean, premium fresh pork products under the Smithfield Lean Generation Pork brand to selected retail chains and institutional foodservice customers.


Business Strategy

     Since 1975, when current management assumed control, Smithfield Foods has expanded both its production capacity and its markets through a combination of strong internal growth and the acquisition of regional and multi-regional companies with well-recognized brand identities. In fiscal 1982, the Company acquired Gwaltney, then Smithfield Packing's principal Mid-Atlantic competitor. This acquisition doubled the Company's sales and slaughter capacity and added several popular lines of branded products along with a highly efficient hot dog and lunch meats production facility. The proximity of Gwaltney to Smithfield Packing allowed for synergies and cost savings in manufacturing, purchasing, engineering and transportation.

     This combination set the stage for a series of acquisitions of smaller regional processors with widely-recognized brands. In fiscal 1985, the Company acquired Patrick Cudahy, which added a prominent line of dry sausage products to the Company's existing line of processed meats. In fiscal 1986, the Company acquired Esskay, Inc., a firm with a broad line of deli products having substantial brand loyalty in the Baltimore-Washington, D.C. metropolitan area. In fiscal 1991, the Company acquired the Mash's brand name and a ham processing plant in Landover, Maryland. In fiscal 1993, the Company acquired the Valleydale brand name and a bacon processing plant in Salem, Virginia.

     In December 1995, the Company acquired John Morrell, a major Midwestern pork processor with primary markets in the Midwest, Northeast and Western United States. This acquisition changed the Company's character from a large multi- regional pork processor to one with national distribution. It also doubled the Company's sales and slaughter capacity, added several popular lines of branded processed meat products along with four efficient processing facilities and more than doubled the Company's international sales. The Company believes that John Morrell's strength in smoked sausage, hot dogs, lunch meats, bacon and smoked hams complements the strong smoked meats, hot dog and bacon business of the Company's Eastern operations. The acquisition of John Morrell also presented substantial opportunities for cost savings in the areas of processing, marketing, purchasing and distribution.

     In November 1996, the Company acquired the assets and businesses of Lykes. Lykes is a pork processor with primary markets in the South and Southeast. Lykes produces branded processed meats, including bacon, hot dogs, and breakfast and dinner sausages, under the Lykes and Sunnyland brands.

     In June 1997, the Company acquired the assets and business of Curly's, which operates a meat processing plant in Sioux City, Iowa. Curly's produces a variety of further processed meat products for customers, primarily food service, throughout the United States and internationally.

     The Company's business is based on four strategic initiatives: (i) vertical integration into hog production through Company-owned hog production operations and long-term partnerships and alliances with large and efficient hog producers; (ii) use of genetics which produce hogs that are among the leanest commerically available to enable the Company to market highly differentiated pork products; (iii) continued growth through strategic acquisitions; and (iv) a heightened emphasis on expansion into international markets.

     As a complement to the Company's hog processing operations, the Company has vertically integrated into highly efficient hog production through Brown's and Smithfield-Carroll's. In addition, the Company is supplementing the hogs it obtains from these hog production operations with market-indexed, multi-year agreements with several of the nation's largest suppliers of high quality hogs, strategically located in proximity to the Company's hog slaughtering and further processing operations in North Carolina and Virginia, including Carroll's Foods, Inc., Maxwell Foods, Inc., Murphy Family Farms, Inc., and Prestage Farms, Inc.

     In May 1991, Smithfield-Carroll's acquired from National Pig Development Company ("NPD"), a British firm, the exclusive United States franchise rights for genetic lines of specialized breeding stock. Smithfield-Carroll's has sub-licensed these franchise rights to certain of the Company's strategic partners. The hogs produced from these genetic lines are among the leanest hogs commercially available, and enable the Company to market highly differentiated pork products. Management believes that the leanness and increased meat yields of these hogs will, over time, improve the Company's profitability with respect to both fresh pork and processed meat. In fiscal 1997, the Company processed
1.6 million NPD hogs and expects to increase that number substantially in future years.


Revenues By Source

     The Company's sales are in one industry segment, meat processing. The following table shows for the fiscal periods indicated the percentages of the Company's revenues derived from fresh pork, processed meats and other products.




                                                                               First Nine
                                                                                 Months
                              1993      1994      1995      1996      1997        1998
                            -------   -------   -------   -------   -------   -----------
Fresh Pork ..............    41%      48%       51%       59%       59%           58%
Processed Meats .........    55%      49%       45%       37%       37%           39%
Other Products ..........     4%       3%        4%        4%        4%            3%
                            -------   -------   -------   -------   -------      -------
                            100%     100%      100%      100%      100%          100%

     The increase in percentage of revenues derived from fresh pork since fiscal 1993 resulted principally from an increase in the number of hogs slaughtered at its Bladen County, North Carolina plant. The meat industry is generally characterized by narrow margins; however, profit margins on processed meats are greater than profit margins on fresh pork and on other products.


Fresh Pork Products

     The Company is one of the largest fresh pork processors in the United States. The Company slaughters hogs at five of its plants (three in the Southeast and two in the Midwest), with an aggregate slaughter capacity of 81,000 hogs per day. The Company owns a fourth plant in the Southeast not currently in operation, which has the capacity to slaughter an additional 6,500 hogs per day. A substantial portion of the Company's fresh pork is sold to retail customers as unprocessed, trimmed cuts such as loins (including roasts and chops), butts, picnics and ribs. The Company also sells hams, bellies and trimmings to other further processors. The Company is putting greater emphasis on the sale of value-added, higher margin fresh pork products, such as boneless loins, hams, butts and picnics. In addition, the Company provides its own processing operations with raw material of much higher quality and freshness than that generally available through open market purchases.

     The Company is marketing an extensive product line of NPD fresh pork cuts (including boneless loins, shoulder cuts, chops, ribs and processed and cubed pork) under the Smithfield Lean Generation Pork brand to selected retail chains and institutional foodservice customers. Smithfield Packing has also developed a case-ready pork program designed to supply supermarket chains with pre-packaged, weighed, labeled and priced fresh pork, ready for immediate sale to the consumer. Management believes that these initiatives, over time, will result in greater brand identification and higher margins for the Company's fresh pork products.

Processed Meat Products

     The Company manufactures a wide variety of processed meats, including smoked and boiled hams, bacon, sausage, hot dogs (pork, beef and chicken), deli and lunch meats and specialty products such as pepperoni and dry salami. The Company markets its processed meat products under brands that include, among others, Smithfield, Smithfield Premium, Smithfield Lean Generation Pork, Gwaltney, Patrick Cudahy and John Morrell, as well as Dinner Bell, Esskay, Jamestown, Kretschmar, Luter's, Lykes, Peyton's, Tobin's First Prize and Valleydale. The Company also sells a substantial quantity of processed meats as private label products. The Company believes it is one of the largest producers of smoked hams and picnics in the United States.

     In response to growing consumer preference for more nutritious and healthy meats, the Company has for several years emphasized production of more closely-trimmed, leaner and lower-salt processed meats, such as 40 percent-lower-fat bacon. The Company markets a lower-fat line of value-priced lunch meats, smoked sausage and hot dogs, as well as fat- free hot dogs and fat-free deli hams.


Raw Materials

     The Company's primary raw material is live hogs. Historically, hog prices have been subject to substantial fluctuations. In addition, hog prices tend to rise seasonally as hog supplies decrease during the hot summer months and tend to decline as supplies increase during the fall. This is due to lower farrowing performance during the winter months and slower animal growth rates during the hot summer months. Hog supplies, and consequently prices, are also affected by factors such as corn and soybean prices, weather and interest rates.

     The Company produces its own hogs through Brown's and Smithfield-Carroll's and purchases hogs from several of the nation's largest hog producers strategically located in proximity to the Company's hog slaughtering and further processing operations in North Carolina and Virginia, such as Carroll's Foods, Inc., Maxwell Foods, Inc., Murphy Family Farms, Inc. and Prestage Farms, Inc. as well as from other independent hog producers and dealers located in the East, Southeast and Midwest. The Company obtained 10.1% of the hogs it processed in fiscal 1997 from Brown's and Smithfield-Carroll's. The Company's raw material costs fall when hog production at Brown's and Smithfield-Carroll's is profitable and conversely rise when such production is unprofitable. The profitability of hog production is directly related to the market price of live hogs and the cost of corn. Hog producers such as Brown's and Smithfield-Carroll's generate higher profits when hog prices are high and corn prices are low, and lower profits (or losses) when hog prices are low and corn prices are high. Management believes that hog production at Brown's and Smithfield-Carroll's furthers the Company's strategic initiative of vertical integration and reduces the Company's exposure to fluctuations in profitability historically experienced by the pork processing industry. The Company has also established multi-year agreements with Carroll's Foods, Inc., Maxwell Foods, Inc., Murphy Family Farms, Inc. and Prestage Farms, Inc. which provide the Company with a stable supply of high-quality hogs at market-indexed prices. These producers supplied 41.5% of the hogs processed by the Company in fiscal 1997.

     The Company purchases its hogs on a daily basis at its Southeastern and Midwestern slaughter plants; at Company-owned buying stations in three Southeastern and five Midwestern states; from certain Canadian sources; and through certain exclusive dealer-operated buying stations in the Midwest. The Company also purchases fresh pork from other meat processors to supplement its processing requirements, and raw beef, poultry and other meat products to add to its sausage, hot dogs and lunch meats. Such meat products and other materials and supplies, including seasonings, smoking and curing agents, sausage casings and packaging materials are readily available from numerous sources at competitive prices.


Customers And Marketing

     The Company has significant market presence nationwide, and strong market positions in the Mid-Atlantic, Southeast, South and Midwest. The Company's fundamental marketing strategy is to sell large quantities of value-priced processed meat products as well as fresh pork to national and regional supermarket chains, wholesale distributors and the foodservice industry (fast food, restaurant and hotel chains, hospitals and other institutional customers) and export markets. Management believes that this marketing approach reaches the largest number of value-conscious consumers without requiring large advertising and promotional campaigns. The Company uses both in-house salesmen as well as independent commission brokers to sell its products. In fiscal 1997, the Company sold its products to more than 3,500 customers, none of whom accounted for as much as 10% of the Company's revenues. The Company has no significant or seasonally variable backlog because most customers prefer to order products shortly before shipment, and therefore, do not enter into formal long-term contracts. Management believes that its trademarks have been important to the success of its branded processed meat products.

     The Company in recent years has placed major emphasis on growing and expanding its international sales. In fiscal 1997, international sales comprised approximately 6% of the Company's total dollar sales. The Company provides the Japanese market with a line of unique branded, as well as other chilled and frozen unbranded, fresh pork products. In connection with export sales to Japan, the Company maintains a distributorship arrangement with Sumitomo Corporation of America. To serve other international markets, the Company may also enter into similar distribution and sales arrangements, as well as make international acquisitions or establish strategic joint ventures not only for product sales but also for hog production and pork processing. The Company also had export sales to Russia, Mexico and to more than two dozen other foreign countries in fiscal 1997. The Company expects continued growth in its international sales for the foreseeable future. International sales are subject to factors beyond the Company's control, such as general economic conditions, tariffs, exchange rate fluctuations and changes in governmental policies. The Company conducts all of its export sales in U.S. dollars and therefore bears no currency translation risk.

     The Company's processed meats business is somewhat seasonal in that, traditionally, the heavier periods of sales for hams are the holiday seasons such as Thanksgiving, Christmas and Easter, and the heavier periods of sales of smoked sausage, hot dogs and lunch meats are the summer months. The Company typically builds substantial inventories of hams in anticipation of its seasonal holiday business.

     The Company uses recognized price-risk management and commodities hedging techniques to enhance sales and to reduce the effect of adverse price changes on the Company's profitability. The Company's price-risk management and commodities hedging activities currently are utilized in the areas of forward sales, hog production margin management, procurement of raw materials (ham and bacon) for seasonal demand peaks, inventory hedging, hog contracting and truck fleet fuel purchases.


Trademarks

     The Company owns and uses numerous marks, which are registered trademarks of the Company or are otherwise subject to protection under applicable intellectual property laws. The Company considers these marks and the accompanying goodwill and customer recognition valuable and material to its business.


Distribution

     The Company uses a private fleet of leased tractors and trailers, as well as independent common carriers, to distribute both fresh pork and processed meats to its customers, as well as to move raw material between plants for further processing. The Company coordinates deliveries and uses backhauling to reduce overall transportation costs. The Company distributes its products directly from certain of its plants and from leased distribution centers located in Connecticut, Indiana, Missouri, Kansas, Texas and California. In addition, during fiscal 1998, the Company completed a distribution center adjacent to its plant in Sioux Falls, South Dakota.


Competition

     The protein industry generally, and the pork processing industry in particular, are highly competitive. The Company's products compete with a large number of other protein sources, including beef, chicken, turkey and seafood, but the Company's principal competition comes from other pork processors.

     Management believes that the principal competitive factors in the pork processing industry are price, quality, product distribution and brand loyalty. Some of the Company's competitors are larger, have correspondingly greater financial and other resources and enjoy wider recognition for their branded products. Some of these competitors are also more diverse than the Company. To the extent that their other operations generate profits, such companies may be able to subsidize their pork processing operations for a time.


Employees

     As of March 31, 1998, the Company had approximately 18,800 employees, approximately 10,800 of whom are covered by collective bargaining agreements expiring between May 3, 1998 and March 29, 2002. Company believes that its relationship with its employees is good.


Legal Proceedings

     The Company and its subsidiaries and affiliates are from time to time party to lawsuits arising in the ordinary course of business, excluding certain environmental litigation and investigations discussed under " -- Regulation" below. In the opinion of management, any ultimate liability with respect to such matters will not have a material adverse effect on the Company's financial position or results of operations. For a discussion of the environmental litigation and investigations, see " -- Regulation."


Regulation

     Regulation Generally. Like other participants in the meat processing industry, the Company is subject to various laws and regulations administered by federal, state and other government entities, including the Environmental Protection Agency ("EPA") and corresponding state agencies such as the Virginia State Water Control Board ("VSWCB"), the Virginia Department of Environmental Quality ("VDEQ"), the North Carolina Department of Environment and Natural Resources ("DENR"), the Iowa Department of Natural Resources and the South Dakota Department of Environment and Natural Resources, as well as the United States Department of Agriculture, the United States Food and Drug Administration and the Occupational Safety and Health Administration. Management believes that the Company presently is in compliance with all such laws and regulations in all material respects, and that continued compliance with these standards will not have a material adverse effect on the Company's financial position or results of operations. Furthermore, with respect to the litigation and investigations discussed below, the Company believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or annual results of operations.

     Permit Violations At Smithfield Packing And Gwaltney Plants; Administrative Consent Orders; Connection To HRSD System. The National Pollutant Discharge Elimination System permit (the "discharge permit") for the Company's Smithfield Packing and Gwaltney plants in Smithfield, Virginia, as modified by the VSWCB in 1990, imposed more stringent effluent limitations on phosphorus and two species of nitrogen (ammonia and Total Kjeldahl Nitrogen) than the wastewater treatment facilities at those plants were designed to meet. To achieve compliance with these new limitations, the Company agreed to discontinue wastewater discharges into the Pagan River and connect its wastewater treatment facilities to the regional sewage collection and treatment system operated by the Hampton Roads Sanitation District ("HRSD"), when available. This agreement was embodied in an administrative consent order issued by the VSWCB in 1991 (the "1991 Order"). The VSWCB issued a second consent order (the "1994 Order") which concerned compliance with other discharge permit terms pending connection to the HRSD system.

     The Company connected its Gwaltney and Smithfield Packing wastewater treatment facilities to the HRSD system in June 1996 and July 1997, respectively, which were the earliest dates that the HRSD could serve those individual plants. To prepare for making these connections, the Company made more than $2.7 million in capital expenditures to upgrade its existing wastewater treatment facilities. The Company must continue to operate these facilities to produce a wastewater suitable for treatment in the HRSD system and, in addition, pay the HRSD approximately $1.8 million per year for wastewater treatment. The Company will account for these wastewater treatment costs as current period charges in the years in which such costs are incurred.

     These wastewater treatment facilities no longer make any discharges that are subject to regulation under the discharge permit. However, before being connected to the HRSD system, these facilities exceeded applicable discharge permit and consent orders limitations as discussed below.

     Record-Keeping Violations. Under its discharge permit, the Company regularly tested wastewater to determine compliance with applicable effluent limitations. Federal and state laws require that records of such tests be maintained for three years. Failure to maintain these records may result in the imposition of civil penalties, and criminal sanctions may be imposed in the event of false reporting or destruction of records. In July 1994, the Company learned that records of many tests conducted from 1991 through early 1994 could not be found. Despite a careful search, most of these records were never found and are believed to have been destroyed. The employee responsible for the supervision of the tests and the maintenance of the test records was replaced and subsequently terminated. In October 1996, that former employee entered a guilty plea and was convicted in the United States District Court for the Eastern District of Virginia of 23 violations of the federal Clean Water Act, including records destruction and making false reports. Eight of these violations related to his duties as the Company's employee, while 15 violations were committed during his outside consulting activities for public and private entities unrelated to the Company. Beginning in January 1998, several Company employees responsible for wastewater treatment were subpoenaed and testified before a federal grand jury in Norfolk, Virginia. Subsequently, the grand jury issued subpoenas requiring production of various environmental materials relating to the Company's Smithfield, Virginia wastewater and further testimony by Smithfield employers. Neither the Company nor any of its other present or former employees has been charged with any criminal violation arising from these matters, but there can be no assurance that charges will not be brought.

     EPA Suit. On August 8, 1997, in United States Of America V. Smithfield Foods, Inc. Et Al. (Civil Case No. 2:96:cv1204), a federal judge for the United States District Court for the Eastern District of Virginia imposed a $12.6 million civil penalty on the Company and its Smithfield Packing and Gwaltney subsidiaries. The Company recognized a nonrecurring charge of $12.6 million during the first quarter of fiscal 1998 with respect to this penalty. This suit was brought by the EPA for violations of the federal Clean Water Act before the Company's wastewater treatment facilities were connected to the HRSD system. The court found 6,982 days of violation. The Company asserted in its defense that approximately 5,500 of these violations were excused by the 1991 and 1994 Orders, which were issued by VSWCB in its role as primary enforcement authority under the federal-state Clean Water Act program. The Court held that the EPA was not bound by its awareness of, and failure to object to, those orders. The Company has appealed this and other aspects of the court's decision to the United States Court of Appeals for the Fourth Circuit in Richmond, Virginia. There can be no assurance as to the outcome of such appeal or any subsequent proceedings regarding this matter.

     Suit By Commonwealth Of Virginia. On August 30, 1996, VDEQ filed a civil suit under the laws of the Commonwealth of Virginia against the Company in the Circuit Court of the County of Isle of Wight, Virginia. This suit alleged a total of 22,517 discharge permit violations at the Gwaltney and Smithfield Packing facilities during the period from 1986 until such facilities were connected to the HRSD system in 1996 and 1997, respectively. The difference in the number of total violations charged by the EPA and the Commonwealth is mainly attributable to their different methods of counting violations. The same categories of violations were involved in both suits, except that the Commonwealth did not charge the Company with any permit violation excused by the 1991 and 1994 Orders. The Commonwealth's total was larger in part because the Commonwealth counted every missing record as a separate violation, and the EPA counted the number of days records were missing. In addition, the Commonwealth's suit alleged a separate violation for each failure to test chlorine levels every hour, failure to make certain required reports, and failure on certain days to properly staff the Company's facilities. While each violation is subject to a maximum penalty of $25,000, the Commonwealth's civil penalties policy is designed to recapture any economic benefit which accrued to the violator as a result of the noncompliance, and to impose a surcharge penalty for having committed such violations. In addition, the policy would increase the amount of penalties based upon the extent of environmental damage caused by the violations.

     At the beginning of the July 1997 trial of its case, the Commonwealth contended that the Company should pay a total of $6 million for the violations alleged, which included an alleged economic benefit of $4 million. In the middle of the trial, however, the Commonwealth voluntarily dismissed its suit. One week later, the Commonwealth refiled the same suit in Isle of Wight County Circuit Court. The Company has asked the Court to dismiss this second suit on double jeopardy and res judicata grounds. If the Commonwealth's charges go to trial again, the Company will argue that no economic benefit accrued to the Company and that no environmental damage was caused by the violations. There can be no assurance as to the outcome of any such proceeding.

                                  MANAGEMENT


Directors And Executive Officers Of The Company

     The directors and executive officers of the Company are set forth below.



                                            Years In Pork           Positions With The Company And
              Name                  Age        Industry                   Other Information
--------------------------------   -----   ---------------   -------------------------------------------
       Joseph W. Luter, III        58      29                Director; Chairman of the Board and Chief
                                                             Executive Officer of the Company
       Lewis R. Little             54      34                Director; President and Chief Operating
                                                             Officer of the Company and Smithfield
                                                             Packing
       Timothy A. Seely            48      26                President and Chief Operating Officer of
                                                             Gwaltney
       Joseph B. Sebring           50      22                Director; President and Chief Operating
                                                             Officer of John Morrell
       Roger R. Kapella            56      34                Director; President and Chief Operating
                                                             Officer of Patrick Cudahy
       Larry P. Swafford           51      22                President and Chief Operating Officer of
                                                             Lykes
       Aaron D. Trub               62      27                Director; Vice President, Secretary and
                                                             Treasurer of the Company
       C. Larry Pope               43      16                Vice President and Controller of the
                                                             Company
       Robert L. Burrus, Jr.       63      --                Director; Chairman of the law firm of
                                                             McGuire, Woods, Battle & Boothe LLP,
                                                             Richmond, Virginia
       F. J. Faison, Jr.           63      24                Director; President of Carroll's Foods,
                                                             Inc.,* Warsaw, North Carolina, a hog
                                                             and turkey producer
       Joel W. Greenberg           59      --                Director; Commodity Analyst, Alaron
                                                             Trading Corp., Chicago, Illinois, a
                                                             commodities brokerage firm
       George E. Hamilton, Jr.     82      60                Director; Retired President and Chief
                                                             Operating Officer of Smithfield Packing
       Richard J. Holland          72      --                Director; Chairman of the Board of The
                                                             Farmers Bank, Windsor, Virginia
       William H. Prestage         62      30                Director; Chairman of the Board, President
                                                             and Chief Executive Officer of Prestage
                                                             Farms, Inc.,* Clinton, North Carolina, a
                                                             hog and turkey producer

* As discussed elsewhere in this Prospectus, this producer is a party to various hog supply contracts and/or hog production arrangements with the Company. For further information, see "Business -- Business Strategy," " -- Raw Materials" and "Related Party Transactions."

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information concerning (i) the share ownership of each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock and (ii) the share ownership of the Company's Common Stock by all Directors and executive officers as a group, in each case as March 31, 1998.



                                                       Amount and Nature of
                                                       Beneficial Ownership
                Name and Address of                     (Number of Shares      Percent
                  Beneficial Owner                      Benefically Owned)     of Class
---------------------------------------------------   ---------------------   ---------
      Joseph W. Luter, III                                3,935,682 (1)          10.2%
      Smithfield Foods, Inc
        999 Waterside Drive,
        Suite 900
        Norfolk, VA 23510
      Carroll's Foods, Inc.                               2,956,000 (2)           7.9%
        P. O. Drawer 356
        Warsaw, NC 28398
      Montgomery Asset Management L.P.                    2,346,000 (3)           6.2%
        101 California Street
        San Francisco, CA 94111
      Directors and Executive Officers as a group         8,542,246 (4)          22.1%

(1) Includes 650,064 shares owned by Luter Packing Company, a corporation of which Mr. Luter is an officer, director and the owner of 81-percent of its capital stock and 1,000,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole dispositive power with respect to the 650,064 shares owned by Luter Packing Company. Mr. Luter may be deemed a control person of the Company.

(2) The number of shares in the table is based upon an amended Schedule 13D, dated January 10, 1996, filed by Carroll's Foods, Inc. The reported shares are owned of record by Carroll's Swine Investment Partnership, which is a Virginia general partnership between Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc. F. J. Faison, Jr., a director of the Company, is an officer and director of Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc., but is not a stockholder of either corporation. Mr. Faison disclaims personal beneficial ownership of the reported shares.

(3) The number of shares in the table is based upon a Schedule 13G, dated January 30, 1998, filed by Montgomery Asset Management, LLC
    ("Montgomery"), according to which Montgomery holds sole dispositive power with respect to all such shares and sole voting power with respect to 1,658,000 shares.

(4) Includes 1,180,000 shares subject to presently exercisable stock options.

                          RELATED PARTY TRANSACTIONS

     Joseph W. Luter, III, a Director and the Chairman of the Board and Chief Executive Officer of the Company, is an officer, director and the owner of 81-percent of the capital stock of Luter Packing Company, a wholesale distributor of meat and other food products. The Company sold $266,000 of its fresh pork and processed meat products to Luter Packing Company in fiscal 1997. The sales to Luter Packing Company were made by the Company in the ordinary course of its business, and in the opinion of the Company's management, the terms of those transactions were as favorable to the Company as those made to unaffiliated parties. In addition, Gwaltney purchased $12,772,000 of comminuted chicken meat for use in its frank and bologna products from a company 48-percent of the capital stock of which is owned by Mr. Luter's three adult children. The Company believes that the terms under which Gwaltney made such purchases were as advantageous to Gwaltney as those Gwaltney would have received from any other comminuted chicken meat producer.

     Mr. Luter's daughter and son-in-law are the sole members of Fishing Creek Farms LLC ("Fishing Creek"). Brown's, an 86-percent owned subsidiary of the Company, has arrangements with B&G Farms LLC ("B&G"), a limited liability company in which Brown's and Fishing Creek each have a 50-percent interest, for the production of hogs for the Company's pork processing plants. The arrangements involve, inter alia, (i) the lease of certain hog production facilities by B&G to Brown's until December 31, 2009 at an annual rent of approximately $465,000 per year, and (ii) advances by B&G to Brown's of cash for working capital. Working capital advances totaling $1,430,000 were outstanding as of April 27, 1997. All profits and losses from the hog production operations on land owned by B&G and leased by Brown's are shared equally by Brown's and Fishing Creek. All advances made pursuant to the arrangements accrue interest at a rate equal to the prime rate charged by one of the Company's lending banks. Brown's hog production operations on the B&G land generated $6.4 million of sales to other subsidiaries of the Company in fiscal 1997 and the Company anticipates about the same volume of business in fiscal 1998. The Company believes that the terms of the foregoing arrangements are no less favorable to the Company than if entered into with unaffiliated parties.

     F. J. Faison, Jr., a director of the Company, is the president and a director of Carroll's Foods, Inc. ("CFI") and its affiliates, Carroll's Farms of Virginia, Inc. ("CFAV") and Carroll's Foods of Virginia, Inc. ("CFOV"). The Company has arrangements with CFI and its affiliates for production of hogs for the Company's meat processing plants. The arrangements involve, inter alia, (i) Smithfield-Carroll's Farms, a partnership consisting of Smithfield Hog Farms, Inc., a wholly-owned subsidiary of the Company, and CFAV, which partnership owns hog raising facilities and leases them to CFOV, and (ii) contracts between the Company and CFOV and CFI which obligate the Company to purchase hogs produced by CFOV and CFI. Substantially all revenues of the Smithfield-Carroll's Farms partnership consist of CFOV's lease payments, which cover debt service, depreciation charges and other operating expenses. Such revenues were $8,227,000 in fiscal 1997 and are expected to be the same amount or slightly less in fiscal 1998. Pursuant to the purchase agreements, the Company purchased $93,049,000 and $269,499,000 of live hogs from CFOV and CFI, respectively, in fiscal 1997 and anticipates a greater volume of business under these agreements in fiscal 1998. The Company believes that the prices paid under the purchase agreement with CFI are equivalent to market.

     The purchase agreement with CFOV results in decreased raw material costs to the Company during periods when hog production is profitable and, conversely, an increase in such costs when such production is unprofitable. The agreement with CFOV resulted in decreased raw material costs to the Company (as compared to market costs) of $5,245,000 in fiscal 1997 compared to decreased raw material costs of $2,617,000 in fiscal 1996.

     Wendell H. Murphy, a director of the Company until late May 1998, is the chairman of the board and chief executive officer and the principal stockholder of Murphy Family Farms, Inc. ("MFF"), a hog producer located in Rose Hill, North Carolina. The Company has a contract with MFF which obligates the Company to purchase hogs finished by MFF in the Southeast. Pursuant to the purchase agreement, the Company purchased $433,861,000 of live hogs from MFF in fiscal 1997 and anticipates a greater volume of business under this agreement in fiscal 1998. The Company believes that the prices paid under the purchase agreement with MFF are equivalent to market.

     William H. Prestage, a director of the Company, is the chairman of the board, president and chief executive officer of Prestage Farms, Inc. ("PFI"), a hog and turkey producer located in Clinton, North Carolina. The Company has a contract with PFI which obligates the Company to purchase hogs produced by PFI in the states of Virginia, North Carolina and South Carolina. Pursuant to the purchase agreement, the Company purchased $182,576,000 of live hogs from PFI in fiscal 1997 and anticipates a greater volume of business under this agreement in fiscal 1998. The Company believes that the prices paid under the purchase agreement with PFI are equivalent to market.

     Smithfield of Utah, Inc. ("Smithfield-Utah"), a wholly-owned subsidiary of the Company, has entered into a joint hog production arrangement with three companies to produce hogs in the state of Utah for sale to an unrelated party.

The other companies participating in the joint hog production arrangement are
(i) Carroll's Foods of Utah, Inc. (an affiliate of Carroll's Foods, Inc.), of which F. J. Faison, Jr., a director of the Company, is the president and a director, (ii) West Isle Partners, Inc., of which Wendell H. Murphy, a director of the Company until late May 1998, is the president and a director and members of Mr. Murphy's family are the sole stockholders, and (iii) Prestage Farms of Utah, Inc., of which William H. Prestage, a director of the Company, is the president and a director and Mr. Prestage and his wife are the sole stockholders. As of April 27, 1997, Smithfield-Utah had contributed a total of $12,673,000 to the arrangement and had a 33-percent interest in its profits or losses. The Company believes that the terms of the joint arrangement are no less favorable to the Company than if entered into with unaffiliated parties.

     Cecil W. Gwaltney, who was serving as a director of the Company at the time of his death in September 1997, was chairman of the board of Gwaltney Motor Company ("GMC"), which was paid $677,000 by the Company in fiscal 1997 for automotive equipment and parts, and maintenance and leasing services. The Company leases substantially all of its automobiles under three-year leases arranged by GMC. As of April 27, 1997, the Company was obligated to make a total of $1,008,000 in future lease payments under such leases in effect on that date. The Company believes that the terms of all of its purchase transactions with GMC and the terms of the leases arranged by GMC are comparable to those available from other suppliers.

     H. Gordon Maxwell, III, a director of the Company until late May 1998, is a director and owns 50% of the voting stock of Maxwell Foods, Inc. ("MFI"), a hog producer located in Goldsboro, North Carolina. The Company has a contract with MFI which obligates the Company to purchase hogs produced by MFI in the State of North Carolina. Pursuant to the purchase agreement, the Company purchased $109,470,000 of live hogs from MFI in fiscal 1997 and anticipates a greater volume of business under this agreement in fiscal 1998. The Company believes that the prices paid under the purchase agreement with MFI are equivalent to market. In addition, Mr. Maxwell is a stockholder of a corporation which owns a controlling interest in Carolina Turkeys, Inc. ("CTI"). During fiscal 1997, the Company purchased $971,000 of comminuted chicken meat from CTI. The Company believes that the terms under which it made such purchases were as advantageous to the Company as those it would have received from any other comminuted chicken meat producer.

                              DESCRIPTION OF NOTES

General

     The Exchange Notes will be issued, and the Senior Subordinated Notes were issued, under an Indenture, dated as of Feburary 9, 1998 (the "Indenture"), between the Company and SunTrust Bank, Atlanta, as Trustee (the "Trustee"), a copy of which is available upon request to the Company.

     The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended ("TIA"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the section " -- Certain Definitions."

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company, in the Borough of Manhattan, City of New York, which initially shall be the principal corporate trust office of the Trustee, c/o First National Bank of Chicago, Attention: Corporate Trust Department, 14 Wall Street, New York, New York except that, at the option of the Company, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses.

     The Notes are, and will be unsecured senior subordinated obligations of the Company, ranking subordinate in right of payment to all Senior Indebtedness of the Company.

     The Exchange Notes will be issued, and the Senior Subordinated Notes were issued, only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge was made, or will be made, for any registration of transfer or exchange of Senior Subordinated Notes or Exchange Notes, as the case may be, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.


Terms of the Notes

     The Exchange Notes will be limited to $200,000,000 aggregate principal amount, and will mature on February 15, 2008. Each Exchange Note will bear interest at a rate per annum shown on the front cover of this Prospectus from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998 to Holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date.


No Sinking Fund or Redemption

     The Notes will not be redeemable at the option of the Company and will not be entitled to the benefit of any sinking fund.


Ranking

     The payment of Indebtedness evidenced by, and all other obligations in respect of, the Exchange Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents when due of all existing and future Senior Indebtedness of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "Defeasance" below is not subordinate to any Senior Indebtedness or subject to the restrictions described herein. As of February 1, 1998 the outstanding Senior Indebtedness of the Company was $200.4 million (exclusive of outstanding letters of credit and unused commitments of $350.0 million). Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "Certain Covenants -- Limitation on Indebtedness," "Risk Factors -- Leverage" and " -- Subordination of the Exchange Notes; Holding Company Structure; Asset Encumbrances."

     "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, (i) Bank Indebtedness and the Senior Secured Notes and (ii) all other Indebtedness of the Company, including interest and fees thereon, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinated to, payment to the Exchange Notes; provided, however, that Senior Indebtedness will not include (i) any obligation of the Company to any Subsidiary, (ii) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company,
(iii) any accounts payable or other
liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Indebtedness or (v) any Capital Stock.

     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Exchange Notes in accordance with the provisions of the Indenture. The Exchange Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Company may not pay principal of, premium, if any, or interest on, or make any payment on account of any other obligations with respect to, the Exchange Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase or retire any Exchange Notes (collectively, "pay the Exchange Notes") if (i) any Senior Indebtedness is not paid when due in cash or Cash Equivalents or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded in writing or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Exchange Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing.

     During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Exchange Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full in cash or Cash Equivalents). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Exchange Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given, and not more than one Payment Blockage Period may occur, in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization or bankruptcy of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness before the holders of the Exchange Notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Exchange Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to Holders of the Exchange Notes that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Exchange Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration; provided, however, that the Company and the Trustee shall be obligated to notify such a Representative only if such Representative has delivered or caused to be delivered to the Company and the Trustee an address for the service of such a notice (and the Company and the Trustee shall only be obligated to deliver the notice to the address so specified). The Company may not pay the Exchange Notes until five Business Days after such holders or the Representative of the Designated

Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Exchange Notes only if the subordination provisions of the Indenture otherwise permit payment at that time. In addition, the Indenture does not prohibit the transfer or contribution of the assets of the Company to its Wholly Owned Subsidiaries. In the event of any such transfer or contribution, holders of the Exchange Notes will be effectively subordinated to the claims of creditors of such Wholly Owned Subsidiaries against such assets.

     39By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders. See "Risk Factors -- Subordination of the Notes; Holding Company Structure; Asset Encumbrances."


Change of Control

     Upon the occurrence of any of the following events (each, a "Change of Control"), each Holder will have the right to require the Company to repurchase all or any part of such Holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

      (i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the fair market value of the assets of the Company on a consolidated basis, in one transaction or a series of related transactions, to any Person or Persons other than the Company or one or more of its Restricted Subsidiaries;

      (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year), directly or indirectly, of more than 50% of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

      (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

      (iv) the adoption of a plan relating to the liquidation or dissolution of the Company.

     In the event that at the time of such Change of Control the terms of any Indebtedness restrict or prohibit the repurchase of Exchange Notes pursuant to this covenant, then the Indenture requires that prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall either (i) repay in full all Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Indebtedness to permit the repurchase of the Exchange Notes as provided for in the immediately following paragraph. The Company will first comply with the covenant in the preceding sentence before the Company will be required to make the Change of Control Offer or to purchase the Exchange Notes pursuant to the provisions described herein; provided that such compliance will not extend the time periods set forth in the Indenture for the Company to make an offer to repurchase the Exchange Notes in connection with a Change of Control.

     Within 30 days following any Change of Control, the Company shall mail a notice (the "Change of Control Offer") to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); (4) that any Exchange Note not tendered will continue to accrue interest pursuant to its terms; (5) that, unless the Company defaults in the payment of the purchase price, any Exchange Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; and (6) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Exchange Notes purchased or to cancel such order of purchase.

     On or before the Change of Control Payment Date, the Company shall: (i) accept for payment Exchange Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Exchange Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Exchange Notes or portions thereof so accepted together with an Officers' Certificate specifying the Exchange Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail, to the Holders of Exchange Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Exchange Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of the "Change of Control" covenant of the Indenture, the Trustee shall act as Paying Agent.

     The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its Indenture obligations under this paragraph by virtue thereof.


     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     If the Company is unable to repay all of its indebtedness that would prohibit repurchase of the Exchange Notes or is unable to obtain the consents of the holders of indebtedness, if any, of the Company outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Exchange Notes, then the Company will have breached the "Change of Control" covenant of the Indenture. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Exchange Notes outstanding. In addition, the failure by the Company to repurchase Exchange Notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

     The occurrence of a Change of Control would constitute a default under the Revolving Credit Facilities. Furthermore, the Company is required upon the occurrence of certain change of control events (including, but not limited to, certain events which would constitute a Change of Control) to make an offer to repurchase the Senior Secured Notes. Future Senior Indebtedness of the Company and its Subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such other Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Exchange Notes could cause a default under agreements evidencing Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases of either of the Exchange Notes or of any indebtedness outstanding that would prohibit such a Exchange Note repurchase.

     The definition of "Change of Control" (see clause (i) of such definition) includes a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Exchange Notes as described above.

     None of the provisions of the Indenture relating to a purchase of the Exchange Notes upon a Change of Control is waivable by the Company's Board of Directors. Without the consent of each Noteholder affected thereby, after the mailing of the notice of a Change of Control Offer, no amendment of the Indenture may, directly or indirectly, affect the Company's obligation to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions of the definitions with respect to any such offer.


Certain Covenants

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date of the Incurrence of such Indebtedness the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries, as set forth below, may Incur the following
Indebtedness:

      (i) (A) Indebtedness of the Company Incurred pursuant to the Revolving Credit Facilities and (B) the Incurrence by a Receivables Entity of Indebtedness in a Qualified Receivables Transaction that is nonrecourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings) in an aggregate principal amount for Indebtedness Incurred under clauses (A) and (B) outstanding at any one time not to exceed the greater of (x) $400.0 million, less the aggregate amount of all repayments of principal actually made under the Revolving Credit Facilities since the Issue Date with Net Available Cash from Asset Dispositions pursuant to clause (a)(iii)(A) of the covenant described under " -- Limitation on Sales of Asset Sales" and (y) the Borrowing Base;

      (ii) the incurrence by the Company of Indebtedness represented by the Exchange Notes;

      (iii) Indebtedness (A) of the Company to any Wholly Owned Subsidiary and
   (B) of any Restricted Subsidiary to the Company or any other Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, an Incurrence of Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

      (iv) any Indebtedness (other than the Indebtedness described in clauses
   (i) or (iii) above) outstanding on the date of the Indenture, including the Senior Secured Notes and the Guarantees related thereto, and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or paragraph (a);

      (v) Indebtedness represented by the Note Guarantees and Guarantees of Indebtedness Incurred pursuant to clause (i) above;

      (vi) Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;

      (vii) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business;

      (viii) Indebtedness (in addition to Indebtedness described in clauses
   (i), (iii) and (iv)) of the Company or any Restricted Subsidiary attributable to Capitalized Lease Obligations, or Incurred to finance the acquisition, construction or improvement of fixed or capital assets, or constituting Attributable Debt in respect of Sale/Leaseback Transactions, in an aggregate principal amount at any time outstanding not in excess of $50.0 million;

      (ix) Indebtedness of a Restricted Subsidiary issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred (A) as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or (B) otherwise in connection with, or in contemplation of, such acquisition) and any Refinancing Indebtedness with respect thereto; provided, however, that on the date of any such acquisition of a Restricted Subsidiary, the Company shall have been able to Incur at least an additional $1.00 of Indebtedness under paragraph (a) above after giving effect to such acquisition; and

      (x) Indebtedness (in addition to Indebtedness described in clauses
   (i)-(ix)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause
   (x) and then outstanding, will not in the aggregate exceed $50.0 million.

     (c) Notwithstanding the foregoing, the Company will not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Indebtedness unless such Indebtedness (i) will be subordinated to the Exchange Notes to at least the same extent as such Subordinated Indebtedness and (ii) will not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded.

     (d) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Indebtedness; provided, however, if any such Indebtedness ceases to be Non-Recourse Indebtedness, such event shall be deemed to constitute an Incurrence of Indebtedness by the Company or a Restricted Subsidiary.

     (e) For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses.

     Limitation on Layering. The Company will not, and will not permit any Exchange Note Guarantor, if any, to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) if such Indebtedness is subordinate in right of payment to any Senior Indebtedness of the Company or any Indebtedness of any Exchange Note Guarantor, as the case may be, unless such Indebtedness is either (a) Senior Subordinated Indebtedness or (b) subordinate in right of payment to the Exchange Notes.

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any of its Subsidiaries (and, if such Subsidiary is not directly or indirectly owned 100% by the Company, to its other stockholders on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or any of its Subsidiaries,
(iii) purchase, repurchase, redeem, prepay interest, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) or (iv) make any Restricted Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment referred to in clauses
(i) through (iv) being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

     (1) a Default shall have occurred and be continuing (or would result therefrom);

     (2) the Company could not Incur at least an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under " -- Limitation on Indebtedness"; or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Company's Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Company's Board of Directors) declared or made subsequent to the date of the Indenture would exceed the sum of:

      (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) commencing on the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which financial results are available (but in no event ending more than 135 days prior to the date of such Restricted Payment) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

      (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) or other cash capital contributions subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which the Company or any Restricted Subsidiary is the lender or is liable as guarantor or otherwise);

      (C) the sum of (i) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any

   Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property (other than Capital Stock) distributed by the Company upon such conversion or exchange) and
   (ii) the aggregate Net Cash Proceeds received by the Company (less any contingent amounts that the Company may be required to refund or return) upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock);

      (D) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was treated as a Restricted Payment (and, with respect to clauses
   (i) and (ii), without duplication of any amounts included in Consolidated Net Income); and

      (E) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the net proceeds of such sale, liquidation or repayment and
   (B) the net book value of such Restricted Investment.

   (b) So long as there is no Default or Event of Default continuing, the provisions of the foregoing paragraph (a) will not prohibit:

      (i) any purchase, defeasance or redemption of Capital Stock or Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent the purchase by such plan or trust is financed by Indebtedness by such plan or trust and for which the Company or any Restricted Subsidiary is the lender or is liable as a guarantor or otherwise); provided, however, that (A) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale of Capital Stock shall be excluded in calculations under clause (3)(B) of paragraph (a);

      (ii) any purchase, defeasance or redemption of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of the Company that is Refinancing Indebtedness; provided, however, that (A) such Indebtedness is subordinated to the Senior Indebtedness and the Exchange Notes at least to the same extent as such Subordinated Indebtedness so purchased or redeemed and (B) such purchase, defeasance or redemption shall be excluded in subsequent calculations of the amount of Restricted Payments;

      (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with paragraph (a); provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments;

      (iv) any repurchase of an Equity Interest deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

      (v) Permitted Employee Payments in an aggregate amount not in excess of $5.0 million; provided, however, that such payments shall be included in the calculation of Restricted Payments; or

      (vi) the repurchase of common Equity Interests of Brown's of Carolina, Inc. outstanding but not owned by the Company on the Issue Date.

      Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any other Restricted Subsidiary, (ii) make any loans or advances to the Company or any other Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except:

      (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including pursuant to the Indenture, the Revolving Credit Facilities and the Senior Secured Notes;

      (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

      (3) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the Holders of the Exchange Notes taken as a whole than the original encumbrances and restrictions contained in such agreements;

      (4) in the case of clause (iii) above, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements and (D) ordinary course provisions restricting the assignability of contracts;

      (5) any restriction with respect to the Company or a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of the Company or such Restricted Subsidiary pending the closing of such sale or disposition;

      (6) restrictions created in connection with a Qualified Receivables Transaction that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity; and

      (7) any restriction by operation of applicable law.

      Limitation on Sales of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition (as determined in good faith by the management of the Company, or if such Asset Disposition involves consideration in excess of $20.0 million, by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee),
   (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash and/or Cash Equivalents (except such requirement of cash and/or Cash Equivalents shall not apply to any property, plant, equipment or other facility closed and designated as unused, idle or obsolete by either Senior Management or by resolution of the Board of Directors, and in either case set forth in an Officers' Certificate delivered to the Trustee) and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) as follows:

      (A) FIRST, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) within 365 days after the date of such Asset Disposition; (B) SECOND, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition; (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to purchase Exchange Notes and Senior Subordinated Indebtedness with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Senior Subordinated Indebtedness so tendered, if such Senior Subordinated Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, thereon to the purchase date and (D) FOURTH, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any corporate purpose; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset
   Dispositions that is not yet applied in accordance with this covenant exceeds $10.0 million.

      For the purposes of this covenant, the following are deemed to be cash:
   (x) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are converted within 30 days by the Company or such Restricted Subsidiary into cash. Upon the completion of the application of the Net Available Cash from any Asset Disposition pursuant to this paragraph (a) above, the amount of Net Available Cash attributable to such Asset Disposition shall be deemed to be zero.

     (b) In the event of an Asset Disposition that requires the purchase of Exchange Notes pursuant to clause (a)(iii)(C), the Company will be required to apply such Excess Proceeds (as defined below) to the repayment of the Exchange Notes and any other Senior Subordinated Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition as follows: (A) the Company will make an offer to purchase (an "Offer") within ten days of such time from all holders of the Exchange Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Exchange Notes that may be purchased out of an amount (the "Exchange Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Exchange Notes and the denominator of which is the sum of the outstanding principal amount of the Exchange Notes and such Senior Subordinated Indebtedness and (B) to the extent required by such Senior Subordinated Indebtedness to permanently reduce the principal amount of such Senior Subordinated Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem Senior Subordinated Indebtedness (a "Pari Passu Offer") in an amount equal to the excess of the Excess Proceeds over the Exchange Note Amount at a purchase price of 100% of their principal amount plus accrued and unpaid interest (or 100% of the accreted value of such Senior Subordinated Indebtedness, if such Senior Subordinated Indebtedness was offered at a discount) to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture with respect to the Offer and in the documentation governing such Senior Subordinated Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Exchange Notes tendered pursuant to the Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Company for use in accordance with clause
(a)(iii)(D) above. The Company shall not be required to make an Offer for Exchange Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(iii)(A) and (a)(iii)(B) above) ("Excess Proceeds") is less than $10.0 million (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph (c) by virtue thereof.

     Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or assets or the rendering of any service or the making of any Investment) with any Affiliate of the Company (an "Affiliate Transaction") on terms (i) that are less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, are not in writing and have not been approved or negotiated and entered into on behalf of the Company or such Restricted Subsidiary by Senior Management acting pursuant to authorizing resolutions adopted by a majority of the members of the Board of Directors or by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in (i) above). In addition, any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $20.0 million will also require an opinion from an independent investment banking firm or appraiser, as appropriate, of national prominence, to the effect that the terms of such transaction are either (i) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's length dealings with a Person who is not an Affiliate or (ii) fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under " -- Limitation on Restricted Payments", (ii) the performance of the Company's or Restricted Subsidiary's obligations under any collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of reasonable fees and compensation to employees, officers or directors as determined in good faith by the Company's Board of Directors or senior management (including indemnification to the fullest extent permitted by applicable law, directors' and officers' insurance and similar arrangements, employment contracts, non-competition and confidentiality agreements and similar instruments or payments) entered into in the ordinary course of business, (iv) maintenance in the ordinary course of business of reasonable benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, SERPs, split-dollar life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans as determined in good faith by the Company's Board of Directors or Senior Management, (v) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries,
(vi) transactions effected as part of a Qualified Receivables Transaction,
(vii) any issuance by the Company of Capital Stock (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans to the extent reasonable, as determined in good faith by the Company's Board of Directors in the ordinary course of business, and loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries consistent with past practices, (viii) transactions with customers, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or the Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated third party, in the reasonable determination of the Board of Directors of the Company or the Senior Management thereof, and (ix) any agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the Exchange Notes in any material respect).

     Limitation on the Sales or Issuance of Capital Stock of Restricted Subsidiaries. The Company (i) will not, and will not permit any Restricted Subsidiary to, transfer, convey, lease, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary to any Person (other than to the Company or a Wholly Owned Subsidiary), and (ii) will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock (other than directors' qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary); provided, however, that (i) the Company is permitted to sell all the Capital Stock of a Restricted Subsidiary as long as the Company is in compliance with the terms of the covenant described under " -- Limitation on Sales of Assets" and (ii) the Company is permitted to sell less than all of the Capital Stock of a Restricted Subsidiary if (A) immediately after giving effect to such sale such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such sale would have been permitted to be made under " -- Limitation on Restricted Payments" covenant if made on the date of such issuance or sale and (B) the Company is in compliance with the terms of the covenant described under " -- Limitation on Sales of Assets".

     Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Exchange Notes are equally and ratably secured with the obligations so secured (or senior to, in the event the Lien relates to a Subordinated Indebtedness) or until such time as such obligations are no longer secured by a Lien.

     The Indenture provides that no Exchange Note Guarantor will directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness of such Exchange Note Guarantor on any asset or property of such Exchange Note Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Guarantee of such Exchange Note Guarantor is equally and ratably secured with the obligations so secured (or senior to, in the event the Lien relates to a Subordinated Indebtedness) or until such time as such obligations are no longer secured by a Lien.

     Notwithstanding the foregoing, Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity incurred in connection with a Qualified Receivables Transaction will not require such equal and ratable security.


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

     SEC Reports. Notwithstanding that the Company may not remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file (if then permitted to do so) with the SEC and provide (whether or not so filed with the SEC) the Trustee and Noteholders and prospective Noteholders (upon request) within 15 days of the date of filing with the SEC or, if not filed, on the date that such reports would be required to be filed with the SEC if the Company was a reporting company, with the annual reports and the information, documents and other reports, which are specified in Sections 13 and 15(d) of the Exchange Act; provided, however, that the Company shall provide one copy of the exhibits of the foregoing to the Trustee and shall (upon request) provide additional copies of such exhibits to any Noteholder or prospective Noteholder. The Company also will comply with the other provisions of TIA ss. 314(a).

     Future Guarantees. (a) The Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Exchange Notes by such Restricted Subsidiary (an "Exchange Note Guarantee") except that with respect to a guarantee of Indebtedness of the Company (A) if the Exchange Notes are subordinated in right of payment to such Indebtedness, the Exchange Note Guarantee shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the Exchange Notes are subordinated to such Indebtedness under the Indenture and (B) if such Indebtedness is by its express terms subordinated in right of payment to the Exchange Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Exchange Note Guarantee with respect to the Exchange Notes substantially to the same extent as such Indebtedness is subordinated to the Exchange Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Exchange Note Guarantee; and (iii) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that (A) such Exchange Note Guarantee has been duly executed and authorized and (B) such Exchange Note Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, subject to bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and general principles of equity; provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary (x) that (A) existed at the time such Person became a Restricted Subsidiary of the Company and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or (y) that guarantees the payment of obligations of the Company or any Restricted Subsidiary under the Revolving Credit Facilities, the Senior Secured Notes or any other Senior Indebtedness and any refunding, refinancing or replacement thereof, in whole or in part, provided that such refunding, refinancing or replacement thereof constitutes Senior Indebtedness and is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act (any guarantee excluded by operations of this clause (y) being an "Excluded Guarantee").

     (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Exchange Note Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture), (ii) the release or discharge of the guarantee which resulted in the creation of such Exchange Note Guarantee, except a discharge or release by or as a result of payment under such guarantee or (iii) such Restricted Subsidiary is designated an Unrestricted Subsidiary of the Company in accordance with the terms of the Indenture by the Company's Board of Directors.

     Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.


Merger and Consolidation

     The Company will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into the Company, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Exchange Notes and the Indenture; (ii) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under " -- Limitation on Indebtedness"; (iv) each Exchange Note Guarantor, if any, shall have delivered a written instrument in form and substance satisfactory to the Trustee confirming its Exchange Note Guarantee; and (v) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transactions or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Subject to paragraph (b) of " -- Future Guarantees," each Exchange Note Guarantor will not, in a single transaction or series of related transactions, consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of all or substantially all its assets to, any Person nor permit any Person to merge with or into such Exchange Note Guarantor, unless, (i) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not the Exchange Note Guarantor) will expressly assume in writing all the obligations of such Exchange Note Guarantor under the Exchange Note Guarantee;
(ii) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under " -- Limitation on Indebtedness"; (iv) each other Exchange Note Guarantor shall have delivered a written instrument in form and substance satisfactory to the Trustee confirming its Exchange Note Guarantee; and (v) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such assumption of the Exchange Note Guarantee, if applicable, comply with the Indenture. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of such Exchange Note Guarantor, the Capital Stock of which constitutes all or substantially of all of the properties and assets of such Exchange Note Guarantor, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Note Guarantor.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Exchange Notes. Solely for the purpose of computing amounts described in clause 3(A) of " -- Limitation on Restricted Payments," the Successor Company shall only be deemed to have succeeded and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

     Notwithstanding the foregoing clauses (ii) and (iii) of the first paragraph of this convenant, (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate incorporated exclusively for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.


Defaults

     An Event of Default is defined in the Indenture as (i) a default in the payment of principal of or premium, if any, on any Exchange Note when due at its Stated Maturity, upon required repurchase, upon declaration or otherwise,
(ii) a default in any payment of interest on any Exchange Note when due, continued for 30 days, (iii) the failure by the Company to comply with its obligations under the covenant described under " -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under " -- Change of Control" or " -- Certain Covenants" above (in each case, other than a failure to purchase Exchange Notes), (v) a default by the Company in the performance of or a breach by the Company of any other covenant or agreement of the Company in the Indenture or under the Exchange Notes and such default continues for a period of 60 consecutive days after receipt by the Company of notice of such default or breach, (vi) the failure by any Exchange Note Guarantor that is a Significant


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

Subsidiary (if any) to comply with its obligations under any Exchange Note Guarantee to which such Exchange Note Guarantor is a party, after any applicable grace period, (vii) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the "cross acceleration provision"), (viii) certain events of bankruptcy, insolvency or reorganization, whether voluntary or involuntary, of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (ix) the rendering of any judgment or decree for the payment of money in excess of $25.0 million or its foreign currency equivalent in the aggregate for all such final judgments or orders against the Company or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced and not discharged within ten days or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment or decree and is not discharged, waived, stayed or bonded (the "judgment default provision"), or (x) the failure of any Exchange Note Guarantee by an Exchange Note Guarantor (if any) which is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof) or the denial or disaffirmation by any such Exchange Note Guarantor of its obligations under any Exchange Note Guarantee if such Default continues for 30 days.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a Default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Exchange Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

     If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the outstanding Exchange Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued but unpaid interest on all the Exchange Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. In the event of a declaration of acceleration because an Event of Default set forth in clause (vii) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (vii) shall be remedied or cured by the Company and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary occurs and is continuing, the principal of, premium, if any, and interest on all the Exchange Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Exchange Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Exchange Notes and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Exchange Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Exchange Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Exchange Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Exchange Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Exchange Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the

Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Exchange Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.


Defeasance

     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Exchange Note Guarantors discharged with respect to the outstanding Exchange Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Exchange Notes, except for (i) the rights of holders of the Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest on the Exchange Notes when such payments are due, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes.

     The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Company exercises its Legal Defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its Covenant Defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default specified in clause (iv), (v), (vi),
(vii), (viii) (with respect to Significant Subsidiaries), (ix) or (x) under "Events of Default" above or because of the failure of the Company to comply with clause (iii) or (iv) under "Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Exchange Notes cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Exchange Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Exchange Notes concurrently with such incurrence); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the Exchange Notes and
(B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and that no Holder of the Exchange Notes is an insider of the Company, after 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) certain other customary conditions precedent are satisfied. ard thereto or any change in events, conditions are satisfied.


Amendments and Waivers

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Exchange Notes then outstanding and any past default (other than with resect to nonpayment) or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Exchange Notes then outstanding. However, without the consent of each Holder of an outstanding Exchange Note affected, no amendment may, among other things, (i) reduce the principal amount of Exchange Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Exchange Note, (iii) reduce the principal of or extend the Stated Maturity of any Exchange Note, (iv) reduce the premium payable upon repurchase or change the time at which any Exchange Note may be repurchased under "Change of Control" and "Limitations on Sales of Assets," (v) make any Exchange Note payable in money other than that stated in the Exchange Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Exchange Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Exchange Notes, (vii) release any Exchange Note Guarantor (if any) from any of its obligations under its Exchange Note Guarantee or the Indenture, except in compliance with the terms thereof, or
(viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

     Without the consent of any Holder, the Company and Trustee may amend the Indenture to (i) cure any ambiguity, omission, defect or inconsistency, (ii) to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, (iii) to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes (provided, however, that the uncertificated Exchange Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), (iv) to add Guarantees with respect to the Exchange Notes, (v) to secure the Exchange Notes, (vi) to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company and (vii) to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

     The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.


No Personal Liability of Incorporators, Shareholders, Officers, Directors, or Employees

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Exchange Notes, waives and releases all such liability. Such waiver and release are not intended to affect the rights of Holders under the federal securities laws.


Concerning the Trustee

     SunTrust Bank, Atlanta is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Exchange Notes.

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee is to use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The


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

Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.


Governing Law

     The Indenture provides that it and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.


                              CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is or will thereupon become a Restricted Subsidiary; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) above and (iii) any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to clauses (i) and (ii). For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer or other issuance or disposition (or series of related sales, leases, transfers, issuance or dispositions that are part of a common plan) of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a sale and leaseback, merger, consolidation or similar transaction, but excluding any disposition by means of any pledge of assets or stock by the Company or any of its Subsidiaries otherwise permitted under the Indenture, and any transaction or series of related transactions from which the Company or any of its Subsidiaries receives an aggregate consideration of less than $500,000) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of assets held for resale in the ordinary course of business, (iii) the sale of Temporary Cash Investments in the ordinary course of business, (iv) the sale or other disposition of damaged, worn, unneeded or obsolete equipment in the ordinary course of business, (v) for purposes of the covenant described under " -- Limitation on Sales of Assets" only, a disposition subject to the covenant described under " -- Limitation on Restricted Payments," (vi) the sale of other assets so long as the fair market value of the assets disposed of pursuant to this clause (vi) does not exceed $2.0 million in the aggregate in any fiscal year and $10.0 million in the aggregate prior to February 15, 2008,
(vii) any disposition of assets pursuant to and in accordance with the provisions described under "Merger and Consolidation" and/or "Change of Control", (viii) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute Additional Assets or an Investment in a Permitted Joint Venture that in each case complies with the " -- Limitation on Restricted Payments" covenant and (ix) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a


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

Receivables Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Revolving Credit Facilities and any Refinancing Indebtedness with respect to the foregoing, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for postfiling interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof (including, without limitation, cash collateralization of letters of credit).

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board with respect to the relevant matter.

     "Borrowing Base" means, as of the date of determination, an amount equal to the sum, without duplication of (i) 75% of the net book value of the Company's and its Restricted Subsidiaries' accounts receivable at such date and
(ii) 75% of the net book value of the Company's and its Restricted Subsidiaries' inventories at such date. Net book value shall be determined in accordance with GAAP and shall be that reflected on the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination).

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

     "Capital Stock" of any Person means (i) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person but in each case excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

     "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (ii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million and the commercial paper of the holding company of which is rated at least "A-1" or the equivalent thereof by S&P or "P-1" or the equivalent thereof by Moody's, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated "A-1" or the equivalent thereof by S&P or "P-1" or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition thereof, (v) investment funds investing 95% of their assets in securities of the type described in clauses
(i)-(iv) above.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such four consecutive fiscal quarters; provided, however, that:


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

      (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

      (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

      (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment in a Restricted Subsidiary or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act) as if such Investment or acquisition occurred on the first day of such period and without regard to clause (ii) of the definition of Consolidated Net Income, and

      (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total consolidated cash and non-cash interest expense (excluding capitalized interest) of the Company and its Restricted Subsidiaries, determined in accordance with GAAP, plus, to the extent incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Debt, (ii) amortization of debt discount and debt issuance cost (other than those debt discounts and debt issuance costs incurred on the Issue Date), (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,
(vi) interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vii) net costs associated with Hedging Obligations (or minus net gains associated with Hedging Obligations), (viii) the product of (A) Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries and Disqualified Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan


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

or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

     "Consolidated Net Income" means, for any period, without duplication, the consolidated net income (loss) of the Company and its Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net
Income:

      (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

      (ii) any net income (loss) of any Person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

      (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that
   (A) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

      (iv) any gain (but not loss) realized upon the sale or other disposition of any asset of the Company or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person,

      (v) any extraordinary gain or loss,

      (vi) the cumulative effect of a change in accounting principles, and

      (vii) for purposes of clause (a)(3)(A) of "Limitation on Restricted Payments", amounts otherwise included in Consolidated Net Income that have the effect of reducing the aggregate amount of Investments under clause
   (vii) of the definition of Permitted Investments.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

     "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and the Senior Secured Notes and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount of or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for the purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 123 days after the Stated Maturity of the Exchange Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Exchange Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Sales of Assets" and "Change of Control" covenants contained in the Indenture and


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

such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Exchange Notes as are required to be repurchased pursuant to the "Limitation on Sales of Assets" and "Change of Control" covenants.

     "EBITDA" means, for any period, the Consolidated Net Income for such period, plus, without duplication and to the extent deducted in calculating such Consolidated Net Income, (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization of intangibles and (v) other non-cash charges or non-cash losses (other than non-cash charges to the extent they represent an accrual of or reserve for cash charges in any future period or amortization of a prepaid expense that was paid in a prior period), less, without duplication, non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period); provided, that if any Restricted Subsidiary is not directly or indirectly owned 100% by the Company, EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the EBITDA attributable to such Restricted Subsidiary multiplied by
(B) the quotient of (1) the number of shares of outstanding common Equity Interests of such Restricted Subsidiary not owned directly or indirectly by the Company on the last day of such period by the Company divided by (2) the total number of shares of outstanding common Equity Interests of such Restricted Subsidiary on the last day of such period.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means any public or private sale of common stock of the Company (excluding Disqualified Stock), other than public offerings with respect to the Company's common stock registered on Form S-8.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Note Guarantee" means any guarantee that may from time to time be executed and delivered by a Restricted Subsidiary pursuant to the covenant described under " -- Future Guarantees."

     "Exchange Note Guarantor" means any Subsidiary that has issued a Exchange Note Guarantee.

     "Exchange Note Register" means the register of Exchange Notes, maintained by the Trustee, pursuant to the Indenture.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other nonfinancial obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or such other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name an Exchange Note is registered in the Exchange Note Register.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

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      (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money,

      (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

      (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (v)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit),

      (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services,

      (v) all Capitalized Lease Obligations and Attributable Debt of such
   Person,

      (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary of the Company, any Preferred Stock (but excluding, in each case, any accrued dividends),

      (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other
   Persons,

      (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person, and

      (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under " -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith either by the Board of Directors or Senior Management.

     "Issue Date" means the date on which the Exchange Notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, or any filing of, or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc., and its successors.

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     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of counsel, accountants and investment bankers), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Asset Disposition), provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

     "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Non-Recourse Indebtedness" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support pursuant to any undertaking, agreement or instrument that would constitute Indebtedness or (B) is directly or indirectly liable and (ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Officer" means any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, Vice President, Treasurer, Secretary or Controller of the Company.

     "Officers' Certificate" means a certificate signed by two or more
Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Employee Payments" means Restricted Payments by the Company or any Restricted Subsidiary in respect of (i) the repurchase of Capital Stock by the Company or any Restricted Subsidiary from an employee of the Company or any Restricted Subsidiary or their assigns, estates or heirs upon the death, retirement or termination of such employee or (ii) loans or advances to employees of the Company or any of its Subsidiaries made in the ordinary course of business.

     "Permitted Holders" means Joseph W. Luter, III or any Person the majority of the equity interests of which is beneficially owned by Joseph W. Luter, III.


     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary, the Company or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that the primary business of such Person is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) securities received as consideration in Asset Dispositions made in compliance with the covenant described under " -- Limitation on Sales of Assets" with the exception of securities received as consideration for Asset Dispositions of any property, plant, equipment or other facility closed and designated in accordance with clause (a) (ii) of the " -- Limitation on Sales of Assets" covenant; (vi) Investments in existence on the Issue Date (but not in excess of the amount of such Investments in existence on the Issue Date without giving effect to increases or decreases attributable to accounting for the net income of such Investments or subsequent changes in value); (vii) any


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Investment by the Company or a Wholly Owned Subsidiary in a Receivables Entity
or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an Equity Interest and (viii) additional Investments in a Related Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

     "Permitted Joint Venture" means any Person in which the Company or a Restricted Subsidiary owns, directly or indirectly, an ownership interest (other than a Subsidiary) and whose primary business is related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries at the time of determination.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

     "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity, (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Recourse Indebtedness" means Indebtedness that is not Non-Recourse Indebtedness.

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

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "Refinances," and "Refinanced" shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted by the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary (except that an Exchange Note Guarantor shall not refinance Indebtedness of a Restricted Subsidiary that is not an Exchange Note Guarantor)) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that
(i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums, unpaid accrued interest and other costs and expenses incurred in connection with such Refinancing Indebtedness; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business which is the same as or related, complementary or ancillary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture.

     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Revolving Credit Facilities" means the collective reference to (i) the Five-Year Credit Agreement, dated as of July 15, 1997, among the Company, the subsidiary guarantors thereto, the lenders party thereto and The Chase Manhattan Bank, as administrative agent and (ii) the 364-Day Credit Agreement dated as of July 15, 1997, among the Company, the subsidiary guarantors thereto, the lenders party thereto and The Chase Manhattan Bank, as administrative agent, each as may be amended, supplemented or modified from time to time and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Revolving Credit Facilities or one or more other credit or other agreements or indentures).

     "Sale/Leaseback Transaction" means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Management" means with respect to the Company or any of its Subsidiaries, as the case may be, any one of the Chairman of the Board, the Chief Executive Officer, the President and the Chief Operating Officer or any combination of the foregoing.

     "Senior Secured Notes" means collectively, the 6.24% Series A Senior Secured Notes Due November 1, 1998, the 8.41% Series B Senior Secured Notes Due August 1, 2006, the 8.34% Series C Senior Secured Notes Due August 1, 2003, the 9.80% Series D Senior Secured Notes Due August 1, 2003, the 10.75% Series E Senior Secured Notes Due August 1, 2005, the 8.52% Series F Senior Secured Notes Due August 1, 2006, the 9.85% Series G Senior Secured Notes Due November 1, 2006 and the 8.41% Series H Senior Secured Notes Due August 1, 2004, each issued pursuant to the Note Purchase Agreement, dated as of July 15, 1996, among the Company and each of the several purchasers named therein, as the same may be amended, supplemented or otherwise modified from time to time.

     "Senior Subordinated Indebtedness" means any Indebtedness that is pari passu in right of payment to the Exchange Notes.

     "Significant Subsidiary" means any Restricted Subsidiary that is a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.


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

     "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable transaction.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer, unless such contingency has occurred).

     "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) which is subordinate or junior in right of payment to the Exchange Notes pursuant to a written agreement.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

     "Successor Company" shall have the meaning assigned thereto in clause (i) under " -- Merger and Consolidation."

     "Temporary Cash Investments" means any of the following: (i) any Investment in direct obligations (x) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof or (y) of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" by S&P or "A-1" by Moody's, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or
(ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's and (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any short-term successor rule) of the SEC, under the Investment Company Act of 1940, as amended.

     "TIA" or "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. ss.ss. 77aaa- 77bbbb), as in effect from time to time.

     "Total Assets" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the recent balance sheet of such Person.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an


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

Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary (except a Restricted Subsidiary which upon such designation becomes an Unrestricted Subsidiary in accordance with the Indenture); povided that (i) such designation would be permitted under the "Limitation on Restricted Payments" covenant described above, (ii) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (A) is Guaranteed by the Company or any Restricted Subsidiary, (B) is Recourse Indebtedness or (C) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iii) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare such Indebtedness of the Company or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of " -- Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary 80% or more of the Capital Stock of which (other than directors' qualifying shares) is owned directly or indirectly by the Company.


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                         BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the Exchange Notes will be issued in fully registered form. The Company expects that the Exchange Notes will be issued initially in the form of a permanent global certificate in fully registered form (the "Global Note") and will be deposited with the Trustee as custodian for the Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.


The Global Note

     The descriptions of the operations and procedures of DTC, Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither the Company nor the Initial Purchaser takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.


     The Company expects that pursuant to procedures established by DTC (i) upon deposit of each Global Note, DTC will credit the accounts of Participants designated by the Initial Purchaser with an interest in the Global Note and
(ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Exchange Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Exchange Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Exchange Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Exchange Notes in a physical, certified form ("Certified Notes"), and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Exchange Notes under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of Exchange Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Exchange Notes.

     Payments with respect to the principal of, and premium, if any, Liquidated Damages, if any, and interest on, any Exchange Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Exchange Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, Liquidated Damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same- day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Exchange Notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


Certificated Notes

     If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Exchange Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

                 SENIOR SUBORDINATED NOTES REGISTRATION RIGHTS

     The Company and the Initial Purchaser entered into the Exchange and Registration Rights Agreement concurrent with the issuance of the Senior Subordinated Notes. Pursuant to the Exchange and Registration Rights Agreement, the Company agreed, (i) to file with the Commission on or prior to 60 days after the date of issuance of the Senior Subordinated Notes (the "Issue Date") a registration statement on Form S-1 or Form S-4 if the use of such form is then available (the "Exchange Offer Registration Statement"), relating to a registered exchange offer (the "Exchange Offer") for the Senior Subordinated Notes under the Securities Act and (ii) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for Exchange Notes, that are identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions), and that would be registered under the Securities Act. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the Holders of the Senior Subordinated Notes.

     If (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Company is not permitted to effect the Exchange Offer as contemplated hereby, (ii) any Senior Subordinated Notes validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Notes within 150 days after the Issue Date, (iii) the Initial Purchaser so requests with respect to Senior Subordinated Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, (iv) any applicable laws or interpretations do not permit any Holder of Senior Subordinated Notes to participate in the Exchange Offer or (v) any Holder of Senior Subordinated Notes that participates in the Exchange Offer does not receive freely transferable Exchange Notes in exchange for tendered Senior Subordinated Notes, then the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such Holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Senior Subordinated Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (ii) the date on which such Senior Subordinated Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Senior Subordinated Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

     The Company will use its reasonable best efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by policy of the Commission, the Company will commence the Exchange Offer and will use its reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 150 days after the Issue Date. If applicable, the Company will use its reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date.

     If (i) the applicable Registration Statement is not filed with the Commission on or prior to 60 days after the Issue Date, (ii) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 120 days after the Issue Date, (iii) the Exchange Offer is not consummated on or prior to 150 days after the Issue Date or (iv) the Shelf Registration Statement is filed and declared effective within 120 days after the Issue Date but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional Shelf Registration Statement filed and declared effective (each such event referred to in clauses
(i) through (iv), a "Registration Default"), the Company will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed, the Exchange Offer Registration Statement is declared effective, the Exchange Offer is consummated or the Shelf Registration Statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to Holders in the same manner as interest payments on the Notes on semiannual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     The Exchange and Registration Rights Agreement also provides that the Company (i) shall make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expenses of one counsel to the Holders of the Senior Subordinated Notes) and will indemnify certain Holders of the Senior Subordinated Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

     Each Holder of the Notes who wishes to exchange such Senior Subordinated Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received pursuant to the Exchange Offer are being acquired in the ordinary course of the business of the person receiving such Exchange Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes and (iii) neither the Holder nor any such other person is an "affiliate" (as defined in Rule 405 of the Securities
Act) of the Company, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the Holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Senior Subordinated Notes that were acquired as a result of market-making activities or other trading activities (an "Exchanging Dealer"), it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.


     Holders of the Senior Subordinated Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Senior Subordinated Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A Holder who sells Senior Subordinated Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations).

     For so long as the Senior Subordinated Notes are outstanding, the Company will continue to provide to Holders of the Senior Subordinated Notes and to prospective purchasers of the Senior Subordinated Notes the information required by paragraph (d)(4) of Rule 144A.

     The foregoing description of the Exchange and Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement.


                             PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Senior Subordinated Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "Affiliate," (ii) a broker-dealer who acquired Senior Subordinated Notes directly from the Company or (iii) broker-dealers who acquired Senior Subordinated Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes; provided that broker-dealers receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Subordinated Notes where Senior Subordinated Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 7, 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify such holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia, a limited liability partnership. Robert L. Burrus, Jr., a partner of McGuire, Woods, Battle & Boothe LLP, is a director of the Company and owns 1,000 shares of the Company's Common Stock.


                                    EXPERTS

     The audited consolidated financial statements of the Company included in and incorporated by reference in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Lykes Meat Group as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, incorporated in this Prospectus and Registration Statement by reference to Form 8-K dated January 17, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     Smithfield has agreed to indemnify Price Waterhouse LLP for the payment of all legal costs and expenses incurred in Price Waterhouse LLP's successful defense of any legal action or proceeding that arises as a result of inclusion of Price Waterhouse LLP's audit reports on the combined financial statements of Smithfield Foods in this Prospectus and Registration Statement.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS



                                                                                                Page(s)
                                                                                             -------------
Audited Year-End Financial Statements
Report of Independent Public Accountants .................................................        F-1
Consolidated Balance Sheets at April 27, 1997 and April 28, 1996 .........................        F-2
Consolidated Statements of Income for the Years Ended April 27, 1997, April 28, 1996,
 and April 30, 1995 ......................................................................        F-3
Consolidated Statements of Cash Flows for the Years ended April 27, 1997, April 28, 1996,
 and April 30, 1995 ......................................................................        F-4
Consolidated Statements of Stockholders' Equity for the Years ended April 27, 1997,
 April 28, 1996 and April 30, 1995 .......................................................        F-5
Notes to Consolidated Financial Statements ...............................................    F-6 to F-21
Unaudited Interim Financial Statements

Consolidated Condensed Balance Sheets at February 1, 1998 and April 27, 1997 .............        F-22
Consolidated Condensed Statements of Income for the 14 Weeks ended February 1, 1998, 13
Weeks ended January 26, 1997, 40 Weeks ended February 1, 1998 and 39 Weeks ended
 January 26, 1997 ........................................................................        F-23

Consolidated Condensed Statements of Cash Flows for the 40 Weeks ended February 1, 1998
 and 39 Weeks ended January 26, 1997 .....................................................        F-24
Notes to Consolidated Condensed Financial Statements .....................................    F-25 to F-26

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Smithfield Foods, Inc.:

     We have audited the accompanying consolidated balance sheets of Smithfield Foods, Inc. (a Delaware corporation), and subsidiaries as of April 27, 1997, and April 28, 1996, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the three years in the period ended April 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smithfield Foods, Inc., and subsidiaries as of April 27, 1997, and April 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended April 27, 1997, in conformity with generally accepted accounting principles.





                                        /s/ ARTHUR ANDERSEN LLP
Richmond, Virginia
June 6, 1997

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS



                                                                                     Fiscal Years Ended
                                                                                -----------------------------
                                                                                  April 27,       April 28,
                                                                                     1997            1996
                                                                                -------------   -------------
                                                                                       (In thousands)
ASSETS
Current Assets:
 Cash .......................................................................    $   25,791      $   28,529
 Accounts receivable less allowances of $1,499,000 and $1,084,000 ...........       166,094         144,956
 Inventories ................................................................       253,276         210,759
 Net advances to joint hog production arrangements ..........................            --           7,578
 Prepaid expenses and other current assets ..................................        43,217          28,585
                                                                                 ----------      ----------
  Total Current Assets ......................................................       488,378         420,407
                                                                                 ----------      ----------
Property, Plant and Equipment:
 Land .......................................................................        13,964          12,453
 Buildings and improvements .................................................       205,523         146,545
 Machinery and equipment ....................................................       344,328         303,384
 Construction in progress ...................................................        50,578          74,207
                                                                                 ----------      ----------
                                                                                    614,393         536,589
 Less accumulated depreciation ..............................................      (187,518)       (163,866)
                                                                                 ----------      ----------
  Net Property, Plant and Equipment .........................................       426,875         372,723
                                                                                 ----------      ----------
Other Assets:
 Investments in partnerships ................................................        44,582          29,662
 Deferred income taxes ......................................................            --          10,235
 Other ......................................................................        35,419          24,592
                                                                                 ----------      ----------
  Total Other Assets ........................................................        80,001          64,489
                                                                                 ----------      ----------
                                                                                 $  995,254      $  857,619
                                                                                 ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Notes payable ..............................................................    $   77,500      $  110,563
 Current portion of long-term debt and capital lease obligations ............         7,800          13,392
 Accounts payable ...........................................................       132,268         113,344
 Accrued expenses and other current liabilities .............................       106,498          95,082
                                                                                 ----------      ----------
  Total Current Liabilities .................................................       324,066         332,381
                                                                                 ----------      ----------
Long-term Debt and Capital Lease Obligations ................................       288,486         188,618
                                                                                 ----------      ----------
Other Noncurrent Liabilities:
 Pension and postretirement benefits ........................................        55,320          59,128
 Deferred income taxes ......................................................         7,260              --
 Other ......................................................................        12,636          14,975
                                                                                 ----------      ----------
  Total Other Noncurrent Liabilities ........................................        75,216          74,103
                                                                                 ----------      ----------
Commitments and Contingencies ...............................................
Convertible Preferred Stock .................................................            --          20,000
                                                                                 ----------      ----------
Stockholders' Equity:
 Preferred stock, $1.00 par value, 1,000,000 authorized shares ..............            --              --
 Common stock, $.50 par value, 25,000,000(1) authorized shares; 38,393,362(2)
   and 18,453,015 issued ....................................................       19,197(2)         9,227
 Additional paid-in capital .................................................      104,062(2)        92,762
 Retained earnings ..........................................................       191,870         148,171
 Treasury stock, at cost, 874,000(2) and 437,000 shares .....................        (7,643)         (7,643)
                                                                                 ----------      ----------
  Total Stockholders' Equity ................................................       307,486         242,517
                                                                                 ----------      ----------
                                                                                 $  995,254      $  857,619
                                                                                 ==========      ==========

---------
(1) Authorized shares were increased from 25,000,000 to 100,000,000 effective August 28, 1997.

(2) Adjusted for 2-for-1 stock split effective September 26, 1997.


The accompanying notes are an integral part of these consolidated balance sheets.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME



                                                                                   Fiscal Years
                                                                  -----------------------------------------------
                                                                        1997             1996            1995
                                                                  ---------------   -------------   -------------
                                                                       (In thousands, except per share data)
Sales .........................................................   $3,870,611         $2,383,893      $1,526,518
Cost of sales .................................................    3,549,673          2,203,626       1,380,586
                                                                  ----------         ----------      ----------
Gross profit ..................................................      320,938            180,267         145,932
Selling, general and administrative expenses ..................      191,225            103,095          61,723
Depreciation expense ..........................................       35,825             25,979          19,717
Interest expense ..............................................       26,211             20,942          14,054
                                                                   ----------        ----------      ----------
Income from continuing operations before income taxes .........       67,677             30,251          50,438
Income taxes ..................................................       22,740             10,465          18,523
                                                                   ----------        ----------      ----------
Income from continuing operations .............................       44,937             19,786          31,915
Loss from discontinued operations, net of tax .................           --             (3,900)         (4,075)
                                                                   ----------        ----------      ----------
Net income ....................................................    $  44,937         $   15,886      $   27,840
                                                                   ==========        ==========      ==========
Net income available to common stockholders ...................    $  43,699         $   14,734      $   27,165
                                                                   ==========        ==========      ==========
Basic income (loss) per common share:(1)
 Continuing operations ........................................    $    1.21         $      .55      $      .95
 Discontinued operations ......................................           --               (.11)           (.12)
                                                                   ----------        ----------      ----------
 Net income ...................................................    $    1.21         $      .44      $      .83
                                                                   ==========        ==========      ==========
Diluted income (loss) per common share:(1)
 Continuing operations ........................................    $    1.17         $      .53      $      .92
 Discontinued operations ......................................           --               (.11)           (.12)
                                                                   ----------        ----------      ----------
 Net income ...................................................    $    1.17         $      .42      $      .80
                                                                   ==========        ==========      ==========

---------
(1) Adjusted for 2-for-1 stock split effective September 26, 1997.


 The accompanying notes are an integral part of these consolidated statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                Fiscal Years
                                                                                 ------------------------------------------
                                                                                     1997           1996           1995
                                                                                 ------------   ------------   ------------
                                                                                               (In thousands)
Cash flows from operating activities:
 Net income ..................................................................    $   44,937     $  15,886      $  27,840
 Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization ............................................        39,057        28,299         22,127
    Increase in accounts receivable ..........................................       (12,606)       (9,251)        (6,141)
    Increase in inventories ..................................................       (30,008)      (41,316)        (1,717)
    (Increase) decrease in prepaid expenses and other current assets .........        (1,605)        1,535         (2,802)
    (Increase) decrease in other assets ......................................       (10,410)       22,682         (8,121)
    Increase in accounts payable, accrued expenses and other liabilities .....         9,377        19,166          8,272
    Increase (decrease) in deferred income taxes .............................         7,810       (27,059)         6,637
    (Gain) loss on sale of property and equipment ............................        (3,288)        2,168          1,130
                                                                                  ----------     ---------      ---------
Net cash provided by operating activities ....................................        43,264        12,110         47,225
                                                                                  ----------     ---------      ---------
Cash flows from investing activities:
 Capital expenditures ........................................................       (69,147)      (74,888)       (90,550)
 Business acquisitions, net of cash acquired .................................       (34,835)      (14,079)            --
 Investments in partnerships .................................................        (7,293)       (2,486)        (4,037)
 Net advances to joint hog production arrangements ...........................          (113)        6,464         (6,364)
 Proceeds from sale of property and equipment ................................         4,141            82            969
                                                                                  ----------     ---------      ---------
Net cash used in investing activities ........................................      (107,247)      (84,907)       (99,982)
                                                                                  ----------     ---------      ---------
Cash flows from financing activities:
 Net (repayments) borrowings on notes payable ................................       (33,063)       33,592         17,560
 Proceeds from issuance of long-term debt and capital lease obligations ......       171,250        50,000         50,000
 Principal payments on long-term debt and capital lease obligations ..........       (76,974)      (16,672)       (13,588)
 Proceeds from issuance of preferred stock ...................................            --        20,000             --
 Exercise of common stock options ............................................         1,270           768          1,900
 Dividends on preferred stock ................................................        (1,238)       (1,152)          (675)
                                                                                  ----------     ---------      ---------
Net cash provided by financing activities ....................................        61,245        86,536         55,197
                                                                                  ----------     ---------      ---------
Net (decrease) increase in cash ..............................................        (2,738)       13,739          2,440
Cash at beginning of year ....................................................        28,529        14,790         12,350
                                                                                  ----------     ---------      ---------
Cash at end of year ..........................................................    $   25,791     $  28,529      $  14,790
                                                                                  ==========     =========      =========
Supplemental disclosures of cash flow information:
 Interest paid, net of amount capitalized ....................................    $   25,751     $  20,684      $  14,630
                                                                                  ==========     =========      =========
 Income taxes paid, net ......................................................    $   15,043     $   1,685      $  16,254
                                                                                  ==========     =========      =========
 Non-cash investing and financing activities:
   Refinancing of long-term debt .............................................    $   59,707     $      --      $      --
                                                                                  ==========     =========      =========
   Conversion of preferred stock to common stock .............................    $   20,000     $  10,000      $      --
                                                                                  ==========     =========      =========
   Common stock issued for acquisition .......................................    $       --     $  33,000      $      --
                                                                                  ==========     =========      =========
   Conversion of advances to joint hog production arrangements to
    investments in partnerships ..............................................    $    7,691     $      --      $  12,500
                                                                                  ==========     =========      =========

 The accompanying notes are an integral part of these consolidated statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                                     Additional
                                                                         Common       Paid-in       Retained       Treasury
                                                                          Stock       Capital       Earnings         Stock
                                                                       ----------   -----------   ------------   ------------
                                                                                           (In thousands)
Balance, May 1, 1994 ...............................................   $ 8,357       $ 47,964       $106,272       $ (7,643)
 Net income ........................................................        --             --         27,840             --
 Exercise of stock options .........................................        60          1,840             --             --
 Dividends on preferred stock ......................................        --             --           (675)            --
                                                                       -------       --------       --------       --------
Balance, April 30, 1995 ............................................     8,417         49,804        133,437         (7,643)
 Net income ........................................................        --             --         15,886             --
 Common stock issued for acquisition of John Morrell & Co. .........       547         32,453             --             --
 Conversion of preferred stock .....................................       233          9,767             --             --
 Exercise of stock options .........................................        30            738             --             --
 Dividends on preferred stock ......................................        --             --         (1,152)            --
                                                                       -------       --------       --------       --------
Balance, April 28, 1996 ............................................     9,227         92,762        148,171         (7,643)
 Net income ........................................................        --             --         44,937             --
 Conversion of preferred stock .....................................       333         19,667             --             --
 Exercise of stock options .........................................        38          1,232             --             --
 Dividends on preferred stock ......................................        --             --         (1,238)            --
                                                                       -------       --------       --------       --------
Balance, April 27, 1997 ............................................   $ 9,598       $113,661       $191,870       $ (7,643)
                                                                       =======       ========       ========       ========
Balance, April 27, 1997 adjusted for 2-for-1 stock split effective
 September 26, 1997 ................................................   $19,197       $104,062       $191,870       $ (7,643)
                                                                       =======       ========       ========       ========

 The accompanying notes are an integral part of these consolidated statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Smithfield Foods, Inc. and subsidiaries (the "Company"). The Company's principal pork processing operations are conducted through five principal wholly-owned subsidiaries: Gwaltney of Smithfield, Ltd. ("Gwaltney"), John Morrell & Co. ("John Morrell"), Lykes Meat Group, Inc. ("Lykes"), Patrick Cudahy Incorporated ("Patrick Cudahy") and The Smithfield Packing Company, Incorporated ("Smithfield Packing"). The Company also conducts hog production operations principally through its 86-percent owned subsidiary, Brown's of Carolina, Inc. ("Brown's"). All material intercompany balances and transactions have been eliminated.


     Fiscal Year

     The Company's fiscal year is the 52 or 53 week period which ends on the Sunday nearest April 30. All years presented were 52 week periods.


     Inventories

     The Company's inventories are valued at the lower of first-in, first-out
(FIFO) cost or market. Cost includes direct materials, labor and applicable manufacturing and production overhead. Inventories consist of the following:


                                                 April 27,     April 28,
                                                    1997         1996
                                                -----------   ----------
                                                     (In thousands)
          Fresh and processed meats .........    $183,480      $156,232
          Hogs on farms .....................      44,563        36,337
          Manufacturing supplies ............      15,732        12,686
          Other .............................       9,501         5,504
                                                 --------      --------
                                                 $253,276      $210,759
                                                 ========      ========

     Property, Plant, and Equipment

     Property, plant, and equipment is stated at cost and depreciated over the estimated useful lives of the assets. Buildings and improvements are depreciated over periods from 20 to 40 years. Machinery and equipment is depreciated over periods from 2 to 15 years. Repair and maintenance charges are expensed as incurred. Improvements that materially extend the life of the asset are capitalized. Gains and losses from dispositions or retirements of property, plant and equipment are recognized currently.

     Interest on capital projects is capitalized during the construction period. Total interest capitalized was $2,640,000 in fiscal 1997, $2,021,000 in fiscal 1996 and $842,000 in fiscal 1995. Repair and maintenance expenses totaled $89,670,000, $59,951,000 and $50,975,000 in fiscal 1997, 1996 and 1995, respectively.


     Other Assets

     Cost in excess of net assets acquired is amortized over 40 years. Organization costs are amortized over a five-year period. Deferred debt issuance costs are amortized over the terms of the related loan agreements. Start-up costs associated with hog production are amortized over a three-year period.


     Revenue Recognition

     Revenues from product sales are recorded upon shipment to customers.


     Environmental Expenditures

     Environmental expenditures that relate to current or future operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or cleanups are probable and the cost can be reasonably estimated. Other than for assessments, the timing of these accruals coincides with the Company's commitment to a formal plan of action (See Note 12).

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     Self-Insurance Programs

     The Company is self-insured for certain levels of general and vehicle liability, workers' compensation and health care coverage. The cost of these self-insurance programs is accrued based upon estimated settlements for known and anticipated claims. Any resulting adjustments to previously recorded reserves are reflected in current operating results.


     Price-Risk Management and Hedging

     The Company uses recognized price-risk management and hedging techniques to enhance sales and to reduce the effect of adverse price changes on the Company's profitability. The Company's price-risk management and hedging activities currently are utilized in the areas of forward sales, hog production margin management, procurement of raw materials (hams and bacon) for seasonal demand peaks and inventory hedging. Contracts related to sales or purchase commitments are accounted for as hedges. Gains and losses on these contracts are deferred and recorded to cost of sales when the sales or purchase commitments are fulfilled. As of April 27, 1997 and April 28, 1996, the Company had deferred unrealized hedging gains of $2,183,000 and $2,160,000, respectively, on outstanding futures contracts. As of April 27, 1997 and April 28, 1996, the Company had open futures contracts with contract values of $44,291,000 and $31,819,000, respectively.


     Stock Split

     On September 26, 1997, the Company effected a 2-for-1 stock split in the form of a stock dividend. All common share numbers and per share amounts in these notes to consolidated financial statements and, where indicated, on the consolidated financial statements have been adjusted to give effect to this stock split.


     Income Per Common Share

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share," ("SFAS 128") which became effective for the Company in the third quarter of fiscal 1998. All income per share amounts for all periods are presented to conform the SFAS 128 requirements. All share and per share amounts are adjusted for a 2-for-1 stock split effective September 28, 1997. The computation for basic and diluted net income (loss) per common share follows:



                                                                       1997          1996         1995
                                                                    ----------   -----------   ----------
Income from continuing operations ...............................    $ 44,937     $ 19,786      $ 31,915
Loss from discontinued operation, net of tax ....................          --       (3,900)       (4,075)
                                                                     --------     --------      --------
Net income ......................................................      44,937       15,886        27,840
Dividends on preferred stock ....................................      (1,238)      (1,152)         (675)
                                                                     --------     --------      --------
Net income available to common stockholders .....................    $ 43,699     $ 14,734      $ 27,165
                                                                     ========     ========      ========
Average common shares outstanding:
Basic ...........................................................      36,121       33,865        32,705
Dilutive stock options and convertible preferred stock ..........       2,437        1,135         1,218
                                                                     --------     --------      --------
Diluted .........................................................      38,558       35,000        33,923
                                                                     ========     ========      ========
Basic income (loss) per common share:
Continuing operations ...........................................    $   1.21     $   0.55      $   0.95
Discontinued operations .........................................          --        (0.11)        (0.12)
                                                                     --------     --------      --------
Net income ......................................................    $   1.21     $   0.44      $   0.83
                                                                     ========     ========      ========
Diluted income (loss) per common share:
Continuing operations ...........................................    $   1.17     $   0.53      $   0.92
Discontinued operations .........................................          --        (0.11)        (0.12)
                                                                     --------     --------      --------
Net income ......................................................    $   1.17     $   0.42      $   0.80
                                                                     ========     ========      ========

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     Stock Options

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This new standard defines a fair value method of accounting for employee stock option plans. SFAS 123 allows the choice of recognizing compensation expense for stock option plans by adopting the new fair value standard or to continue measuring compensation using the intrinsic value approach of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). If APB 25 is elected, SFAS 123 requires supplemental disclosure to show the pro forma effects as if the new method was applied. The Company has elected to continue applying APB 25 to account for its stock option plans and adopt the supplemental disclosure requirements of SFAS 123 (see Note 7). Accordingly, SFAS 123 does not affect the Company's financial position or results of operations.


     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the Company's financial position and amounts reported in results of operations. Actual results could differ from those estimates.


     Reclassifications

     Certain prior year amounts have been restated to conform to 1997 presentations.


NOTE 2 -- ACQUISITIONS

     In November 1996, the Company acquired substantially all of the assets and business of Lykes from Lykes Bros. Inc. for $34,835,000 in cash and the assumption of $10,616,000 of current liabilities.

     The following unaudited pro forma information combines the operating results of the Company and Lykes assuming the acquisition had been made as of the beginning of each of the periods presented.



                                                          1997              1996
                                                    ---------------   ---------------
                                                          (In thousands, except
                                                             per share data)
      Sales .....................................     $ 3,948,091       $ 2,630,031
      Income from continuing operations .........          33,839            12,291
      Net income ................................          33,839             8,391
      Basic income per common share:
       Continuing operations ....................     $       .94       $       .33
       Net income ...............................             .94               .21
      Diluted income per common share:
       Continuing operations ...................      $       .91       $       .32
       Net income ..............................      $       .91       $       .21

     On December 20, 1995, the Company acquired all of the capital stock of John Morrell from Chiquita Brands International, Inc. ("Chiquita"), for $58,000,000, consisting of $25,000,000 in cash and $33,000,000 of the Company's common stock (2,188,546 shares), plus the assumption of all of John Morrell's liabilities.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     The following unaudited pro forma information combines the operating results of the Company and John Morrell assuming the acquisition had been made as of the beginning of each of the periods presented.



                                                          1996              1995
                                                    ---------------   ---------------
                                                          (In thousands, except
                                                             per share data)
      Sales .....................................     $ 3,414,561       $ 2,949,426
      Income from continuing operations .........          25,094            49,257
      Net income ................................          21,194            45,182
      Basic income per common share:
       Continuing operations ....................     $       .68       $      1.39
       Net income ...............................             .57              1.28
      Diluted income per common share:
       Continuing operations ....................     $       .66       $      1.35
       Net income ...............................             .55              1.23

     The Company accounted for these acquisitions using the purchase method of accounting. The results of operations of these acquired businesses are included in the accompanying consolidated statements of income from the respective dates of acquisition.

     The pro forma amounts above are not intended to be projections of future results or trends and do not purport to be indicative of what actual consolidated results of operations might have been if the acquisitions had been effective as of the beginning of the periods presented.


NOTE 3 -- JOINT HOG PRODUCTION ARRANGEMENTS


     Smithfield-Carroll's

     The Company has an arrangement with certain affiliates of Carroll's Foods, Inc. ("CFI") to produce hogs for the Company's meat processing plants in North Carolina and Virginia. The arrangement involves: (1) Smithfield-Carroll's Farms ("Smithfield-Carroll's"), a partnership owned jointly by the Company and Carroll's Farms of Virginia, Inc. ("CFAV"), which owns the hog raising facilities, and (2) a long-term purchase contract between the Company and Carroll's Foods of Virginia, Inc. ("CFOV"), which leases and operates the facilities, obligating the Company to purchase all the hogs produced by CFOV at prices equivalent to market at the time of delivery. A director of the Company is the president and a director of CFI, CFAV and CFOV. In addition, the Company has a long-term agreement to purchase hogs from CFI at prices which, in the opinion of management, are equivalent to market.

     As of April 27, 1997 and April 28, 1996, the Company had investments of $27,943,000 and $20,252,000, respectively, in the partnership which are accounted for using the equity method. Profits and losses are shared equally under the arrangement. During fiscal 1997 and 1995, the Company converted $7,691,000 and $12,500,000, respectively, of advances to partners' equity, which are included in the investments above. In addition, as of April 27, 1997, the Company had $1,414,000 of working capital loans outstanding to the partnership. These demand loans are expected to be repaid in fiscal 1998.

     Substantially all revenues of the partnership consist of lease payments from CFOV which cover debt service, depreciation charges and other operating expenses. For the fiscal years 1997, 1996 and 1995, revenues were $8,227,000, $8,912,000 and $9,479,000, respectively.

     Pursuant to the long-term purchase contract, the Company purchased $93,049,000, $70,540,000 and $54,081,000 of live hogs from CFOV in fiscal years 1997, 1996 and 1995, respectively. The contract resulted in decreased raw material costs (as compared to market costs) of $5,245,000 and $2,617,000 in fiscal 1997 and 1996, respectively, and increased raw material costs of $2,615,000 in fiscal 1995. In fiscal 1997, the Company received $6,905,000 from CFOV in repayment of all outstanding demand loans. Pursuant to the agreement with CFI, the Company purchased $269,499,000, $201,878,000 and $134,937,000 of hogs in fiscal 1997, 1996 and 1995, respectively.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     Circle Four

     The Company has an arrangement with three of its principal hog suppliers to produce hogs in the state of Utah for sale to an unrelated party. The chief executive officers of two of the suppliers and the president of another serve as directors of the Company. As of April 27, 1997, the Company had a 33% interest in the arrangement, which is accounted for using the equity method. As of April 27, 1997 and April 28, 1996, the Company had investments of $12,673,000 and $7,083,000, respectively, in the arrangement.


     B&G

     Brown's has an arrangement with a company owned by the daughter and son-in-law of the chairman and chief executive officer of the Company. The arrangement, B&G Farms LLC ("B&G"), involves the leasing of hog production facilities to Brown's and the production of hogs by Brown's on a contractual basis. In addition, the Company has a contract to purchase all of the hogs produced by B&G at prices, which in the opinion of management, are equivalent to market. Profits and losses are shared equally under the arrangement. As of April 27, 1997 and April 28, 1996, B&G had advanced $1,430,000 and $1,527,000, respectively, to Brown's for working capital. As of April 27, 1997 and April 28, 1996, the Company had investments of $1,291,000 and $1,260,000, respectively, in B&G.

     B&G's revenues consist of lease payments from Brown's, which cover debt service and depreciation charges, and the profits or losses on the sale of hogs. Pursuant to the contract, the Company purchased $6,439,000 and $7,990,000 of hogs in fiscal 1997 and 1996, respectively.

     The summarized financial information which follows represents an aggregation of the financial position of the unconsolidated hog production operations of Smithfield-Carroll's, Circle Four and B&G.



                                               April 27,     April 28,
                                                  1997         1996
                                              -----------   ----------
                                                   (In thousands)
      Current assets ......................    $ 17,116      $  6,532
      Property and equipment, net .........     134,937       107,996
      Other assets ........................       6,978         6,094
                                               --------      --------
                                               $159,031      $120,622
                                               ========      ========
      Current liabilities .................    $ 15,721      $ 11,785
      Long-term debt ......................      71,094        54,926
      Equity ..............................      72,216        53,911
                                               --------      --------
                                               $159,031      $120,622
                                               ========      ========

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


NOTE 4 -- DEBT

     Long-term debt consists of the following:



                                                                   April 27,      April 28,
                                                                      1997          1996
                                                                  -----------   ------------
                                                                        (In thousands)
      Notes payable to institutional lenders:
        8.52% notes, payable through August 2006 ..............    $100,000      $      --
        8.34% notes, payable through August 2003 ..............      40,000             --
        8.41% notes, payable through August 2004 ..............      14,779         15,000
        9.85% notes, payable through November 2006 ............      13,000         14,333
        8.41% notes, payable through August 2006 ..............       9,853         10,000
        10.75% notes, payable through August 2005 .............       8,500          9,500
        9.80% notes, payable through August 2003 ..............       8,437          9,187
        6.24% notes, payable through November 1998 ............       1,977          3,108
        7.15% notes, payable through October 1997 .............       1,052          3,044
        7.00% notes, payable through September 1998 ...........         895          1,429
      Notes payable to banks: .................................
        Long-term credit facility, expiring July 1998 .........      75,000         43,750
        Notes based on prime rate .............................          --         45,000
        6.48% notes ...........................................          --         20,700
        7.10% notes ...........................................          --          2,290
      Other notes payable .....................................         112            407
                                                                   --------      ---------
                                                                    273,605        177,748
      Less current portion ....................................      (5,949)       (11,810)
                                                                   --------      ---------
                                                                   $267,656      $ 165,938
                                                                   ========      =========

     Scheduled maturities of long-term debt are as follows:



                        (In Thousands)
                       ---------------
  Fiscal year
  1998 ...............     $  5,949
  1999 ...............       79,253
  2000 ...............        3,083
  2001 ...............        3,084
  2002 ...............        3,083
  Thereafter .........      179,153
                           --------
                           $273,605
                           ========

     In fiscal 1997, the Company privately placed $140,000,000 of senior secured notes with a group of institutional lenders. The placement consisted of $40,000,000 of seven-year 8.34% notes and $100,000,000 of 10-year 8.52% notes secured by four of the Company's major processing plants. The proceeds of the financing were used to repay $65,200,000 of long-term bank debt and to reduce short-term borrowings. In conjunction with the placement of the senior secured notes, the Company refinanced $59,707,000 of existing institutional long-term debt with the same institutional lenders. The refinancing resulted in revised maturity dates and repayment schedules for the refinanced debt; however, no additional proceeds resulted from this refinancing.

     As of April 27, 1997, the Company had credit facilities totaling $300,000,000, consisting of a 364-day $225,000,000 revolving credit facility and a two-year $75,000,000 revolving credit facility. The short-term facility is used for seasonal inventory and receivable needs, and the long-term facility is used for working capital and capital expenditures. The line

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
expires in July 1997 (the two-year facility expires in July 1998) and is expected to be refinanced in the first quarter of fiscal 1998. The facilities have no compensating balance requirements but require commitment fees of one-quarter of one percent per annum on the unused portion.

     Weighted average borrowings under the facilities were $165,071,000 in fiscal 1997, $133,400,000 in fiscal 1996 and $69,900,000 in fiscal 1995 at weighted average interest rates of approximately 7%, 7% and 6%, respectively. Maximum borrowings were $215,000,000 in fiscal 1997, $179,800,000 in fiscal 1996 and $117,000,000 in fiscal 1995. The outstanding balances under the facilities totaled $150,000,000 and $151,300,000 as of April 27, 1997 and April 28, 1996, respectively, at a weighted average interest rate of 7% for both years.

     Notes payable to institutional lenders are secured by four of the Company's major processing plants and certain other property, plant and equipment. The credit facilities are collateralized with substantially all of the Company's inventories and accounts receivable. As of April 27, 1997, the fair value of long-term debt, based on the market value of debt with similar maturities and covenants, approximates recorded values.

     The Company's various debt agreements contain covenants regarding current ratio, fixed charges coverage, minimum net worth and, among other restrictions, limit additional borrowings and the acquisition, disposition and leasing of assets. The Company is restricted from paying cash dividends on its common stock.


NOTE 5 -- INCOME TAXES

     Total income tax expense (benefit) was allocated as follows:



                                                       1997         1996         1995
                                                    ----------   ----------   ----------
                                                               (In thousands)
      Income from continuing operations .........    $22,740      $ 10,465     $ 18,523
      Discontinued operations ...................         --        (2,600)      (2,716)
                                                     -------      --------     --------
                                                     $22,740      $  7,865     $ 15,807
                                                     =======      ========     ========

     Income tax expense attributable to income from continuing operations consists of the following:



                                           1997          1996         1995
                                        ----------   -----------   ----------
                                                   (In thousands)
      Current tax expense:
        Federal .....................    $ 12,765      $ 8,850      $10,373
        State .......................       2,805        1,530        1,835
                                         --------      -------      -------
                                           15,570       10,380       12,208
                                         --------      -------      -------
      Deferred tax expense (benefit):
        Federal .....................       9,424         (129)       5,301
        State .......................      (2,254)         214        1,014
                                         --------      -------      -------
                                            7,170           85        6,315
                                         --------      -------      -------
                                         $ 22,740      $10,465      $18,523
                                         ========      =======      =======

     A reconciliation of taxes computed at the federal statutory rate to the provision for income taxes is as follows:



                                                                    1997         1996         1995
                                                                 ----------   ----------   ----------
                                                                            (In thousands)
      Federal income taxes at statutory rate .................       35.0%        35.0%        35.0%
      State income taxes, net of federal tax benefit .........        1.7          3.9          3.6
      Other ..................................................       (3.1)        (4.3)        (1.9)
                                                                     ----         ----         ----
                                                                     33.6%        34.6%        36.7%
                                                                     ====         ====         ====

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     The tax effects of temporary differences consist of the following:



                                                                         April 27,     April 28,
                                                                            1997         1996
                                                                        -----------   ----------
                                                                             (In thousands)
      Deferred tax assets:
        Employee benefits ...........................................     $28,986      $35,925
        Alternative minimum tax credit ..............................      12,278        5,607
        Tax credits, carryforwards and net operating losses .........      11,807       12,523
        Inventories .................................................       1,377        1,297
        Other assets ................................................        (903)         317
        Accrued expenses ............................................      12,519       12,004
                                                                          -------      -------
                                                                          $66,064      $67,673
                                                                          =======      =======
      Deferred tax liabilities:
        Property, plant and equipment ...............................     $35,072      $33,643
        Investments in subsidiaries .................................       3,154          574
        Start-up costs ..............................................       1,197        1,805
                                                                          -------      -------
                                                                          $39,423      $36,022
                                                                          =======      =======

     As of April 27, 1997 and April 28, 1996, the Company had $33,901,000 and $21,416,000, respectively, of net current deferred tax assets included in prepaid expenses and other current assets. The Company had no valuation allowance related to income tax assets as of April 27, 1997 or April 28, 1996, and there was no change in the valuation allowance during fiscal 1997 and 1996.


     The tax credits, carryforwards, and net operating losses expire from fiscal 1998 to 2011. The alternative minimum tax credits do not expire.


NOTE 6 -- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consist of the following:



                                                       April 27,     April 28,
                                                          1997         1996
                                                      -----------   ----------
                                                           (In thousands)
      Payroll and related benefits ................    $ 43,723      $42,737
      Self-insurance reserves .....................      18,112       18,914
      Pension and postretirement benefits .........      17,518       16,006
      Other .......................................      27,145       17,425
                                                       --------      -------
                                                       $106,498      $95,082
                                                       ========      =======

NOTE 7 -- STOCKHOLDERS' EQUITY AND PREFERRED STOCK


     Stock Split

     On September 26, 1997, the Company effected a 2-for-1 stock split in the form of a stock dividend. All common share numbers and per share amounts in these notes to consolidated financial statements and, where indicated, on the consolidated financial statements have been adjusted to give effect to this stock split.


     Issuance of Common Stock

     In fiscal 1996, the Company issued 2,188,546 shares of its common stock to Chiquita as part of the acquisition of John Morrell (See Note 2).

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     Preferred Stock

     The Company has 1,000,000 shares of $1.00 par value preferred stock authorized, none of which are issued. The board of directors is authorized to issue preferred stock in series and to fix, by resolution, the designation, dividend rate, redemption provisions, liquidation rights, sinking fund provisions, conversion rights and voting rights of each series of preferred stock.

     In fiscal 1996, the Company authorized and issued 2,000 shares of Series C 6.75% cumulative convertible redeemable preferred stock in a private transaction for $20,000,000. In fiscal 1997, all of these shares were converted into 1,333,332 shares of the Company's common stock at $15.00 per share.

     In fiscal 1996, all of the Series B 6.75% cumulative convertible redeemable preferred stock, totaling $10,000,000, was converted into 930,232 shares of the Company's common stock at $10.75 per share.


     Stock Options

     In fiscal 1997, as discussed in Note 1, the Company adopted SFAS 123 and elected to continue to account for its stock option plans under APB 25.

     Under the Company's 1984 Stock Option Plan (the "1984 Plan"), officers and certain key employees were granted incentive and nonstatutory stock options to purchase shares of the Company's common stock for periods not exceeding 10 years at prices that were not less than the fair market value of the common stock on the date of grant. Stock appreciation rights which are exercisable upon a change in control of the Company are attached to the options granted pursuant to the 1984 Plan. The 1984 Plan has expired with the exception of outstanding options.

     Under the Company's 1992 Stock Incentive Plan (the "1992 Plan"), management and other key employees may be granted nonstatutory stock options to purchase shares of the Company's common stock exercisable five years after grant for periods not exceeding 10 years. The exercise price for options granted prior to August 31, 1994 was not less than 150% of the fair market value of the common stock on the date of grant. On August 31, 1994, the Company amended and restated the 1992 Plan, changing the exercise price of options granted on or after that date to not less than the fair market value of the common stock on the date of grant. The Company has reserved 2,500,000 shares of common stock under the 1992 Plan. As of April 27, 1997, there were 709,000 options available for grant under the 1992 Plan.

     The following is a summary of transactions for the 1984 Plan and the 1992 Plan during fiscal 1995, 1996 and 1997.



                                                                   Average Price
                                                 Stock Options       Per Share
                                                ---------------   --------------
                                                         (In thousands)
      Outstanding at May 1, 1994 ............      3,304,000          $ 7.40
        Granted .............................        120,000           15.31
        Exercised ...........................       (241,800)           3.94
        Canceled ............................        (50,000)          11.53
                                                   ---------          ------
      Outstanding at April 30, 1995 .........      3,132,200            7.90
        Granted .............................        690,000           12.65
        Exercised ...........................       (119,200)           3.30
        Canceled ............................       (100,000)          11.53
                                                   ---------          ------
      Outstanding at April 28, 1996 .........      3,603,000            8.86
        Granted .............................        160,000           15.67
        Exercised ...........................       (154,000)           3.11
        Canceled ............................       (540,000)          12.29
                                                   ---------          ------
      Outstanding at April 27, 1997 .........      3,069,000          $ 8.90
                                                   =========          ======

     As of April 27, 1997, April 28, 1996 and April 30, 1995, the number of options exercisable were 1,278,000, 1,432,000 and 1,551,200, respectively, at average per share exercise prices of $4.06, $3.96 and $3.91, respectively.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     The following table summarizes information about stock options outstanding as of April 27, 1997.



                                                   Weighted
                             Stock Options          Average            Weighted
        Exercise              Outstanding          Remaining           Average
       Price Range          April 27, 1997     Contractual Life     Exercise Price
------------------------   ----------------   ------------------   ---------------
$       4.06                  1,278,000                2.1             $  4.06
       10.72 to 11.53         1,241,000                6.5               11.51
       13.63 to 15.31           450,000                8.7               13.70
       16.47 to 17.84           100,000                9.6               16.88

     Stock options with an exercise price of $4.06 are the only options exercisable as of April 27, 1997.

     The fair value of each stock option granted in fiscal 1997 and 1996 is estimated using the Black-Scholes option pricing model with the following weighted average assumptions for both years: dividend yield of 0%, expected volatility of 35%, weighted average risk-free interest rate of 5.8% and expected lives of six years. The weighted average fair value of options granted is $7.62 and $6.01 for fiscal 1997 and 1996, respectively. Pro forma net income and income per common share based on the fair value method as defined in SFAS 123 for fiscal 1997 and 1996 are as follows:



                                                                       1997           1996
                                                                   ------------   ------------
Net income, as reported ........................................     $ 44,937       $ 19,786
Pro forma net income ...........................................       44,553         19,715
Income per common share from continuing operations, as reported:
 Basic .........................................................     $   1.21       $    .55
 Diluted .......................................................         1.17            .53
Pro forma income per common share from continuing operations:
 Basic .........................................................     $   1.20       $    .55
 Diluted .......................................................         1.16            .53

     Preferred Share Purchase Rights

     In fiscal 1992, the Company adopted a preferred share purchase rights plan (the "Rights Plan") and declared a dividend of one preferred share purchase right (a "Right") on each outstanding share of common stock. Under the terms of the Rights Plan, if the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 20% (or other applicable percentage, as summarized in the Rights
Plan) or more of the outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of shares of common stock having a market value of twice such price.

     Each Right will entitle its holder to buy five ten-thousandths of a share of Series A junior participating preferred stock, par value $1.00 per share, at an exercise price of $75 subject to adjustment. Each share of Series A junior participating preferred stock will entitle its holder to 1,000 votes and will have an aggregate dividend rate of 1,000 times the amount, if any, paid to holders of common stock. Currently, 25,000 shares of Series A junior participating preferred stock have been reserved. The Rights will expire in fiscal 2002 unless previously exercised or redeemed at the option of the board of directors for $.005 per Right. Generally, each share of common stock issued after May 31, 1991, will have one Right attached.


NOTE 8 -- PENSION AND OTHER RETIREMENT PLANS

     The Company sponsors several defined benefit pension plans covering substantially all employees. Plans covering salaried employees provide benefits based on years of service and average salary levels. Plans covering hourly employees provide benefits of stated amounts for each year of service. The Company's funding policy is to contribute annually the minimum amount required under ERISA. The plans' assets are invested primarily in equities, debt securities, insurance contracts and money market funds.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     In connection with the John Morrell acquisition, the Company assumed the obligations under two non-contributory, defined benefit pension plans for substantially all full-time salaried and hourly employees. Benefit accrual for substantially all hourly employees under the defined benefit pension plan ceased as of March 1991. Current benefits for these employees are provided by a defined contribution plan covering both salaried and hourly employees.

     The status of the Company's plans and the components of pension expense are as follows:



                                                                      April 27, 1997                April 28, 1996
                                                               ----------------------------   ---------------------------
                                                                Overfunded     Underfunded     Overfunded     Underfunded
                                                                   Plans          Plans           Plans          Plans
                                                               ------------   -------------   ------------   ------------
                                                                                     (In thousands)
Accumulated benefit obligation .............................    $  30,974      $  170,850      $  29,548      $  175,103
                                                                =========      ==========      =========      ==========
Vested benefit obligation ..................................    $  26,483      $  168,222      $  25,591      $  169,468
                                                                =========      ==========      =========      ==========
Plan assets at fair value ..................................    $  47,179      $  123,417      $  39,127      $  116,542
Projected benefit obligation ...............................      (38,805)       (177,114)       (36,434)       (181,306)
                                                                ---------      ----------      ---------      ----------
Excess (deficiency) of plan assets over projected
 benefit obligation ........................................        8,374         (53,697)         2,693         (64,764)
Items not recorded on balance sheets: ......................
 Unrecognized net transition gain ..........................          (90)             --           (181)             --
 Unrecognized net gain from experience differences .........       (6,799)        (10,173)        (3,356)         (8,710)
 Unrecognized prior service cost ...........................          992              88          1,188             175
                                                                ---------      ----------      ---------      ----------
  Prepaid (accrued) pension costs ..........................    $   2,477      $  (63,782)     $     344      $  (73,299)
                                                                =========      ==========      =========      ==========


                                                                  1997           1996          1995
                                                              ------------   -----------   -----------
Net periodic pension cost included the following:
 Service costs for benefits earned ........................    $   4,054      $  2,662      $  2,079
 Interest accrued on projected benefit obligation .........       16,299         7,532         3,089
 Actual return on plan assets .............................      (15,556)       (6,691)       (2,558)
 Net amortization and deferral ............................          878          (200)         (304)
                                                               ---------      --------      --------
   Net periodic pension cost ..............................    $   5,675      $  3,303      $  2,306
                                                               =========      ========      ========

     In determining the projected benefit obligation in fiscal 1997 and 1996, the weighted average assumed discount rate was 8% and 7.75%, respectively, while the assumed rate of increase in future compensation was 5% in fiscal 1997 and 5% to 6% in fiscal 1996. The weighted average expected long-term rate of return on plan assets was 9% in fiscal 1997 and 1996.

     The Company provides health care and life insurance benefits for certain retired employees. These plans are unfunded and generally pay covered costs reduced by retiree premium contributions, co-payments and deductibles. The Company retains the right to modify or eliminate these benefits.

     The status of the Company's plans are as follows:



                                                                         April 27,     April 28,
                                                                            1997         1996
                                                                        -----------   ----------
                                                                             (In thousands)
      Accumulated postretirement benefit obligation:
        Retirees and dependents .....................................     $ 8,226      $ 8,996
        Active plan participants ....................................       1,404        1,300
                                                                          -------      -------
        Total accumulated postretirement benefit obligation .........       9,630       10,296
        Unrecognized net gain .......................................         651           --
                                                                          -------      -------
      Accrued postretirement benefit cost ...........................     $10,281      $10,296
                                                                          =======      =======

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     In determining the accumulated postretirement benefit obligation in fiscal 1997 and 1996, the weighted average assumed discount rate was 8% and 7.75%, respectively. The assumed annual rate of increase in per capita cost of covered health care benefits is 7.5% for fiscal 1997, 6.5% for fiscal 1998 and 5.5% thereafter.

     The total cost of postretirement benefits was $1,072,000, $673,000 and $406,000 in fiscal 1997, 1996 and 1995, respectively.


NOTE 9 -- LEASE OBLIGATIONS AND COMMITMENTS

     The Company leases transportation equipment under operating leases ranging from 1 to 10 years with options to cancel at earlier dates. In addition, the Company has a long-term maintenance agreement related to this equipment. Maintenance fees are based upon fixed monthly charges for each vehicle, as well as the maintenance facility itself and contingent fees based upon transportation equipment usage. The amounts shown below as minimum rental commitments do not include contingent maintenance fees.

     The Company has agreements, expiring in fiscal 2004 and 2008, to use two cold storage warehouses owned by a partnership, 50% of which is owned by the Company. The Company has agreed to pay prevailing competitive rates for use of the facilities, subject to aggregate guaranteed minimum annual fees of $3,600,000. In fiscal 1997, 1996 and 1995, the Company paid $5,372,000,
$4,641,000 and $5,986,000, respectively, in fees for use of the facilities. As of April 27, 1997 and April 28, 1996, the Company had investments of $1,137,000 and $1,067,000, respectively, in the partnership which are accounted for using the equity method.

     Minimum rental commitments under all noncancelable operating leases and maintenance agreements are as follows:



                        (In thousands)
                       ---------------
  Fiscal year
  1998 ...............     $ 19,083
  1999 ...............       16,995
  2000 ...............       14,938
  2001 ...............       12,970
  2002 ...............       17,023
  Thereafter .........       24,239
                           --------
                           $105,248
                           ========

     Rental expense was $24,270,000 in fiscal 1997, $17,664,000 in fiscal 1996 and $15,025,000 in fiscal 1995. Rental expense in fiscal 1997, 1996 and 1995 included $3,593,000, $3,389,000 and $2,681,000 of contingent maintenance fees, respectively.

     The Company has a sale and leaseback arrangement for certain hog production facilities at Brown's. The arrangement provides for an early termination at predetermined amounts after 10 years.

     Property, plant, and equipment under capital leases as of April 27, 1997 consists of land of $2,659,000, buildings and improvements of $7,017,000 and machinery and equipment of $6,701,000, less accumulated depreciation of $5,361,000.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

     Future minimum lease payments for assets under capital leases and the present value of the net minimum lease payments are as follows:



                                             (In thousands)
                                            ---------------
            Fiscal year
            1998 ..........................         $  3,876
            1999 ..........................            3,991
            2000 ..........................            4,046
            2001 ..........................            3,672
            2002 ..........................            3,190
            Thereafter ....................           12,793
                                                      ------
                                                      31,568
            Less amounts representing interest        (8,888)
                                                      ------
            Present value of net minimum obligations  22,680
            Less current portion ..........           (1,851)
                                                      ------
            Long-term capital lease obligations     $ 20,829
                                                      ======

     As of April 27, 1997, the Company had outstanding commitments for construction of hog production facilities and plant expansion projects of approximately $20,964,000.


NOTE 10 -- RELATED PARTY TRANSACTIONS

     A director of the Company is the chairman and chief executive officer and a director of Murphy Family Farms, Inc. ("MFF"). The Company has a long-term agreement to purchase hogs from MFF at prices, which in the opinion of management, are equivalent to market. Pursuant to this agreement with MFF, the Company purchased $433,861,000, $330,033,000 and $232,130,000 of hogs in fiscal
1997, 1996 and 1995, respectively.

     A director of the Company is the chairman, president and chief executive officer and a director of Prestage Farms, Inc. ("PFI"). The Company has a long-term agreement to purchase hogs from PFI at prices, which in the opinion of management, are equivalent to market. Pursuant to this agreement with PFI, the Company purchased $182,576,000, $129,577,000 and $79,292,000 of hogs in fiscal 1997, 1996 and 1995, respectively.

     A director of the Company is a director and owns 50% of the voting stock of Maxwell Foods, Inc. ("MFI"). The Company has a long-term agreement to purchase hogs from MFI at prices, which in the opinion of management, are equivalent to market. Pursuant to this agreement with MFI, the Company purchased $109,470,000, $76,448,000 and $7,784,000 of hogs in fiscal 1997, 1996 and 1995, respectively.

     In fiscal 1997, 1996 and 1995, the Company purchased raw materials totaling $12,772,000, $10,069,000 and $7,535,000, respectively, from a company which is 48% owned by the chairman and chief executive officer's children. In the opinion of management, these purchases are made at prices which are equivalent to market.

     The Company is engaged in hog production arrangements with several related parties. See Note 3 for additional information regarding these arrangements.


NOTE 11 -- DISCONTINUED OPERATIONS

     In fiscal 1996, the Company completed the disposition of the assets and business of Ed Kelly, Inc., its former retail electronics subsidiary, which is reported separately as discontinued operations in the consolidated statements of income. A loss from discontinued operations of $3,900,000 and $4,100,000 is reflected in fiscal 1996 and 1995, respectively.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


NOTE 12 -- REGULATION AND LITIGATION

     Like other participants in the meat processing industry, the Company is subject to various laws and regulations administered by federal, state and other government entities, including the Environmental Protection Agency ("EPA") and corresponding state agencies such as the Virginia State Water Control Board ("VSWCB"), the Virginia Department of Environmental Quality ("VDEQ"), the United States Department of Agriculture and the Occupational Safety and Health Administration. Management believes that the Company complies with all such laws and regulations in all material respects, except as set forth immediately below.

     The wastewater discharge permit for Smithfield Packing's and Gwaltney's plants in Smithfield, Virginia, which was last reissued in 1992, imposed more stringent effluent limitations on phosphorus and two species of nitrogen (ammonia and total Keldjahl nitrogen) than the wastewater treatment facilities at those plants were designed to meet or can meet. To achieve compliance, the Company agreed in 1991 to discontinue its wastewater discharges into the Pagan River and connect its wastewater treatment facilities to the regional sewage collection and treatment system operated by the Hampton Roads Sanitation District ("HRSD"), when available. This agreement was embodied in a consent order issued by the VSWCB in 1991 (the "1991 Order"). The entry of the 1991 Order followed several years of extensive negotiations and litigation, including an application for a variance from the phosphorus limitations, and preceded the reissuance of the wastewater discharge permit in 1992. The 1991 Order excused the Company from compliance with the permit's phosphorus effluent limitations and allowed the Company to operate under less stringent limitations on total Keldjahl nitrogen than the permit would otherwise require, pending connection of the two wastewater treatment facilities to the HRSD system. Another VSWCB consent order (the "1994 Order") excused the Company from compliance with certain other permit terms pending connection to the HRSD system.

     The Company connected its Gwaltney wastewater treatment facilities to the HRSD system in June 1996 and is connecting its Smithfield Packing facilities to that system in July 1997. The HRSD system was not available for the Company's use prior to these dates. The Company has made more than $2,700,000 in capital expenditures to upgrade its existing wastewater treatment facilities (and must continue to operate these facilities) to produce a wastewater that is suitable for treatment by the HRSD system. In addition to these continuing operational costs, the Company expects to pay HRSD sewer use charges in excess of $1,500,000 per year. The Company will account for these wastewater treatment costs as current period charges in the years in which such costs are incurred.

     Prior to connecting to the HRSD system, the Smithfield Packing and Gwaltney plants were operated under the 1991 Order and the 1994 Order. During a period from May 1994 to January 1995, the two plants had a number of violations of the permit and the consent orders. Although the Company corrected the conditions that caused these violations, the Company continued to experience intermittent exceedances and permit compliance problems at its Gwaltney and Smithfield Packing plants prior to connecting to the HRSD system.

     The Company regularly conducts tests of its wastewater discharges to assure compliance with the provisions of its wastewater discharge permits. Federal and state laws require that records of tests be maintained for three years. Failure to maintain these records may result in the imposition of civil penalties, and criminal sanctions may be imposed in the event of false reporting or destruction of records. In the course of a VSWCB inspection of the Smithfield Packing and Gwaltney plants in July 1994, it was discovered that records of certain tests conducted by the Company from 1991 through early 1994 could not be located. The employee responsible for the supervision of the tests and maintenance of the test records was replaced. The U.S. Department of Justice ("DOJ"), EPA and the Federal Bureau of Investigation undertook an investigation of possible criminal charges of false reporting and destruction of records. The Company cooperated fully with this federal investigation. On October 22, 1996, the former employee entered a guilty plea and was convicted in the United States District Court for the Eastern District of Virginia on 23 violations of the federal Clean Water Act, including making false reports. Eight of these violations related to his duties as the Company's employee at its Smithfield Packing and Gwaltney plants, while 15 violations were committed in connection with the former employee's outside consulting business activities for public and private entities unrelated to the Company. Neither the Company nor any of its other present or former employees has been charged with any criminal violation arising from this investigation.

     On August 30, 1996, VDEQ filed a civil suit against the Company in the Circuit Court of the County of Isle of Wight, Virginia, concerning permit exceedances at the Company's Smithfield Packing and Gwaltney plants. This suit, which was

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
filed under the Virginia State Water Control Law, concerns all permit violations, including record-keeping violations, from 1986 to date that were not excused by the 1991 Order and the 1994 Order, as well as several violations of effluent limitations that were prescribed by such orders. Each violation is subject to a maximum penalty of $25,000. In March 1997, the Virginia Attorney General filed a bill of particulars specifying approximately 23,000 alleged violations, the vast majority of which concern the requirement to conduct certain tests of chlorine levels at each plant on each hour of each day. The case was initially brought to trial in state court on July 7, 1997. The VDEQ contended that the Company received an economic benefit of $4,000,000, and should pay civil penalties in that amount plus $2,000,000 for the violations. On July 9, 1997, the VDEQ withdrew its suit against the Company, but stated its intention to refile the suit at a later time. The Company intends to defend the suit vigorously, and expects to prove that essentially no economic benefit accrued to the Company and no environmental damage occurred as a result of the violations.

     On December 16, 1996, the DOJ, on behalf of the EPA, filed a civil suit against the Company, Gwaltney and Smithfield Packing under the federal Clean Water Act in the United States District Court for the Eastern District of Virginia in Norfolk, Virginia. This action seeks to recover civil penalties against the Company for approximately 5,500 alleged federal Clean Water Act violations at the Company's Smithfield Packing and Gwaltney plants in Smithfield, Virginia. Each violation is subject to a civil penalty not to exceed $25,000. The vast majority of the alleged violations concern permit exceedances during the last five years that were expressly excused by the 1991 Order and the 1994 Order. The remaining alleged violations duplicate the VDEQ's allegations. The Commonwealth of Virginia, acting through the VSWCB, which has primary enforcement responsibility in the Clean Water Act's cooperative federal-State permitting scheme, advised federal authorities of the 1991 Order and the 1994 Order when issued. Not-withstanding this, in its suit, the EPA asserted that the State-issued administrative consent orders do not bar a federal action seeking relief for permit violations.

     In an opinion dated May 30, 1997, the District Court granted the EPA's motion for summary judgment in part on liability issues, holding that the 1991 Order and the 1994 Order did not excuse the alleged permit violations and that the federal action was not otherwise precluded or barred by estoppel. In the suit by the Commonwealth of Virginia discussed above, however, the Circuit Court of the County of Isle of Wight, Virginia, based upon a cross claim filed by the Company, issued a judicial decree reforming the Company's permit and setting the compliance deadlines consistent with the Company's connection deadlines to the HRSD system. This matter has been set for trial on July 21, 1997, on the liability issues and on the issue of appropriate civil penalties. In determining the civil penalties to be assessed, the federal Clean Water Act requires that the District Court consider the seriousness of the violations, the economic benefit (if any) resulting from the violations, any history of such violations, any good-faith efforts to comply with the applicable requirements, the economic impact of the penalties on the Company, and such other matters as justice may require. The Company intends to defend the suit vigorously.

     The EPA is expected to contend that the Company should have spent approximately $10,000,000 in 1990 to comply with the phosphorus permit limitation in addition to connecting its facilities to the HRSD system when available. The EPA is expected to seek civil penalties which include this claimed economic benefit plus an additional gravity-based amount for the permit violations. The Company expects to prove that no economic benefit accrued to the Company and that no environmental damage occurred as a result of the violations. The Company will also show that it has acted in good faith and has complied with the VSWCB's consent order requirements, at great expense, to connect to the HRSD system and discontinue its discharges into the Pagan River.


     Based on its knowledge, as summarized above, of the facts and circumstances surrounding the alleged violations in these suits, the Company believes that the ultimate resolution of the suits will not have a material adverse effect on the Company's financial position or annual results of operations.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- Continued


NOTE 13 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)



                                                        First          Second          Third           Fourth
                                                     -----------   -------------   -------------   -------------
                                                                (In thousands, except per share data)
1997
Sales ............................................    $892,870       $ 969,226      $1,080,979       $ 927,536
Gross profit .....................................      58,762          73,577          88,704          99,895
Net income .......................................         746           9,017          15,734          19,440
Net income per common share:(1)
 Basic ...........................................         .01             .24             .43             .53
 Diluted .........................................         .01             .23             .40             .50
1996
Sales ............................................    $367,328       $ 455,799      $  687,000       $ 873,766
Gross profit .....................................      21,023          35,412          56,319          67,513
Income (loss) from continuing operations .........      (2,594)          4,615          10,787           6,978
Discontinued operations ..........................      (1,800)             --          (2,100)             --
Net income (loss) ................................      (4,394)          4,615           8,687           6,978
Basic income (loss) per common share:(1)
 Continuing operations ...........................    $   (.08)      $     .13      $      .30       $     .18
 Discontinued operations .........................        (.05)             --            (.06)             --
 Net income (loss) ...............................        (.13)            .13             .24             .18
Diluted income (loss) per common share:(1)
 Continuing operations ...........................        (.08)            .13             .29             .17
 Discontinued operations .........................        (.05)             --            (.06)             --
 Net income (loss) ...............................        (.13)            .13             .23             .17

---------
(1) Adjusted for 2-for-1 stock split effective September 26, 1997.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


                     CONSOLIDATED CONDENSED BALANCE SHEETS

                             (Dollars in Thousands)



                                                                                    February 1, 1998     April 27, 1997
                                                                                   ------------------   ---------------
                                                                                       (Unaudited)
ASSETS
Current assets:
 Cash ..........................................................................       $   36,416         $   25,791
 Accounts receivable, net ......................................................          161,227            166,094
 Inventories ...................................................................          252,460            253,276
 Prepaid expenses and other current assets .....................................           55,101             43,217
                                                                                       ----------         ----------
  Total Current Assets .........................................................          505,204            488,378
                                                                                       ----------         ----------
Property, plant and equipment ..................................................          687,926            614,393
 Less accumulated depreciation .................................................         (223,336)          (187,518)
                                                                                       ----------         ----------
  Net Property, Plant and Equipment ............................................          464,590            426,875
                                                                                       ----------         ----------
Other assets:
 Investments in partnerships ...................................................           53,287             44,582
 Other .........................................................................           39,487             35,419
                                                                                       ----------         ----------
  Total Other Assets ...........................................................           92,774             80,001
                                                                                       ----------         ----------
                                                                                       $1,062,568         $  995,254
                                                                                       ==========         ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable .................................................................       $       --         $   77,500
 Current portion of long-term debt and capital lease obligations ...............            9,036              7,800
 Accounts payable ..............................................................          120,836            132,268
 Accrued expenses and other current liabilities ................................          143,077            106,498
                                                                                       ----------         ----------
  Total Current Liabilities ....................................................          272,949            324,066
                                                                                       ----------         ----------
Long-term debt and capital lease obligations ...................................          386,211            288,486
                                                                                       ----------         ----------
Other noncurrent liabilities:
 Pension and post-retirement benefits ..........................................           47,978             55,320
 Other .........................................................................           15,094             19,896
                                                                                       ----------         ----------
  Total Other Noncurrent Liabilities ...........................................           63,072             75,216
                                                                                       ----------         ----------
Stockholders' equity:
 Preferred stock, $1.00 par value, 1,000,000 authorized shares..................               --                 --
 Common stock, $.50 par value, 100,000,000 and 25,000,000 authorized shares;
   37,527,362 and 19,196,681 issued ............................................           18,769              9,598
 Additional paid-in capital ....................................................           96,971            113,661
 Retained earnings .............................................................          224,596            191,870
 Treasury stock, at cost, 437,000 shares .......................................               --             (7,643)
                                                                                       ----------         ----------
  Total Stockholders' Equity ...................................................          340,336            307,486
                                                                                       ----------         ----------
                                                                                       $1,062,568         $  995,254
                                                                                       ==========         ==========

The accompanying notes are an integral part of these consolidated condensed balance sheets.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME

                 (Dollars in thousands, except per share data)
                                  (Unaudited)



                                                        14 Weeks           13 Weeks           40 Weeks           39 Weeks
                                                          Ended              Ended              Ended             Ended
                                                    February 1, 1998   January 26, 1997   February 1, 1998   January 26, 1997
                                                   ------------------ ------------------ ------------------ -----------------
Sales ............................................    $ 1,095,999        $ 1,080,979        $ 2,993,661        $ 2,943,075
Cost of sales ....................................        979,336            992,275          2,707,844          2,722,032
                                                      -----------        -----------        -----------        -----------
Gross profit .....................................        116,663             88,704            285,817            221,043
Selling, general and administrative expenses .....         64,157             48,423            166,526            135,296
Depreciation expense .............................         11,018              9,036             31,086             26,141
Interest expense .................................          8,424              7,278             23,827             20,378
Nonrecurring charge ..............................             --                 --             12,600                 --
                                                      -----------        -----------        -----------        -----------
Income before income taxes .......................         33,064             23,967             51,778             39,228
Income taxes .....................................          9,345              8,223             19,052             13,731
                                                      -----------        -----------        -----------        -----------
Net income .......................................    $    23,719        $    15,734        $    32,726        $    25,497
                                                      ===========        ===========        ===========        ===========
Net income per common share:
 Basic ...........................................    $       .63        $       .43        $       .87        $       .68
                                                      ===========        ===========        ===========        ===========
 Diluted .........................................    $       .60        $       .40        $       .82        $       .66
                                                      ===========        ===========        ===========        ===========
Average common shares outstanding:
 Basic ...........................................         37,537             36,073             37,531             36,046
                                                      ===========        ===========        ===========        ===========
 Diluted .........................................         39,781             38,926             39,687             37,137
                                                      ===========        ===========        ===========        ===========

The accompanying notes are an integral part of these consolidated condensed statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                             (Dollars in thousands)
                                  (Unaudited)



                                                                                  40 Weeks             39 Weeks
                                                                                    Ended               Ended
                                                                              February 1, 1998     January 26, 1997
                                                                             ------------------   -----------------
Cash flows from operating activities:
 Net income ..............................................................       $  32,726            $  25,497
 Adjustments to reconcile net income to net cash provided
   by operating activities: ..............................................
    Depreciation and amortization ........................................          33,592               28,451
    Decrease (increase) in accounts receivable ...........................           9,813              (39,680)
    Decrease (increase) in inventories ...................................           8,820                 (980)
    Increase in prepaid expenses and other current assets ................         (10,405)              (3,925)
    Decrease (increase) in other assets ..................................           4,313               (9,271)
    Decrease (increase) in other liabilities .............................          (1,227)              19,544
    Gain on sale of property, plant and equipment ........................            (764)              (2,893)
                                                                                 ---------            ---------
Net cash provided by operating activities ................................          76,868               16,743
                                                                                 ---------            ---------
Cash flows from investing activities:
 Capital expenditures ....................................................         (73,287)             (47,258)
 Business acquisitions, net of cash ......................................          (6,997)             (34,086)
 Proceeds from sale of property, plant and equipment .....................           1,161                3,452
 Investments in partnerships .............................................          (8,705)              (7,387)
                                                                                 ---------            ---------
Net cash used in investing activities ....................................         (87,828)             (85,279)
                                                                                 ---------            ---------
Cash flows from financing activities:
 Net repayments on notes payable .........................................         (75,000)             (10,063)
 Proceeds from issuance of long-term debt ................................           2,900              146,250
 Proceeds from long-term credit facility .................................         177,000                   --
 Principal payments on long-term debt and capital lease obligations ......         (83,439)             (74,876)
 Exercise of common stock options ........................................             124                1,270
 Preferred dividends .....................................................              --               (1,012)
                                                                                 ---------            ---------
Net cash provided by financing activities ................................          21,585               61,569
                                                                                 ---------            ---------
Net increase (decrease) in cash ..........................................          10,625               (6,967)
Cash at beginning of period ..............................................          25,791               28,529
                                                                                 ---------            ---------
Cash at end of period ....................................................       $  36,416            $  21,562
                                                                                 =========            =========
Supplemental disclosures of cash flow information:
 Cash payments during period:
   Interest (net of amount capitalized) ..................................       $  22,337            $  19,421
                                                                                 =========            =========
   Income taxes ..........................................................       $   3,886            $   7,968
                                                                                 =========            =========

     See accompanying notes to consolidated condensed financial statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     (1) These statements should be read in conjunction with the Consolidated Financial Statements and related notes which are included in the Company's Annual Report for the fiscal year ended April 27, 1997.

     (2) The interim consolidated condensed financial information furnished herein is unaudited. The information reflects all adjustments (which include only normal recurring adjustments) which are, in the opinion of management, necessary to a fair statement of the financial position and the results of operations for the periods included in this report.

     (3) Inventories consist of the following:



                                             February 1, 1998     April 27, 1997
                                            ------------------   ---------------
                                                       (In thousands)
                                                (Unaudited)
      Fresh and processed meats .........        $172,533            $183,480
      Hogs on farms .....................          51,536              44,563
      Manufacturing supplies ............          18,218              15,732
      Other .............................          10,173               9,501
                                                 --------            --------
                                                 $252,460            $253,276
                                                 ========            ========

    (4) In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share", ("SFAS 128") which is effective this quarter. All earnings per share amounts for all periods are presented to conform the SFAS 128 requirements. The computation for basic and dilutive net income per share follows:



                                                        14 Weeks           13 Weeks           40 Weeks           39 Weeks
                                                          Ended              Ended              Ended             Ended
                                                    February 1, 1998   January 26, 1997   February 1, 1998   January 26, 1997
                                                   ------------------ ------------------ ------------------ -----------------
                                                                     (In thousands, except per share data)
 Net income ......................................      $ 23,719           $15,734            $ 32,726          $ 25,497
 Dividends on preferred stock ....................            --              (337)                 --            (1,012)
                                                        --------           -------            --------          --------
 Net income available to common stockholders .....      $ 23,719           $15,397            $ 32,726          $ 24,485
                                                        ========           =======            ========          ========

 Average common shares outstanding: ..............
   Basic .........................................        37,537            36,073              37,531            36,046
   Dilutive stock options ........................         2,244             1,520               2,156             1,091
   Dilutive convertible preferred stock ..........            --             1,333                  --                --
                                                        --------           -------            --------          --------
   Diluted .......................................        39,781            38,926              39,687            37,137
                                                        ========           =======            ========          ========

 Net income per common share: ....................
   Basic .........................................      $    .63           $   .43            $    .87          $    .68
                                                        ========           =======            ========          ========
   Diluted .......................................      $    .60           $   .40            $    .82          $    .66
                                                        ========           =======            ========          ========

     (5) On February 9, 1998, the Company issued $200 million of 10-year 7.625% senior subordinated notes. The net proceeds from the sale of the notes were used to repay indebtness classified as long-term debt under the Company's revolving credit facilities with the balance invested temporarily in short-term marketable debt securities.

     (6) In August 1997, the U.S. District Court for the Eastern District of Virginia imposed $12.6 million in civil penalties against the Company in a civil action brought by the U.S. Environmental Protection Agency. This amount is reflected as a nonrecurring charge in the forty weeks ended February 1, 1998. In December 1997, the Company filed an appeal of the Court's judgment with the U.S. Court of Appeals for the Fourth Circuit.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
       NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- Continued


     (7) In August 1997, the Board of Directors of the Company declared a 2-for-1 stock split of the Company's common stock. Common shares outstanding and net income per share amounts have been adjusted in the consolidated condensed statements of income to reflect the stock split. Also in August 1997, the Company's stockholders approved an increase in the number of authorized common shares from 25,000,000 to 100,000,000 and approved the reincorporation of the Company in Virginia from Delaware. The reincorporation does not affect the manner in which the Company operates. Since Virginia law does not recognize treasury stock, the shares previously classified as treasury stock were returned to unissued resulting in a reduction in common stock and additional paid-in capital for the cost basis of the shares.

      No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of any offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.


                       --------------------------------
                               TABLE OF CONTENTS

Available Information ....................................       3
Incorporation of Certain Documents
   By Reference ..........................................       3
Forward Looking Statements ...............................       5
Summary ..................................................       6
Risk Factors .............................................      13
Use of Proceeds ..........................................      16
Exchange Offer ...........................................      16
Capitalization ...........................................      23
Selected Historical Consolidated Financial Data ..........      24
Management's Discussion and Analysis of Financial
   Condition and Results of Operations ...................      26
Business .................................................      33
Management ...............................................      39
Principal Shareholders ...................................      40
Related Party Transactions ...............................      41
Book-Entry, Delivery and Form ............................      69
Senior Subordinated Notes Registration Agreement .........      71
Plan of Distribution .....................................      72
Legal Matters ............................................      73
Experts ..................................................      73
Index to Financial Statements ............................      F-1

      Until September 7, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when selling Exchange Notes received in exchange for Senior Subordinated Notes held for their own account.




Prospectus



$200,000,000


Smithfield Foods, Inc.


Offer to Exchange $200,000,000 Aggregate Principal Amount, of 7 5/8% Senior Subordinated Notes Due 2008 (Exchange Notes) for $200,000,000 Aggregate Principal Amount of outstanding 7 5/8% Senior Subordinated Notes Due 2008 (Senior Subordinated Notes)











June 9, 1998